  As filed with the Securities and Exchange Commission on September 13, 2001


                                                Registration No. 333-68240

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                    TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                            TYCO INTERNATIONAL LTD.
            (Exact name of Registrant as specified in its charter)

         Bermuda                     7382                  Not Applicable
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial           Identification Number)
     Incorporation or        Classification Code
      Organization)                Number)

                                ---------------

                        The Zurich Centre, Second Floor
                               90 Pitts Bay Road
                            Pembroke HM 08, Bermuda
                                (441) 292-8674*
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------

                                Mark H. Swartz
                       c/o Tyco International (US) Inc.
                                 One Tyco Park
                          Exeter, New Hampshire 03833
                                (603) 778-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

* Tyco International Ltd. maintains its registered and principal executive offices at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                                  Copies To:
 Abbe L. Dienstag, Meredith B. Cross,  Fati Sadeghi, Esq.   Victor I. Lewkow,
       Esq.               Esq.          Senior Corporate          Esq.
   Kramer Levin     Wilmer, Cutler &         Counsel        Cleary, Gottlieb,
    Naftalis &          Pickering      Tyco International   Steen & Hamilton
    Frankel LLP      2445 M Street,         (US) Inc.       One Liberty Plaza
 919 Third Avenue         N.W.            One Tyco Park    New York, New York
New York, New York  Washington, D.C.       Exeter, New            10006
       10022              20037          Hampshire 03833     (212) 225-2000
  (212) 715-9100     (202) 663-6000      (603) 778-9700


                                ---------------

   Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


                                ---------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   This registration statement registers common shares of Tyco International Ltd. deliverable in the offer of Tyco Acquisition Corp. XXIV (NV), a wholly-owned subsidiary of Tyco, for shares of common stock of Sensormatic Electronics Corporation and, if the offer is consummated, the merger of Sensormatic with and into Tyco Acquisition. Sensormatic also has outstanding 690,000 shares of 6 1/2% convertible preferred stock. If the offer is consummated, shares of convertible preferred stock not theretofore converted will be redeemed for cash prior to the merger.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus may be changed. We may not complete the + +offer and issue these securities until the registration statement filed with + +the Securities and Exchange Commission is effective. This prospectus is not + +an offer to sell these securities and we are not soliciting offers to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                 [LOGO OF TYCO]

                                    Offer of

                        Tyco Acquisition Corp. XXIV (NV)

                                  to Exchange
                                 Common Shares
                                       of

                            Tyco International Ltd.

                            Having a Value of $24.00
    (determined and subject to an exception as described in this prospectus)
                                      for
                             Each Outstanding Share
                                of Common Stock
                                       of

                      Sensormatic Electronics Corporation


           The offer and withdrawal rights will expire at 6:00 P.M., New York City time, on Monday, October 1, 2001, unless extended.

  On August 3, 2001, Tyco Acquisition Corp. XXIV (NV), a wholly-owned subsidiary of Tyco International Ltd., entered into an Agreement and Plan of Merger with Sensormatic Electronics Corporation. Tyco Acquisition's obligations under the merger agreement are guaranteed by Tyco. Tyco Acquisition is making this offer in accordance with the terms of the merger agreement. The Sensormatic board of directors unanimously recommends that Sensormatic common stockholders accept this offer and tender their shares pursuant to this offer.

  Tyco Acquisition is offering to exchange a fraction of a Tyco common share for each outstanding share of Sensormatic common stock that is validly tendered and not properly withdrawn. The fraction of a Tyco common share to be exchanged for each Sensormatic common share will equal $24.00 divided by a five trading day average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets. This average will be calculated for the five consecutive trading days ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer. If the Tyco average share price is less than $46.25, Tyco may terminate the agreement unless Sensormatic's board of directors agrees to an exchange ratio of 0.5189 Tyco common shares for each Sensormatic common share, in which event Sensormatic common stockholders would receive a fraction of a Tyco common share valued, based on such average share price, at less than $24.00 for each Sensormatic common share.

  Our obligation to exchange Tyco common shares for Sensormatic common shares is subject to the conditions listed under "Conditions of the Offer," including, among others, the condition that prior to expiration of the offer there be validly tendered and not properly withdrawn at least a majority of the outstanding Sensormatic common shares on a fully-diluted basis, and that we have received U.S. and material non-U.S. regulatory approvals. If the offer is consummated, it will be followed by a merger of Sensormatic with and into Tyco Acquisition. In the merger, each Sensormatic common share not exchanged in the offer will be exchanged for the same fraction of a Tyco common share received for each Sensormatic common share in the offer.

  Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI." Sensormatic's common shares are listed on the New York Stock Exchange under the symbol "SRM."


  See "Risk Factors" beginning on page 13 for a discussion of risks which should be considered by Sensormatic common stockholders with respect to the offer and merger.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Tyco common shares to be issued in the offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is September 10, 2001

   This document incorporates important business and financial information about Tyco and Sensormatic from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the web site the SEC maintains at www.sec.gov, as well as from other sources. See "Where You Can Find More Information" beginning on page 1. You also may request copies of these documents from us, without charge, upon written or oral request to our information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, collect at 1-212-929-5500 or toll-free at 1-800-322-2885.

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION.......................................   1
QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION......................   3
SUMMARY...................................................................   7
  Introduction............................................................   7
  Information About Tyco and Sensormatic..................................   7
  The Offer...............................................................   9
  Approval of the Merger..................................................  11
  Tax Treatment...........................................................  11
  Accounting Treatment....................................................  12
  Risk Factors............................................................  12
  Comparison of Rights of Stockholders of Sensormatic and Shareholders of
   Tyco...................................................................  12
RISK FACTORS..............................................................  13
FORWARD-LOOKING INFORMATION...............................................  16
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND SENSORMATIC...  17
  Selected Consolidated Historical Financial Data of Tyco.................  18
  Selected Consolidated Historical Financial Data of Sensormatic..........  20
RECENT DEVELOPMENT OF SENSORMATIC.........................................  21
COMPARATIVE PER SHARE INFORMATION.........................................  22
COMPARATIVE MARKET VALUE INFORMATION......................................  23
COMPARATIVE PER SHARE PRICES AND DIVIDENDS................................  24
REASONS OF TYCO FOR THE OFFER AND THE MERGER..............................  26
RECOMMENDATION OF THE BOARD OF DIRECTORS OF SENSORMATIC; REASONS OF
 SENSORMATIC FOR THE OFFER AND THE MERGER.................................  26
BACKGROUND OF THE OFFER...................................................  27
FINANCIAL FORECASTS.......................................................  29
THE OFFER.................................................................  30
  Timing of the Offer.....................................................  31
  Extension, Subsequent Offering Period, Termination and Amendment........  31
  Exchange of Sensormatic Common Shares; Delivery of Tyco Common Shares...  32
  Cash Instead of Fractional Tyco Common Shares...........................  33
  Procedure for Tendering Shares..........................................  33
  Withdrawal Rights.......................................................  34
  Guaranteed Delivery.....................................................  35
  Effect of Tender........................................................  36
  Direct Registration System..............................................  36
  Material U.S. Federal Income Tax and Bermuda Tax Consequences...........  37
  Purpose of the Offer; The Merger; Appraisal Rights......................  40
  Conditions of the Offer.................................................  42
  Dividends and Distributions.............................................  44
  Regulatory Approvals....................................................  44
  Certain Effects of the Offer............................................  46
  Accounting Treatment....................................................  48
  Redemption of Sensormatic Preferred Stock...............................  48
  Prepayment of Sensormatic Notes.........................................  48
  Fees and Expenses.......................................................  49
  Stock Exchange Listing..................................................  49
THE MERGER AGREEMENT......................................................  50
  General.................................................................  50
  The Offer...............................................................  50
  The Merger..............................................................  51

  Merger Consideration.....................................................  52
  Exchange of Sensormatic Common Shares....................................  53
  Sensormatic Board of Directors...........................................  54
  Representations and Warranties...........................................  54
  Conduct of Business by Sensormatic.......................................  54
  Conduct of Business of Tyco..............................................  56
  No Solicitation..........................................................  56
  Certain Other Covenants..................................................  58
  Conditions to the Merger.................................................  61
  Termination; Fees and Expenses...........................................  61
  Amendment and Waiver; Parties in Interest................................  65
  Guarantee................................................................  65
AGREEMENTS WITH SENSORMATIC AND ITS AFFILIATES.............................  65
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SENSORMATIC AND SHAREHOLDERS
 OF TYCO...................................................................  67
LEGAL EXPERTS..............................................................  81
EXPERTS....................................................................  81
MISCELLANEOUS..............................................................  82
SCHEDULES
  Schedule I: Certain Information Concerning the Directors and Executive
   Officers of Tyco International Ltd. .................................... S-1
  Schedule II: Certain Information Concerning the Directors and Executive
   Officers of Tyco Acquisition Corp. XXIV (NV)............................ S-4
ANNEX
  Annex A: Agreement and Plan of Merger by and between Tyco Acquisition
   Corp. XXIV (NV) and Sensormatic Electronics Corporation, dated as of
   August 3, 2001, including Guarantee of Tyco International Ltd. ......... A-1

                      WHERE YOU CAN FIND MORE INFORMATION

   Tyco and Sensormatic file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

   The filings of Tyco and Sensormatic with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

   You can also inspect reports, proxy statements and other information about Tyco and Sensormatic at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain information about the offer. You may obtain copies of the Form S-4 and the Schedule TO and the exhibits and any amendments to those documents in the manner described above.

   Sensormatic has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer, a copy of which is being furnished to Sensormatic common stockholders together with this prospectus. You may obtain a copy of the Schedule 14D-9, including the exhibits and any amendments to that document, in the manner described above.

   The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained in any subsequent filing or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Tyco and Sensormatic have previously filed with the SEC. These documents contain important information about Tyco and Sensormatic and their finances.

   TYCO SEC FILINGS (File No.
   001-13836)                                        PERIOD
   --------------------------                        ------
   Annual Report on Form 10-K               Fiscal year ended September 30,
                                            2000

   Quarterly Reports on Form 10-Q           Quarterly periods ended December
                                            31, 2000, March 31, 2001 and June
                                            30, 2001

   Current Reports on Form 8-K              Filed on November 1, 2000, November
                                            15, 2000, February 9, 2001, March
                                            15, 2001, March 29, 2001, April 3,
                                            2001, May 24, 2001, June 15, 2001,
                                            July 25, 2001, August 3, 2001 and
                                            August 16, 2001

   The description of Tyco                  Filed on March 1, 1999
    common shares as set forth
    in its Registration
    Statement on Form 8-A/A

   SENSORMATIC SEC FILINGS (File
   No. 001-10739)                                       PERIOD
   -----------------------------                        ------
   Annual Report on Form 10-K      Fiscal year ended June 30, 2000

   Quarterly Reports on Form 10-Q  Quarterly periods ended September 30, 2000,
                                   December 31, 2000 and March 31, 2001

   Current Report on Form 8-K      Filed on August 6, 2001

   The description of Sensormatic Filed on May 14, 1991 common stock in its
    Registration Statement on
    Form 8-A

   All documents filed by Tyco and Sensormatic with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that the merger is consummated, or, if the offer is terminated without shares being accepted for exchange, the date of termination, will also be deemed to be incorporated herein by reference. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included in any subsequent filing or in this document. Any references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 contained in any documents incorporated by reference are specifically excluded from incorporation into this document.


   Documents incorporated by reference are available from us without charge upon request to our information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, collect at 1-212-929-5500 or toll-free at 1-800-322-2885. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that which is contained in this document or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q. What are Tyco and Sensormatic proposing?

A. Tyco Acquisition Corp. XXIV (NV), a subsidiary of Tyco International Ltd., has entered into a merger agreement with Sensormatic Electronics Corporation. Tyco has guaranteed the obligations of Tyco Acquisition in the merger agreement. In accordance with this agreement, Tyco Acquisition is offering to exchange a fraction of a Tyco common share, determined as described in the response to the next question, for each outstanding share of Sensormatic common stock. After the offer is completed, Sensormatic will merge with and into Tyco Acquisition. As a result of the offer and the merger, Sensormatic will become a wholly-owned subsidiary of Tyco.

Q. What will I receive in exchange for my Sensormatic common shares?

A. We are offering to exchange a fraction of a Tyco common share for each outstanding share of Sensormatic common stock that is validly tendered and not properly withdrawn. Except as set forth in the next paragraph, the fraction of a Tyco common share which we will exchange for each Sensormatic common share validly tendered in the offer will equal $24.00 divided by a five trading day average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets. This average will be calculated for the five consecutive trading days ending on September 25, 2001, the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer.

    If the average share price of Tyco common shares is less than $46.25, Tyco Acquisition has the right to terminate the merger agreement unless, after Tyco Acquisition gives Sensormatic written notice of its intention to terminate the merger agreement, the Sensormatic board of directors, in its sole discretion, agrees to an exchange ratio of 0.5189, the exchange ratio determined by dividing $24.00 by $46.25. Based on an average share price that is less than $46.25, this 0.5189 exchange ratio would give Sensormatic common stockholders Tyco common shares valued at less than $24.00 for each share of Sensormatic common stock. In this circumstance, Tyco Acquisition and Sensormatic could also agree to a higher exchange ratio, although neither Tyco Acquisition nor Sensormatic is under any obligation to do so. If the average share price of Tyco's common shares is less than $46.25 and Tyco Acquisition does not give Sensormatic written notice of its intention to terminate the merger agreement, Sensormatic stockholders will receive $24.00 in value of Tyco common shares for each Sensormatic common share based on the average share price.

    You will not receive any fractional Tyco common shares in the offer. Instead, you will receive cash in an amount equal to the value, based upon the average Tyco common share price, of any fractional share you would otherwise have been entitled to receive.

Q. How can I find out the final exchange ratio?

A. We will issue a press release announcing the exchange ratio once it has been determined. The press release will be filed with the SEC on Form 425 in accordance with SEC rules. In addition, you can call MacKenzie Partners, Inc., our information agent, collect at 1-212-929-5500 or toll free at 1-800-322-2885 for the average Tyco common share price for the preceding five trading days and the exchange ratio that would be in effect if these five trading days had been the relevant period for determining the average share price. Once the actual Tyco average share price and the exchange ratio are determined, you can obtain this information by calling the MacKenzie Partners telephone numbers.


Q. How long will it take to complete the offer and the merger?

A. We hope to complete the offer in October of 2001, with the timing dependent upon when we receive regulatory clearances. See "Antitrust" beginning on page 45. We expect to complete the merger shortly after we complete the offer if we acquire at least 90% of the Sensormatic common shares in the offer. If less than 90% of the shares are tendered in the offer, then the merger will require Sensormatic stockholder approval, and we will complete the merger shortly after the special meeting of Sensormatic stockholders to approve the merger. In either case, however, we can only complete the merger if all shares of Sensormatic's 6 1/2% convertible preferred stock cease to be outstanding. As discussed below, Sensormatic has agreed to call all such shares for redemption following the initial acceptance of shares for exchange in the offer. If any shares of convertible preferred stock are outstanding when the offer is completed, we will have to wait until all such shares are converted or for the expiration of the 30-day call period for the preferred stock before completing the merger. See the question and answer below relating to the treatment of the convertible preferred stock.

Q. Will I have to pay any fees or commissions?

A. If you are the record owner of your Sensormatic common shares and you tender your Sensormatic common shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q. Does Sensormatic support the offer and the merger?

A. Yes. Sensormatic's board of directors unanimously recommends that Sensormatic common stockholders accept the offer and tender their shares pursuant to the offer. Sensormatic's board of directors determined, by the unanimous vote of the directors present at a special meeting, that the terms of the offer and the merger are advisable, fair to, and in the best interests of, Sensormatic's common stockholders. Sensormatic's board of directors has also approved the merger agreement and the merger. You should note the potential for conflicts of interest and the benefits available to Sensormatic directors when considering Sensormatic's board of directors' recommendation to approve the offer and the merger. Sensormatic officers and directors have employment agreements, benefit plans, stock options and rights to indemnification that provide them with interests in the merger that may be considered different from, or in addition to, interests of Sensormatic stockholders.

   Information about the recommendation of Sensormatic's board of directors, and potential conflicts of interest, is more fully set forth in Sensormatic's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Sensormatic stockholders together with this prospectus.

Q. What percentage of Tyco common shares will Sensormatic stockholders own after the offer and the merger?

A. After completion of the merger, former Sensormatic stockholders will own in the aggregate approximately 2% of the outstanding Tyco common shares.

Q. How do I participate in your offer?

A.  To tender your Sensormatic common shares, you should do the following:

  . If you hold shares in your own name, complete and sign the enclosed letter of transmittal according to its instructions and return it with your share certificates, if applicable, to Mellon Investor Services LLC, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer or comply with the guaranteed delivery procedures.

  . If you hold your shares in "street name" through a broker or other nominee, instruct your nominee to tender your shares before the expiration date.

  For more information on the timing of the offer, extensions of the offer period and your rights to withdraw your Sensormatic common shares from the offer before the expiration date, please refer to "The Offer" beginning on page 30.

Q. Will I receive a physical certificate for the Tyco common shares that are delivered to me in the offer?

A. No. If you are a record holder of Sensormatic common shares, your shares will be issued under Tyco's Direct Registration System. This means your shares will be held in an account maintained by Mellon Investor Services, Tyco's transfer agent. If you want a physical certificate, you may request one at any time. If you hold your Sensormatic common shares through a bank, broker or other nominee you will initially hold your Tyco common shares through that nominee.

Q. Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A. No. Effectiveness of the registration statement is not necessary for the offer to commence. The SEC rules permit offers to begin before the related registration statement has become effective, and we are taking advantage of those rules with the goal of acquiring Sensormatic as quickly as we can. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, if permissible, waived.

Q. Are Tyco's financial condition and results relevant to my decision to tender my shares in the offer?

A. Yes. You should consider Tyco's financial condition and results before you decide whether to tender your shares in the offer because shares of Sensormatic accepted in the offer will be exchanged for Tyco common shares. In considering Tyco's financial condition and results, you should review this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about Tyco.

Q. If I decide not to tender, what will happen to my shares?

A. If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same fraction of a Tyco common share for each Sensormatic common share you own as if you had tendered your Sensormatic common shares in the offer, without interest.

Q. Will Sensormatic continue as a public company?

A. No. If the merger occurs, Sensormatic will no longer be publicly owned. Even if the merger does not occur, if we purchase the tendered shares, there may be so few remaining Sensormatic common stockholders and publicly held Sensormatic common shares that the shares may no longer be eligible to be quoted on the New York Stock Exchange or other securities markets, there may not be a public trading market for the shares and Sensormatic may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies.

Q. What will happen to Sensormatic's convertible preferred stock?

A. Sensormatic presently has outstanding 690,000 shares of convertible preferred stock. Each Sensormatic preferred share is convertible into approximately 12.8 Sensormatic common shares. This conversion ratio is determined by dividing the $250 liquidation preference of each Sensormatic preferred share by the conversion price of $19.52. Within one day following the initial acceptance of shares of Sensormatic common stock for exchange in the offer, Sensormatic will call all then outstanding shares of convertible preferred stock for redemption at a redemption price of 103.71% of liquidation preference plus accrued and unpaid dividends. The redemption will take effect on a redemption date that is 30 days from the date that Sensormatic issues the redemption notice. Holders of Sensormatic preferred shares may convert their preferred shares into Sensormatic common shares and tender these common shares at any time during the pendency of the offer. In connection with the offer, we and Sensormatic are delivering to the holders of Sensormatic preferred shares a notice of conversion and letter of transmittal to enable them to convert their preferred shares into Sensormatic common shares immediately prior to the initial acceptance of Sensormatic common shares or during a subsequent offering period and to tender the common shares issuable upon conversion in a single step. If the offer is not consummated, the preferred shares delivered pursuant to the notice of conversion and letter of transmittal will not be converted. This procedure is also designed to preserve the right of holders of Sensormatic preferred stock, who would be entitled to the dividend on the Sensormatic preferred stock payable on October 1, 2001, to receive such dividend. If the offer is consummated, Sensormatic preferred shares that are not converted will be redeemed on the redemption date so that no shares of convertible preferred stock will be outstanding at the time of the merger.

Q. Where can I find out more information about Tyco and Sensormatic?

A. You can find out information about Tyco and Sensormatic from various sources described under "Where You Can Find More Information" beginning on page 1.

Q. Who can I call with questions about the offer?

A. You can contact our information agent, MacKenzie Partners, Inc., collect at 1-212-929-5500 or toll-free at 1-800-322-2885.

                                    SUMMARY

   This summary highlights selected information from this document and does not contain all of the information that is important to you. To better understand the offer and the merger and for a more complete description of the legal terms of the offer and the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where You Can Find More Information" beginning on page 1. In particular, you should read the documents attached to this document, including the merger agreement attached as Annex A hereto, and you should read Sensormatic's Solicitation/Recommendation Statement on Schedule 14D-9 enclosed with this prospectus. Unless otherwise indicated, "Sensormatic common shares" or the "shares" refers to shares of common stock of Sensormatic Electronics Corporation and "we," "our" and "us" refers to Tyco International Ltd. and its wholly-owned subsidiary, Tyco Acquisition Corp. XXIV
(NV), through which we are proposing to acquire Sensormatic.

                                  Introduction

   We propose to acquire Sensormatic. We are offering to exchange a fraction of a Tyco common share having a value of $24.00, determined as described below, for each Sensormatic common share validly tendered and not properly withdrawn. The fraction of a Tyco common share to be exchanged for each Sensormatic common share will equal $24.00 divided by a five trading day average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets. This average will be calculated for the five consecutive trading days ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer. Under certain circumstances the value of the Tyco common shares to be received for each Sensormatic common share will be less than $24.00. See the risk factor entitled "Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share" beginning on page 13.

   After completion of the offer, Sensormatic will merge with and into Tyco Acquisition. Each Sensormatic common share which has not been exchanged in the offer will be converted in the merger into the same fraction of a Tyco common share as is exchanged in the offer for each Sensormatic common share.

                     Information About Tyco and Sensormatic

Tyco International Ltd.
The Zurich Centre, Second Floor
90 Pitts Bay Road
Pembroke HM 08, Bermuda
(441) 292-8674

   Tyco is a diversified manufacturing and service company that, through its subsidiaries:

  . designs, manufactures and distributes electrical and electronic components and multi-layer printed circuit boards;

  . designs, manufactures and distributes disposable medical supplies and other specialty products;

  . designs, manufactures, installs and services fire detection and suppression systems, installs, monitors and maintains electronic security systems and designs, manufactures, distributes and services specialty valves;

  . designs, engineers, manufactures, installs, operates and maintains undersea cable communications systems; and

  . offers vendor, equipment, commercial, factoring, consumer and structured financing and leasing capabilities through its indirect wholly-owned subsidiary, The CIT Group, Inc., acquired on June 1, 2001.

   Tyco operates in more than 100 countries around the world and expects revenues for its fiscal year ending September 30, 2001 to exceed $38 billion.

   Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in its existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

   Tyco reviews acquisition opportunities in the ordinary course of business, some of which may be material and some of which are currently under investigation, discussion or negotiation. There can be no assurance that any of these acquisitions will be consummated.

   Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI."

   Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco's principal United States subsidiaries and of Tyco Acquisition are located at One Tyco Park, Exeter, New Hampshire 03833, and the telephone number there is (603) 778-9700.

   For additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page 1.

Sensormatic Electronics Corporation
951 Yamato Road
Boca Raton, FL 33431
(561) 989-7000

   Sensormatic is a global leader in electronic security. Sensormatic develops, manufactures, markets, distributes and services advanced lines of electronic security products for article protection, video surveillance, access control and asset tracking. Sensormatic has three product divisions: electronic article surveillance systems, video systems, including closed circuit television, and access control and asset tracking and management systems. Sensormatic's electronic article surveillance products include reusable hard tags and disposable labels used with its detection and deactivation systems. Sensormatic's video systems include various types of micro-processor-controlled closed circuit television cameras, digital recording devices and monitoring systems. Sensormatic's access control and asset tracking and management systems provide intelligent tagging, tracking and access systems to monitor the movements of people and assets.

   Sensormatic's customers include 93 of the top 100 retailers in the world, as well as more than half of the Fortune 500 companies. Sensormatic employs approximately 5,500 individuals and has one of its industry's largest network of sales, service and support professionals, along with an extensive network of third party dealers and distributors, meeting the needs of customers in 113 countries.

   For additional information regarding Sensormatic's business, please see Sensormatic's Form 10-K and other filings with the SEC, which are incorporated by reference into this document. See "Where You Can Find More Information" on page 1.

                              The Offer (Page 30)

 Conditions Of the Offer

   Our obligation to exchange Tyco common shares for Sensormatic common shares pursuant to the offer is subject to the satisfaction of several conditions including:

  . at least a majority of the outstanding Sensormatic common shares, on a fully-diluted basis, having been validly tendered and not properly withdrawn;

  . waiting periods under applicable U.S. and material non-U.S. antitrust laws having expired or been terminated;

  . the registration statement of which this prospectus is a part having been declared effective by the SEC;

  . the shares of Tyco to be issued in the offer and merger having been approved for listing on the New York Stock Exchange;

  . the tax opinions of PricewaterhouseCoopers LLP and Cleary, Gottlieb, Steen & Hamilton, described in "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page 37, not having been withdrawn;


  . Sensormatic not having breached any covenant, representation or warranty in a manner that would have a material adverse effect, as defined in the merger agreement, on Sensormatic;

  . there not having occurred any other event that is reasonably likely to result in a material adverse effect on Sensormatic;

  . no proceeding having been instituted, pending or threatened by a governmental authority seeking to prohibit or restrain the offer or impose conditions that would have a material adverse effect on Sensormatic or materially restrict the safety or security business of Tyco;

  . no law having been enacted or order entered having the foregoing consequences; and

  .  the merger agreement not having been terminated.

   The first five of these conditions are referred to as the basic conditions of the offer and we cannot waive these conditions without Sensormatic's consent. There are also other conditions to the offer. For further details, see "Conditions of the Offer" beginning on page 42.


 Timing; Extension, Termination and Amendment of the Offer

   Our offer is currently scheduled to expire at 6:00 p.m. New York City time on Monday, October 1, 2001. However, if the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer from time to time for such amount of time as is reasonably necessary to permit such conditions to be satisfied or waived; provided, that
(a) without Sensormatic's consent, no single extension shall exceed 10 business days and (b) we will not be required to extend the offer beyond March 3, 2002. We will also extend the offer for any period required by any rule or regulation of the SEC applicable to the offer, but we are not required to do so beyond March 3, 2002. During any such extension, all Sensormatic common shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Sensormatic common shares.

   If all the conditions to the offer are satisfied or waived, we will accept all tendered shares for exchange following the expiration date in effect at the time of acceptance. We may thereafter extend the offer for an additional period or periods totaling between three and 20 business days. During this extension period, which we refer to as a subsequent offering period, we will promptly accept for exchange all Sensormatic common shares that are validly tendered. We expect to provide a subsequent offering period if less than 90% of the Sensormatic common shares on a fully-diluted basis have been tendered or any shares of Sensormatic's convertible preferred stock remain outstanding at the time Sensormatic common shares are initially accepted for exchange in the offer.

   We reserve the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offer; provided, however, that without the prior written consent of Sensormatic:

  .  the basic conditions may not be changed or waived, and

  . no change may be made that changes the form or decreases the amount of consideration to be paid, decreases the number of shares sought in the offer, imposes conditions to the offer in addition to those set forth in the merger agreement, changes the offer conditions, extends the expiration date of the offer beyond the initial expiration date of the offer, except as described above, or makes any other change to any of the terms of and conditions to the offer that is adverse to the holders of the Sensormatic common shares.

   Any increase in the exchange ratio or other change, amendment, extension or termination of the offer will be made by giving written or oral notice to the exchange agent.

   We will follow any change, amendment, extension or termination with a public announcement as promptly as practicable. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a news wire service with national circulation in the United States.

 Exchange of Shares; Delivery of Tyco Common Shares

   According to the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any such extension or amendment, we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date.

 Withdrawal Rights

   Your tender of Sensormatic common shares pursuant to the offer is irrevocable. However, other than during the subsequent offering period, Sensormatic common shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after October 21, 2001. Sensormatic common shares tendered during the subsequent offering period will be accepted promptly following tender.

 Procedure for Tendering Shares

   For you to validly tender Sensormatic common shares pursuant to our offer,

  . you must transmit to the exchange agent, and the exchange agent must receive a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, along with any required signature guarantees, the share certificates, and any other required documents, at one of the exchange agent's addresses set forth on the back cover of this prospectus, or you must tender your Sensormatic common shares pursuant to the procedures for book-entry tender set forth in "The Offer" beginning on page 30, and receive a confirmation of receipt of such tender, in each case before the expiration date, or

  . you must comply with the guaranteed delivery procedures set forth in "Guaranteed Delivery" beginning on page 35.


 No Solicitation Provisions; Termination Fee and Expenses

   Sensormatic has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. Sensormatic may respond to unsolicited transaction proposals if required by the Sensormatic board's fiduciary duties. Sensormatic must promptly notify Tyco if it receives proposals for any such alternative acquisition transactions. For further details, see "No Solicitation" beginning on page 56.

   If the merger is terminated under specified circumstances, generally including an alternative acquisition transaction, Sensormatic may be required to pay a termination fee of $70 million to Tyco and pay reasonable out-of-pocket expenses of up to $5 million to Tyco and Tyco Acquisition. Tyco Acquisition may be required to pay to Sensormatic up to $5 million of Sensormatic's reasonable out-of-pocket expenses if the merger is terminated under certain circumstances. See "Termination; Fees and Expenses" beginning on page 61 for a discussion of the circumstances in which the fee and expenses are payable.


   The termination fee and the no-solicitation provisions may have the effect of discouraging persons who might be interested in entering into an acquisition transaction with Sensormatic from proposing an alternative acquisition transaction.

                        Approval of the Merger (Page 40)

   If at the end of the offer, including any subsequent offering period, we have received at least a majority but less than 90% of the outstanding Sensormatic common shares, we will effect a long-form merger as permitted under Delaware law which would require notice to and approval by Sensormatic stockholders. If a vote is required, we will vote our majority shares in favor of the merger, so that approval of the merger will be assured. If at the end of the offer we have received 90% or more of the outstanding Sensormatic common shares, we will effect a short-form merger as permitted under Delaware law, which would not require approval by the stockholders of Sensormatic.

                          Tax Treatment (Page 37)


   Sensormatic and Tyco have received opinions that the offer and the merger will qualify as a tax-free reorganization for United States federal income tax purposes, provided that the offer and the merger are completed under the current terms of the merger agreement, including the requirement that the merger is consummated as soon as practicable after consummation of the offer.

   Provided that the offer and the merger qualify as a tax-free reorganization, a Sensormatic stockholder's receipt of Tyco common shares in the offer or the merger generally will be tax-free for United States federal income tax purposes, except for taxes resulting from the receipt of cash, if any, instead of a fraction of a Tyco common share. The above described tax treatment of the offer and the merger to Sensormatic stockholders depends on, among other things, some facts that will not be known until the completion of the merger.

   To review tax consequences of the offer and the merger in greater detail, see "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page 37.

                      Accounting Treatment (Page 48)


   Tyco will account for the offer and the merger as a purchase for financial reporting purposes. The acquisition of Sensormatic would not be considered material to Tyco and, accordingly, Tyco is not required to include pro forma financial information in this prospectus.

                             Risk Factors (Page 13)

   In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should carefully take into account the following risk factors:

  . Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares per share of Sensormatic common stock;

  . the risks associated with integrating Sensormatic into Tyco, including the risk that the anticipated benefits of the business combination may not be fully realized;

  . the receipt of Tyco common shares in exchange for your Sensormatic common shares could be taxable to you;

  . the price of Tyco common shares could depend upon factors different than those affecting the price of Sensormatic common stock; and

  . the rights of shareholders of Tyco under Bermuda law in some ways are not as favorable as the rights of stockholders of Sensormatic under Delaware law.

   See "Risk Factors" beginning on page 13 for a more complete discussion of these factors.

  Comparison of Rights of Stockholders of Sensormatic and Shareholders of Tyco
                                 (Page 67)


   The rights of Tyco shareholders are governed by Bermuda law and Tyco's Memorandum of Association and Bye-laws. The rights of Sensormatic stockholders are governed by Delaware law and Sensormatic's Restated Certificate of Incorporation and Bylaws. The rights of Tyco shareholders under Bermuda law are different from the rights of stockholders of Sensormatic. For a summary of material differences between the rights of Tyco shareholders and Sensormatic stockholders, see "Comparison of Rights of Stockholders of Sensormatic and Shareholders of Tyco" beginning on page 67.

                                  RISK FACTORS

   In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus, the accompanying Solicitation/Recommendation Statement on Schedule 14D-9 of Sensormatic and the documents to which we refer you. You should also carefully consider the following factors:

Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share.

   Although the offer and the merger are designed to give Sensormatic stockholders $24.00 in value of Tyco common shares for each of their shares of Sensormatic common stock, they could receive less in market value. The merger agreement values the Tyco common shares that Sensormatic stockholders will receive based upon the average share price of the Tyco common shares computed by taking the average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, over the five consecutive trading days ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer. Sensormatic stockholders will receive less than $24.00 in value of Tyco common shares, calculated on the basis of the average share price, if the average share price is less than $46.25 and Sensormatic agrees to fix the exchange ratio at 0.5189, which is the exchange ratio determined by dividing $24.00 by $46.25, in order to prevent Tyco Acquisition from terminating the merger agreement. We also could agree with Sensormatic upon an exchange ratio that is higher than 0.5189 but that is lower than the ratio that would provide Sensormatic stockholders with $24.00 in value of Tyco common shares for each share of Sensormatic common stock. On the last trading date prior to the announcement of the merger agreement, the closing price for Tyco common shares was $52.78. The closing price of Tyco common shares on September 7, 2001, the last trading day prior to the date of this prospectus for which it was practical to obtain this price, was $46.58.


   Under the merger agreement, the Tyco common shares received by Sensormatic stockholders in exchange for their Sensormatic common stock are valued based upon the average share price calculated as described above. However, you will not receive your Tyco shares until some time after the average share price and the exchange ratio are determined. The exchange ratio will not change as a result of this time difference. Because of market fluctuations, the market price of the Tyco shares at the time you receive them is likely to be lower or higher than the average Tyco share price used to determine the exchange ratio. These fluctuations occur for many reasons, including changes in the business, operations or prospects of Tyco, regulatory considerations or general market or economic conditions. If the market price for Tyco common shares at the time you receive your Tyco common shares pursuant to the offer is less that the average share price specified above, Sensormatic stockholders would receive for each of their Sensormatic common shares Tyco common shares with a market value of less than $24.00.

   If you do not tender your shares in the offer and the offer is consummated, your shares will be exchanged for Tyco common shares in the subsequent merger of Sensormatic with and into Tyco Acquisition. The consideration you receive in the merger in exchange for your Sensormatic common shares will be the same as the consideration that you would have received had you exchanged your shares in the offer. In particular, the exchange ratio will not be re-adjusted based on the trading price of Tyco common shares or Sensormatic common shares at the time of the merger. Depending on the market value of Tyco common shares at the time of the merger, the value that you receive for your Sensormatic common shares in the merger could be less than $24.00 per share.

Benefits of the combination may not be realized.

   If we complete the proposed merger, we will integrate two companies that have previously operated independently. The consolidation of functions, the integration of departments, systems and procedures, and the relocation of staff may present management challenges. We may not be able to integrate the operations of Sensormatic with our operations without encountering difficulties. The integration may not be completed as rapidly as we expect or achieve the anticipated benefits of the merger. The successful integration of Tyco and Sensormatic will require, among other things, integration of Tyco's and Sensormatic's products and services, sales and marketing, information and software systems, coordination of employee retention, hiring and training, and coordination of ongoing and future research and development efforts. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could adversely affect the combined company's businesses.

The receipt of Tyco common shares could be taxable to you.

   Before the consummation of the offer and the merger, it cannot be determined whether the receipt of Tyco common shares in exchange for your Sensormatic common shares will be tax free to you for U.S. federal income tax purposes, although we expect this will be the case. Tax-free treatment depends upon facts and circumstances that will not be known until the consummation of the offer and the merger, particularly whether the merger will be consummated as soon as practicable after consummation of the offer, as required by the merger agreement. If, contrary to our expectations, the merger is not completed as soon as practicable after consummation of the offer, the merger and the offer may not be treated as an integrated transaction for U.S. federal income tax purposes, and, as a result, the receipt of Tyco common shares could be taxable to you.

   You are urged to consult your tax advisor to determine the specific tax consequences to you of the offer and the merger, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements. See "Material U.S. Federal Income Tax and Bermuda Tax Consequences" on page 37.


The trading price of Tyco common shares may be affected by factors different from those affecting the price of Sensormatic common stock; the Tyco common share price could decline following the offer and the merger.

   Upon completion of the offer and the merger, holders of Sensormatic common stock will become holders of Tyco common shares. Tyco's business differs from that of Sensormatic, and Tyco's results of operations, as well as the trading price of Tyco common shares, may be affected by factors different from those affecting Sensormatic's results of operations and the price of Sensormatic common shares. The price of Tyco common shares may decrease after the exchange ratio is determined, Sensormatic common shares are accepted for payment in the offer, or the merger is consummated.

The rights of shareholders of Tyco under Bermuda law in some ways are not as favorable as the rights of stockholders of Sensormatic under Delaware law.

   Tyco is a Bermuda company and Sensormatic is a Delaware corporation and after you receive Tyco shares in the offer or the merger you will become Tyco shareholders and all your rights as such shareholder will be governed by Bermuda law and Tyco's Memorandum of Association and Bye-laws.

  . Shareholders may be limited in their ability to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to stockholders of Sensormatic, such as class action lawsuits under U.S. federal and Delaware law, might not be available to Tyco shareholders.

  . The right to bring a derivative action in the name of a company for a wrong to the company committed by present or former directors of the company is more limited under Bermuda law than under Delaware law.

  . Under Bermuda law and Tyco's Bye-laws, only shareholders holding 5% or more of the outstanding Tyco common shares or numbering 100 or more are entitled to propose a resolution at a Tyco general meeting. Tyco's board of directors can waive these requirements, and the staff of the SEC has taken the position that the SEC's proxy rules may require Tyco to include in its proxy materials proposals of shareholders who do not satisfy such requirements. Sensormatic stockholders do not have to satisfy such requirements to propose a resolution at a Sensormatic stockholders meeting.

  . There are provisions in Sensormatic's Restated Certificate of Incorporation and Bylaws that could deter, delay or prevent a hostile or coercive third party bid to acquire Sensormatic. Tyco's Memorandum of Association and Bye-laws do not contain similar provisions.

                          FORWARD-LOOKING INFORMATION

   Certain statements contained in or incorporated by reference into this document are "forward-looking statements." All statements contained herein that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. In particular, any statements regarding the timing or benefits of the offer or the merger and the value of the Tyco common shares to be received by Sensormatic stockholders as consideration for the merger, as well as expectations with respect to future sales earnings, cash flows, operating efficiencies, product expansion, backlogs, financings and share repurchases are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and Sensormatic, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things:

  .  the impact of fluctuations in the share price of Tyco common shares;

  .  overall economic and business conditions;

  .  the demand for Tyco's and Sensormatic's goods and services;

  . competitive factors in the industries in which Tyco and Sensormatic compete;

  .  the risk factors described above under the heading "Risk Factors;"

  .  changes in U.S. and non-U.S. government regulations;

  . changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

  .  results of litigation;

  . interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations;

  . economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders;

  . the ability to achieve anticipated synergies in connection with the acquisition of Sensormatic, Tyco's recent acquisition of The CIT Group, Inc. and other acquisitions;

  . the timing, impact and other uncertainties of future acquisitions by Tyco; and

  . the timing of construction and the successful operation of the TyCom Global Network by Tyco's majority owned subsidiary, TyCom Ltd., Tyco's undersea cable communications business.

   These factors and the risk factors described in the previous section are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

   For additional factors that might affect such forward-looking statements with respect to Sensormatic, see Sensormatic's Annual Report on Form 10-K, Sensormatic's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and Sensormatic's other filings with the SEC. See "Where You Can Find More Information" on page 1.

    SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO AND SENSORMATIC

   The following information is being provided to assist you in analyzing the financial aspects of the merger. The selected financial information for Tyco for the nine months ended June 30, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. The data presented for Tyco for the nine months ended June 30, 2001 and 2000 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the nine months ended June 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2001. The selected financial information for Tyco for the fiscal years ended September 30, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000. The selected financial information for Tyco for the nine months ended September 30, 1997 was derived from the audited Consolidated Financial Statements included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000. The selected financial information for Tyco for the year ended December 31, 1996 was derived from the audited Consolidated Financial Statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999.

   The selected financial information for Sensormatic for the nine months ended March 31, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in Sensormatic's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001. The data presented for Sensormatic for the quarters ended March 31, 2001 and 2000 are unaudited and, in the opinion of Sensormatic's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Sensormatic's results for the nine months ended March 31, 2001 are not necessarily indicative of the results to be expected for the fiscal year ended June 30, 2001. Information on Sensormatic's unaudited financial results for the fiscal year and quarter ended June 30, 2001 is set forth under "Recent Development of Sensormatic" beginning on page 21. The selected financial information for Sensormatic for the years ended June 30, 2000, 1999 and 1998 was derived from the audited Consolidated Financial Statements included in Sensormatic's Annual Reports on Form 10-K for the years ended June 30, 2000 and 1999. The selected financial information for Sensormatic for the years ended June 30, 1997 and 1996 was derived from the audited Consolidated Financial Statements included in Sensormatic's Annual Reports on Form 10-K for the year ended June 30, 1997.

   The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and Sensormatic with the SEC. See "Where You Can Find More Information" on page 1.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO (1)

                           Nine Months Ended                                  Nine Months
                                June 30,         Year Ended September 30,        Ended      Year Ended
                          -------------------- ----------------------------- September 30, December 31,
                           2001(2)    2000(2)   2000(3)   1999(4)   1998(5)   1997(6)(7)    1996(8)(9)
                          ---------- --------- --------- --------- --------- ------------- ------------
                              (Unaudited)
                                              (in millions, except per share data)
Consolidated Statements
 of Operations Data:
 Total revenues.........  $ 26,549.7 $21,126.5 $30,691.9 $22,496.5 $19,061.7   $12,742.5    $14,671.0
 Income (loss) from
  continuing
  operations............     3,376.7   2,610.0   4,520.1   1,067.7   1,168.6      (348.5)        49.4
 Income (loss) from
  continuing operations
  per common share(10):
  Basic.................        1.91      1.55      2.68      0.65      0.74       (0.24)        0.02
  Diluted...............        1.89      1.52      2.64      0.64      0.72       (0.24)        0.02
 Cash dividends per
  common share(10)......                                 See (11) below.
Consolidated Balance
 Sheet Data (End of
 Period):
 Total assets...........  $106,892.8           $40,404.3 $32,344.3 $23,440.7   $16,960.8    $14,686.2
 Long-term debt.........    38,036.1             9,461.8   9,109.4   5,424.7     2,785.9      2,202.4
 Mandatorily redeemable
  preference shares.....       260.0                 --        --        --          --           --
 Total shareholders'
  equity................    31,187.2            17,033.2  12,369.3   9,901.8     7,478.7      7,022.6

--------
 (1)  On April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997,
      Tyco merged with AMP Incorporated, United States Surgical Corporation, Keystone International, Inc. and Inbrand Corporation, respectively. On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation at the time ("Former Tyco"). These five combinations were accounted for under the pooling of interests method of accounting. As such, the consolidated financial data presented above include the effect of the mergers, except for the period prior to January 1, 1997, which does not include Inbrand due to immateriality.
 (2) Income from continuing operations in the nine months ended June 30, 2001 includes a charge of $184.3 million for the write-off of purchased in-process research and development, net charges of $86.9 million, of which $78.8 million is included in cost of sales, for restructuring and other non-recurring items, a charge of $27.9 million for the impairment of long-lived assets, a net gain of $276.6 million on the sale of businesses and investments and a net gain of $64.1 million on the sale of shares of a subsidiary. Income from continuing operations in the nine months ended June 30, 2000 includes charges of $99.0 million for the impairment of long-lived assets and a net credit of $81.3 million, of which net charges of $1.0 million is included in cost of sales, for merger, restructuring and other non-recurring items. See Notes 2, 7 and 8 to the Consolidated Financial Statements contained in Tyco's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, which is incorporated by reference in this document.
 (3) Income from continuing operations in the fiscal year ended September 30, 2000 includes a net charge of $176.3 million, of which $1.0 million is included in cost of sales, for restructuring and other non-recurring charges, and charges of $99.0 million for the impairment of long-lived assets. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, which is incorporated by reference in this document. Income from continuing operations for the fiscal year ended September 30, 2000 includes a one-time pre-tax gain of $1,760.0 million related to the issuance of common shares by a subsidiary. See Note 15 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
 (4) Income from continuing operations in the fiscal year ended September 30, 1999 includes charges of $1,035.2 million for merger, restructuring and other non-recurring charges, of which $106.4 million is included in cost of sales, and charges of $507.5 million for the impairment of long-lived assets related to the mergers with U.S. Surgical Corporation and AMP and AMP's profit improvement plan. See Notes 12 and 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
 (5) Income from continuing operations in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in U.S. Surgical Corporation's operations and restructuring charges of $12.0 million related to the continuing operations of U.S. Surgical Corporation. In addition, AMP recorded restructuring charges of $185.8 million in connection with its profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to its 1996 restructuring activities. See Note 16 to the Consolidated Financial Statements contained in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.
 (6) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.
 (7) Loss from continuing operations in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million primarily related to the mergers and integration of ADT, Former Tyco, Keystone, and Inbrand, and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in U.S. Surgical Corporation's operations. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.
 (8) Prior to their respective mergers, ADT, Keystone, U.S. Surgical Corporation and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, U.S. Surgical Corporation and AMP for the year ended December 31, 1996.
 (9) Income from continuing operations in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and the United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company.
(10) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, Inbrand, U.S. Surgical Corporation and AMP; a 0.48133 reverse stock split (1.92532 after giving effect to the subsequent stock splits) effected on July 2, 1997; and two-for-one stock splits distributed on October 22, 1997 and October 21, 1999, both of which were effected in the form of a stock dividend.
(11) Tyco has paid a quarterly cash dividend of $0.0125 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. Prior to the merger with ADT, Former Tyco had paid a quarterly cash dividend of $0.0125 per share of common stock since January 1992. ADT had not paid any dividends on its common shares since 1992. U.S. Surgical Corporation paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996. AMP paid dividends of $0.27 per share in the first two quarters of the year ended September 30, 1999, $0.26 per share in the first quarter and $0.27 per share in the last three quarters of the year ended September 30, 1998, $0.26 per share in each of the three quarters of the nine months ended September 30, 1997 and aggregate dividends of $1.00 per share in 1996. The payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors.

         SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SENSORMATIC

                            Nine Months
                               Ended
                             March 31,                 Year Ended June 30,
                          ---------------- ----------------------------------------------
                            2001   2000(1) 2000(1)  1999(2)  1998(3)   1997(4)   1996(5)
                          -------- ------- -------- -------- --------  --------  --------
                            (Unaudited)
                                     (in millions, except per share amounts)
Consolidated Statement
 of Operations Data:
 Revenues...............  $  802.0 $786.2  $1,100.0 $1,017.5 $  986.9  $1,025.7  $  994.6
 Operating income
  (loss)................      82.0   86.0     136.1     81.5     40.1       2.1    (134.5)
 Net income (loss)......      39.7   42.7      72.2     38.1    (32.7)    (21.4)    (97.7)
 Income (loss)
  applicable to common
  stockholders..........      31.3   33.7      60.3     26.6    (35.2)    (21.4)    (97.7)
 Basic..................      0.40   0.44      0.79     0.35    (0.47)    (0.29)    (1.33)
 Diluted................      0.40   0.44      0.78     0.35    (0.47)    (0.29)    (1.33)
 Cash dividends per
  common share..........       --     --        --       --       --       0.22      0.22
Consolidated Balance
 Sheet Data
(End of period):
 Total assets...........  $1,701.8         $1,762.9 $1,775.6 $1,799.5  $1,646.6  $1,621.3
 Total debt.............     382.2            427.5    508.1    548.7     523.3     516.5
 Stockholders'
  equity(6).............     972.8            945.8    889.7    902.0     772.9     831.7

--------
(1) Net income for the nine months ended March 31, 2000 and for fiscal 2000 includes a restructuring reversal of $8.3 million and a litigation insurance recovery of $0.5 million.
(2) Net income for 1999 includes a litigation insurance recovery of $6.2 million.
(3) Net income for 1998 includes a litigation settlement charge of $53.0 million, restructuring charges and inventory write-downs relating to restructuring activities of $21.9 million and a litigation insurance recovery of $7.3 million.
(4)  Net income for 1997 includes restructuring charges of $26.8 million.
(5) Net income for 1996 includes restructuring charges of $65.7 million and inventory write-downs related to restructuring activities of $19.6 million.
(6) In fiscal 1998, Sensormatic issued 6 1/2% convertible preferred stock for net proceeds of $166.7 million.

                       RECENT DEVELOPMENT OF SENSORMATIC

   On August 2, 2001, Sensormatic announced its unaudited results for fiscal year 2001 and the fourth quarter ended June 30, 2001. Sensormatic reported its results using both its historical method, which it refers to as "Pre-SAB 101," and using new accounting rules, which it refers to as the "Reported" results. The Reported results take into account the SEC's accounting rule SAB 101, adopted by Sensormatic beginning in the fourth quarter of 2001. By adopting SAB 101, Sensormatic now recognizes revenue after product installation is complete and all customer acceptance provisions have been met where post-shipment obligations exist. Prior to the adoption of SAB 101, Sensormatic recognized revenue for equipment sales when title transferred, generally upon shipment. Reported results also include the effects of EITF 00-10, which requires shipping and handling costs billed to a customer to be classified as revenue, and $11.1 million in charges related to expense reduction actions that were announced in April 2001. As a result of EITF 00-10, Sensormatic has adopted a policy to include shipping and handling costs in its cost of sales, rather than in operating expenses, as previously reported.

  Pre-SAB 101

   For the quarter ended June 30, 2001, Sensormatic reported net income of $24.1 million, or $0.27 per diluted common share (EPS), compared with net income of $29.4 million, or EPS of $0.34, for the quarter ended June 30, 2000. Revenue for the quarter ended June 30, 2001 was $301.1 million, compared with revenue of $313.9 million in the quarter ended June 30, 2000. Excluding foreign currency exchange effects, revenue for the fourth quarter of 2001 was $309.7 million.

   For the full 2001 fiscal year, Sensormatic reported net income of $63.8 million, or EPS of $0.67, compared with net income of $66.0 million, or EPS of $0.70, in fiscal 2000, excluding the benefits in fiscal 2000 from restructuring reversals and litigation recoveries. Fiscal 2001 revenue was $1.103 billion compared with $1.100 billion in the previous year. Excluding the effects of foreign currency exchange, revenue for the year was $1.144 billion, a gain of 4.0% over the previous year, and EPS would have been approximately $0.76.

   At June 30, 2001, Sensormatic had a cash balance of $269.4 million, an increase of 20.3% percent compared to $223.9 million cash on hand at June 30, 2000. The fourth quarter and full fiscal year of 2001 produced $58.3 million and $96.1 million, respectively, of free cash flow. Sensormatic defines free cash flow as cash from operating activities less cash used for investing activities excluding acquisitions and restructuring. Sensormatic's net debt to total capitalization ratio stood at 10.5%, as of June 30, 2001. Sensormatic defines the net debt to total capitalization ratio as debt net of cash divided by the sum of debt net of cash and stockholders' equity.

  Reported Results

   In accordance with the adoption of SAB 101 and EITF 00-10, Sensormatic has restated its unaudited quarterly results for fiscal 2001. The table below summarizes these quarterly results and the results for the full year.

                         Fiscal quarter
                             ended      Fiscal quarter Fiscal quarter Fiscal quarter Fiscal year
                         September 30,  ended December     ended      ended June 30, ended June
                              2000         31, 2000    March 31, 2001      2001       30, 2001
                         -------------- -------------- -------------- -------------- -----------
Revenue (in millions)...     $269.2         $291.7         $247.8         $288.6      $1,097.3
EPS.....................     $(0.24)(1)     $ 0.25         $ 0.03         $ 0.10(2)   $   0.15(2)

--------
(1) Includes cumulative effect of change in accounting principle related to the adoption of SAB 101 of ($0.35).
(2) For the three months and twelve months ended June 30, 2001, results include charges totaling $11.1 million related to expense reduction actions announced on April 26, 2001.

                       COMPARATIVE PER SHARE INFORMATION

                                                     Tyco and
                                                    Sensormatic   Sensormatic
                               Tyco    Sensormatic   Unaudited    Equivalent
                            Historical Historical    Pro Forma   Unaudited Pro
                            Per Share   Per Share  Combined Per    Forma Per
                               Data      Data(1)   Share Data(2) Share Data(2)
                            ---------- ----------- ------------- -------------
At or for the nine months
 ended June 30, 2001
 (Unaudited)
Income from continuing
 operations per common
 share(3):
  Basic....................   $1.91       $0.40       $ 1.85         $0.84
  Diluted..................    1.89        0.40         1.82          0.83
Cash dividends per common
 share.....................     See  (4) below
Book value per common
 share(5)..................   16.11       10.16        16.87          7.67

At or for the year ended
 September 30, 2000
Income from continuing
 operations per common
 share(3):
  Basic....................   $2.68       $0.79       $ 2.66         $1.21
  Diluted..................    2.64        0.78         2.62          1.19
Cash dividends per common
 share.....................     See  (4) below
Book value per common
 share(5)..................   10.11       10.11        11.12          5.06

--------
(1) Tyco has a September 30 fiscal year end. Sensormatic has a June 30 fiscal year end. For purposes of the above comparative per share information, operating results for the nine months ended June 30, 2001 reflect the results of Tyco for such period and Sensormatic for the nine months ended March 31, 2001; and, the operating results for the fiscal year ended September 30, 2000 reflect the results of Tyco for such period and of Sensormatic for the year ended June 30, 2000. For the book value per common share at June 30, 2001, the financial position at June 30, 2001 was used for Tyco and the financial position at March 31, 2001 was used for Sensormatic; and at September 30, 2000, the financial position at September 30, 2000 was used for Tyco and the financial position at June 30, 2000 was used for Sensormatic.
(2) The Tyco and Sensormatic unaudited pro forma combined income and book value per common share are based on Sensormatic stockholders receiving 0.4547 of a Tyco common share for each share of Sensormatic common stock held, corresponding to a Tyco common share price of $52.78, which was the closing price per Tyco common share on the New York Stock Exchange on August 2, 2001. The Sensormatic equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.4547.
(3) See Notes (2) and (3) to "Selected Consolidated Historical Financial Data of Tyco" on page 18 and Note (1) to "Selected Consolidated Historical Financial Data of Sensormatic" on page 20 for information on certain non-recurring items.
(4) See Note (11) to "Selected Consolidated Historical Financial Data of Tyco" on page 18 and see "Selected Consolidated Historical Financial Data of Sensormatic" on page 20 for information on cash dividends per common share.
(5) Book value per common share is calculated by dividing net assets less convertible preferred stock, as applicable, by common shares outstanding for the respective periods, as described in Note 1 above.

                      COMPARATIVE MARKET VALUE INFORMATION

   The following table sets forth:

  . the closing prices per share and aggregate market value of Tyco common shares and of Sensormatic common stock on the New York Stock Exchange, on August 2, 2001, the last trading day prior to the public announcement of the proposed merger, and on September 7, 2001, the last practicable full trading day prior to the date of this document; and


  . the equivalent price per share and equivalent market value of Sensormatic common stock, based on the exchange ratio that would apply if the Tyco average share price during the pricing period were equal to the Tyco closing price on the New York Stock Exchange on August 2, 2001 and September 7, 2001.



                                                   Sensormatic    Sensormatic
                                 Tyco Historical    Historical   Equivalent(1)
                                 ---------------- -------------- --------------
On August 2, 2001
  Closing price per common
   share........................ $          52.78 $        14.94 $        24.00
  Market value of common
   shares(2).................... $102,231,166,666 $1,320,568,472 $2,121,395,136

On September 7, 2001
  Closing price per common
   share........................ $          46.58 $        22.68 $        24.00
  Market value of common
   shares(2).................... $ 90,225,861,007 $2,012,646,084 $2,129,784,216

--------

(1) The Sensormatic equivalent data for August 2, 2001 corresponds to an exchange ratio of 0.4547 and the Sensormatic equivalent data for September 7, 2001 corresponds to an exchange ratio of 0.5152.


(2) Market value based on 1,936,930,024 Tyco common shares and 79,554,374 shares of Sensormatic common stock and the assumed conversion of 690,000 shares of Sensormatic preferred stock into approximately 8,837,090 shares of Sensormatic common stock outstanding as of August 2, 2001, 1,937,008,609 Tyco common shares and 79,903,919 shares of Sensormatic common stock and the assumed conversion of 690,000 shares of Sensormatic preferred stock into approximately 8,837,090 shares of Sensormatic common stock outstanding as of September 7, 2001, excluding shares held in treasury or by subsidiaries. The number of Tyco common shares outstanding as of August 2, 2001 and September 7, 2001 includes 4,684,810 and 4,269,696 shares, respectively, issuable upon exchange of exchangeable shares of CIT Exchangeco Inc., a wholly-owned subsidiary of Tyco.


  Market values are likely to differ from values based on the average share price. See the risk factor entitled "Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share" on page 13.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

Tyco

   Tyco common shares are listed and traded on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, and the dividends paid on such shares for the quarterly periods presented below. The price and dividends for Tyco common shares have been restated to reflect a two-for-one stock split distributed on October 21, 1999, which was effected in the form of a stock dividend.


                                                    Tyco Common
                                                      Shares
                                                 ----------------- Dividend Per
                                                   High     Low    Common Share
                                                 -------- -------- ------------
Fiscal 1999:
First Quarter................................... $39.5938 $20.1563   $0.0125
Second Quarter..................................  39.9688  33.7500    0.0125
Third Quarter...................................  47.4063  35.1875    0.0125
Fourth Quarter..................................  52.9375  47.1250    0.0125

Fiscal 2000:
First Quarter................................... $53.8750 $23.0625   $0.0125
Second Quarter..................................  53.2500  32.0000    0.0125
Third Quarter...................................  51.3750  41.0000    0.0125
Fourth Quarter..................................  59.1875  45.5625    0.0125

Fiscal 2001:
First Quarter................................... $58.8750 $44.5000   $0.0125
Second Quarter..................................  63.2100  41.4000    0.0125
Third Quarter...................................  59.3000  40.1500    0.0125
Fourth Quarter (through September 7, 2001)......  55.2900  46.5100    0.0125


   See "Comparative Market Value Information" on page 23 for recent Tyco common share price information. Shareholders are urged to obtain current market quotations. See also the risk factor entitled "Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share" on page 13.

   Under the terms of the merger agreement, other than its regularly scheduled quarterly dividend of $0.0125 per Tyco common share, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by Tyco's board of directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

Sensormatic

   Sensormatic's common stock is traded on the New York Stock Exchange under the symbol "SRM." The following table sets forth for the periods indicated, the range of the high and low sale prices per common share. Sensormatic's fiscal year end is June 30 and the information is presented on a fiscal year basis. Sensormatic does not pay dividends on its common stock.


                                                                 Sensormatic
                                                                Common Shares
                                                              -----------------
                                                                High     Low
                                                              -------- --------
Fiscal 2000:
First Quarter................................................ $14.5000 $11.1250
Second Quarter...............................................  17.9375  10.5000
Third Quarter................................................  22.8750  15.0000
Fourth Quarter...............................................  23.1875  14.6875
Fiscal 2001:
First Quarter................................................ $19.0000 $12.5000
Second Quarter...............................................  21.9375  14.0625
Third Quarter................................................  22.5800  15.7500
Fourth Quarter...............................................  20.0000  12.0000
Fiscal 2002:
First Quarter (through September 7, 2001).................... $23.6400 $13.5200


   See "Comparative Market Value Information" on page 23 for recent Sensormatic common stock price information. Stockholders are urged to obtain current market quotations.

   Under the terms of the merger agreement, Sensormatic is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock, other than regular dividends under its 6 1/2% convertible preferred stock, from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger.

                  REASONS OF TYCO FOR THE OFFER AND THE MERGER

   At a meeting of the executive committee of Tyco's board of directors held on August 1, 2001, the executive committee determined that the acquisition of Sensormatic was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Tyco's existing operations and that are expected to be accretive to earnings per share.

   In reaching its decision to adopt the merger agreement, the executive committee considered the following material factors:

  . the expectation that Sensormatic's business could be readily integrated with Tyco's Fire and Security services segment, enabling Tyco to broaden its product offerings and creating a fully integrated fire, security and access product line;

  . the leading positions that Sensormatic occupies in its principal markets, and its premier technology in acoustical magnetic systems and radio frequency identification (RFID) technology;

  . the expectation that the distribution of Sensormatic's products can be greatly expanded through the sales force of Tyco's ADT subsidiary;

  . the expectation that the acquisition of Sensormatic will enhance the recurring service and monitoring business of Tyco's Fire and Security Services segment;

  . the opportunity that the acquisition provides for Tyco's entry into the manufacturing of security products with first-class technology;

  . the expectation that the acquisition of Sensormatic, before restructuring and similar charges and assuming the realization of certain of the cost savings referred to below and other synergies, would be immediately accretive to Tyco's earnings per share;

  . the belief of Tyco's management that there are prospects for reduction of Sensormatic's corporate costs, possible elimination of facilities of the combined company and potential cost reductions for purchased materials and services;

  . the prospect of utilization of Sensormatic's business as a platform for further growth in the markets served by Sensormatic; and

  . Tyco's history of growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SENSORMATIC; REASONS OF SENSORMATIC
                          FOR THE OFFER AND THE MERGER

   At a meeting held on August 2, 2001, by the unanimous vote of all directors present, the Sensormatic board of directors determined that the terms of the offer and the merger are advisable, fair to, and in the best interests of, Sensormatic's common stockholders. At this meeting the Sensormatic board of directors approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

   The board of directors of Sensormatic unanimously recommends that holders of the Sensormatic common shares accept the offer and tender their shares pursuant to the offer.

   Information about the recommendation of Sensormatic's board of directors is more fully set forth in Sensormatic's Solicitation/Recommendation Statement on
Schedule 14D-9, which has been mailed to Sensormatic common stockholders with this document. The Solicitation/Recommendation Statement of Sensormatic on
Schedule 14D-9 includes as Annex A the opinion of Morgan Stanley & Co. Incorporated, dated August 3, 2001, to the effect that, as of such date, and based on and subject to the matters described in the opinion, the consideration to be received by holders of Sensormatic common shares pursuant to the merger agreement was fair from a financial point of view to such holders. You should read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion.

                            BACKGROUND OF THE OFFER

   In early 1999, representatives of Tyco and Sensormatic had preliminary discussions regarding a possible business combination following which the companies entered into a confidentiality and standstill agreement and Tyco received information regarding Sensormatic and its business. Subsequently, Tyco did not express any interest in pursuing further discussions regarding a possible transaction with Sensormatic. There were no further discussions until the recent discussions described below commenced.

   In March 2001, a representative of Tyco's Fire and Security Services Group contacted representatives of Sensormatic to inquire concerning Sensormatic's interest in discussing a possible transaction with Tyco. Ronald G. Assaf, Chairman of the Board of Sensormatic, met with representatives of Tyco's Fire and Security Services Group and discussed generally Sensormatic's retail security business.

   The parties met again during the first week of May, 2001 to discuss a possible acquisition of Sensormatic by Tyco. At that meeting, Mr. Assaf indicated that Sensormatic believed its stock price was depressed at that time as a consequence of general economic conditions and that, therefore, any acquisition proposal from Tyco would have to offer a substantial premium over the then prevailing Sensormatic stock price.

   In the second week of May, a representative of Tyco's Fire and Security Services Group contacted Mr. Assaf confirming Tyco's continued interest in potentially acquiring Sensormatic. Mr. Assaf indicated that Sensormatic's board would be unlikely to pursue an acquisition proposal with a value of less than $25.00 per Sensormatic common share.

   On June 21, 2001, a representative of Tyco's Fire and Security Services Group called Mr. Assaf to indicate that Tyco was prepared to pursue an acquisition transaction at a value of $21.00 per Sensormatic common share. Mr. Assaf responded that he believed that the Sensormatic board was unlikely to proceed with discussions on that basis.

   On June 28, 2001, L. Dennis Kozlowski, Chairman of the Board, President and Chief Executive Officer of Tyco, contacted Mr. Assaf with a revised indication of interest in acquiring Sensormatic for a value of between $23.00 and $25.00 per Sensormatic common share. Mr. Assaf responded that Sensormatic would be prepared to consider a business combination transaction with Tyco in which Sensormatic stockholders would receive a fraction of a Tyco common share with a value at the high end of that price range in exchange for each of their Sensormatic common shares. Mr. Kozlowski indicated that Tyco would favorably consider structuring the transaction as a stock for stock exchange.


   Between June 29 and July 20, 2001, representatives of the parties had various conversations concerning Tyco's indication of interest. During these conversations the representatives of Sensormatic consistently expressed Sensormatic's position that any indication of interest from Tyco should reflect an exchange offer followed by a merger with a value of $25.00 per Sensormatic common share. The indication of interest was also discussed by Sensormatic's board at its regular meeting on June 29, 2001.


   On July 5, 2001, the parties entered into a confidentiality and standstill agreement in connection with Tyco's interest in exploring a transaction with Sensormatic.


   On July 16, 2001, Tyco commenced business and legal due diligence of Sensormatic, which continued through August 2, 2001.

   On July 23, 2001, Tyco submitted a written non-binding indication of interest, subject to confirmatory due diligence, approval by both boards of directors and execution of a mutually satisfactory definitive agreement, to acquire Sensormatic through an exchange offer to be followed by a merger in which each Sensormatic common share would be exchanged for a fraction of a Tyco common share valued at $24.00, provided that if Tyco's per share selling price fell below a certain unspecified price, Tyco would be able to terminate the transaction.

   On July 24, 2001, in discussions between representatives of Tyco and representatives of Sensormatic, Tyco proposed that this floor price would be $47.50 and that Tyco would be able to terminate the transaction in these circumstances unless the Sensormatic board of directors agreed to an exchange ratio of 0.5053 of a Tyco common share for each Sensormatic common share.

   On July 25, 2001, the Sensormatic board held a telephonic meeting with its legal and financial advisors and discussed Tyco's proposal.

   Subsequently on July 25, 2001, representatives of Sensormatic and Tyco agreed that they would present to their respective boards of directors a transaction, subject to the conditions set forth in Tyco's July 23 indication of interest, pursuant to which each Sensormatic common share would be exchanged for a fraction of a Tyco common share valued at $24.00, but that Tyco would be able to terminate the transaction if the Tyco per share selling price was $46.25 or lower, unless the Sensormatic board then agreed to an exchange ratio of 0.5189 of a Tyco common share for each Sensormatic common share.

   On July 26, 2001, Tyco delivered an initial draft merger agreement to Sensormatic.


   Beginning on July 27, 2001, legal representatives of Sensormatic and Tyco held numerous discussions regarding the terms and conditions of the proposed merger agreement and various other legal and regulatory issues.


   From July 27 to July 29, 2001, Sensormatic representatives conducted business and legal due diligence of Tyco.

   On July 30, 2001, the Sensormatic board met with its legal and financial advisors to consider the proposed terms of the transaction.

   Between July 30 and August 2, 2001, representatives of Tyco and Sensormatic and their respective advisors continued negotiations of the terms and conditions of the proposed merger agreement.

   On August 1, 2001, the executive committee of Tyco's board of directors received management presentations on the proposed acquisition of Sensormatic. The committee discussed various factors relevant to the transaction, including the structure of the transaction, Sensormatic's products and market leadership positions, estimates of cost reductions and synergies, and estimated transaction and accounting costs. Following these discussions, the committee approved the acquisition of Sensormatic in the form of a share for share exchange transaction in which Sensormatic stockholders would receive $24.00 in value for each of their Sensormatic common shares. The approval was subject to the conclusion of due diligence to the satisfaction of Mr. Kozlowski and the negotiation of transaction terms consistent with the approval of the Tyco executive committee. A representative of Tyco advised Sensormatic of such approval.

   On August 2, 2001, the Sensormatic board, with all but one director present, met telephonically to discuss with its legal and financial advisors the terms and conditions of the offer and the merger set forth in the merger agreement. At this meeting, Morgan Stanley & Co. Incorporated, Sensormatic's financial advisor, delivered its oral opinion, subsequently confirmed in writing, that the consideration to be received by the holders of Sensormatic's common shares pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley's opinion does not address the fairness of this consideration if Tyco Acquisition gives notice of termination because the Tyco average share price is less than $46.25 and the Sensormatic board agrees to an exchange ratio of 0.5189. The directors present at the meeting unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger.

   Early in the morning on August 3, 2001, Sensormatic and Tyco executed the merger agreement and issued a joint press release announcing the transaction.

   For additional information about the background to the transaction which is solely within the knowledge of Sensormatic see "Item 4. (b)(i)--Solicitation and Recommendation--Background to the Offer; Contacts with Tyco" of Sensormatic's Solicitation and Recommendation Statement on Schedule 14D-9 which is enclosed with this document.

                              FINANCIAL FORECASTS

   As part of its preparation of its annual budget, Sensormatic's management from time to time has prepared internal financial forecasts regarding its anticipated future operations for the year. Sensormatic has provided certain of these internal forecasts to Tyco.

   The internal financial forecasts prepared by Sensormatic's management reflected projected information, a summary of which is set forth below (in millions, except per share amounts). The forecasts include Sensormatic's forecasted results through June 30, 2002.

Fiscal Year Ending June                Gross   Operating Operating  Net
30                         Revenues    Profit  Expenses   Income   Income    EPS
-----------------------  ------------ -------- --------- --------- ------ ----------
2002(1)................. $1,169-1,184 $533-548   $370    $132-147  $72-82 $0.88-1.00

  (1) Presented on a pre-SAB 101 basis, but not including goodwill amortization.

   These forecasts were not prepared with a view toward public disclosure, and investors should not unduly rely on such forecasts. We are not including these forecasts in this prospectus to influence your decision whether to tender your shares in the offer, but because these forecasts were made available by Sensormatic to Tyco. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sensormatic management. In particular, the forecasts may be affected by Sensormatic's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Sensormatic's control. The forecast also reflects assumptions as to certain business decisions that are subject to change. See "Forward-Looking Information" on page
16. Accordingly, actual results are likely to vary significantly from those set forth in these forecasts. In addition, these forecasts were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. None of Sensormatic, Sensormatic's board of directors, Sensormatic's advisors, agents, representatives, or independent consultants and none of Tyco, Tyco's board of directors including its executive committee, Tyco's advisors, agents, representatives or independent consultants can give you any assurance that actual results will not differ from these forecasts, nor do they assume any obligation to update or revise these forecasts. Neither Sensormatic nor Tyco intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of the forecasts or the occurrence of unanticipated events, even if experience or future changes in assumed conditions make it clear that the forecasts are inaccurate. The inclusion of these forecasts in this prospectus should not be regarded as a representation by Sensormatic, Tyco or any other person that the forecasted results will be achieved.


   The prospective financial information included in this prospectus has been prepared by, and is in the responsibility of, Sensormatic's management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates to Sensormatic's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

                                   THE OFFER

   We are offering to exchange a fraction of a Tyco common share having a value, except under the circumstances described below, of $24.00, determined as described below, for each outstanding share of Sensormatic common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

   The fraction of a Tyco common share for which each share of Sensormatic common stock will be exchanged in the offer will be determined by dividing $24.00 by the average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, for each of the five consecutive trading days in the period ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer.

   If the average share price of Tyco common shares is less than $46.25, we have the right to terminate the merger agreement unless, after we give Sensormatic written notice of our intention to terminate the merger agreement, Sensormatic's board of directors agrees to an exchange ratio of 0.5189, which is the exchange ratio determined by dividing $24.00 by $46.25. Based on an average share price that is less than $46.25, this 0.5189 exchange ratio would give Sensormatic stockholders Tyco common shares valued at less than $24.00 for each Sensormatic common share based on the Tyco average share price described above. In this circumstance, we could also agree with Sensormatic's board of directors upon a higher exchange ratio, although neither we nor Sensormatic's board of directors is under any obligation to do so. If the average share price of Tyco's common shares is less than $46.25 and we do not give Sensormatic written notice of our intention to terminate the merger agreement, Sensormatic stockholders will receive $24.00 in value of Tyco common shares for each Sensormatic common share based on the average share price referred to above. See the risk factor entitled "Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share" on page 13.

   On September 7, 2001, the closing price of the Tyco common shares on the New York Stock Exchange was $46.58. If the five trading day period ending on September 7, 2001 had been the relevant period for determining the average share price, the average share price would be $49.86 and Sensormatic stockholders would receive 0.4814 of a Tyco common share for each Sensormatic common share. The value of this fraction of a Tyco common share, based upon the average share price, would equal $24.00. The table below illustrates the fraction of a Tyco common share that would be received for each Sensormatic common share at different hypothetical average share prices. The actual average share price and exchange ratio will be calculated over the period described above and may differ from the examples set forth below. The information below is illustrative only and will not determine the actual consideration that Sensormatic stockholders would receive in the offer.



      Average                                                                        Value
       Share                      Exchange                                      Per Sensormatic
       Price                       Ratio                                         Common Share*
      -------                     --------                                      ---------------
      $55.00                       0.4364                                           $24.00
       54.00                       0.4444                                            24.00
       53.00                       0.4528                                            24.00
       52.00                       0.4615                                            24.00
       51.00                       0.4706                                            24.00
       50.00                       0.4800                                            24.00
       49.00                       0.4898                                            24.00
       48.50                       0.4948                                            24.00
       48.00                       0.5000                                            24.00
       47.50                       0.5053                                            24.00
       47.00                       0.5106                                            24.00
       46.25                       0.5189                                            24.00
       46.00                       0.5189**                                          23.87**
       45.50                       0.5189**                                          23.61**
       45.00                       0.5189**                                          23.35**
       44.00                       0.5189**                                          22.83**

--------

 * Based upon the average share price.


** Assumes that we have exercised our right to terminate the merger agreement unless Sensormatic agrees to an exchange ratio of 0.5189 and that Sensormatic has agreed to this exchange ratio. If we do not exercise this right, the exchange ratio would be $24.00 divided by the average share price and Sensormatic stockholders would receive $24.00 in value for each Sensormatic common share based upon the average share price. If the average share price is below $46.25, we could also agree with Sensormatic to an exchange ratio that is greater than 0.5189 but less than the exchange ratio equal to $24.00 divided by the average share price. If that were the case, the value received by Sensormatic common stockholders would be higher than the value set forth in the table above but less than $24.00.


   The term "expiration date" means 6:00 p.m., New York City time, on Monday, October 1, 2001, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. If we accept shares for exchange and extend the offer for a subsequent offering period, "expiration date" also refers to each time and date thereafter to which the offer is extended. See "Extension, Termination and Amendment" below.

   You will not receive any fractional Tyco common shares. Instead, you will receive cash in an amount equal to the value, based on the Tyco average share price referred to above, of any fractional shares you would otherwise have been entitled to receive.

   If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

   We are making this offer in order to acquire all of the outstanding shares of Sensormatic common stock. As soon as practicable after completion of the offer, Sensormatic will merge with and into Tyco Acquisition. The purpose of the merger is to complete the acquisition of all of the Sensormatic common shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Sensormatic common share, except for treasury shares, Sensormatic common shares owned by Tyco and Tyco Acquisition and shares as to which appraisal rights are exercised, would be converted into the same fraction of a Tyco common share as is exchanged in the offer.

   Our obligation to exchange Tyco common shares for Sensormatic common shares in the offer is subject to the conditions referred to under "Conditions of the Offer" beginning on page 42.


Timing of the Offer

   The offer is scheduled to expire at 6:00 p.m., New York City time on Monday, October 1, 2001. For more information, see the discussion under "Extension, Termination and Amendment" below.

Extension, Subsequent Offering Period, Termination and Amendment

   If the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer, from time to time for such amount of time as is reasonably necessary to permit such conditions to be satisfied or waived; provided, however, that no single extension will exceed 10 business days and we will not be required to extend the offer beyond March 3, 2002. We will also extend the offer for any period required by any rule or regulation of the SEC applicable to the offer, but we are not required to do so beyond March 3, 2002.

   During any extension, all Sensormatic common shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Sensormatic common shares. See the discussion under "Withdrawal Rights" for more details on page 34.

   If all the conditions to the offer are satisfied or waived, we will accept all tendered shares for exchange following the expiration date in effect at the time of acceptance and we may thereafter extend the offer for an additional period or periods totaling between three and 20 business days. During this subsequent offering period, we will promptly accept for exchange all Sensormatic common shares that are validly tendered. We expect to provide a subsequent offering period if less than 90% of the Sensormatic common shares on a fully-diluted basis have been tendered or any shares of Sensormatic's convertible preferred stock remain outstanding at the time Sensormatic common shares are initially accepted for exchange in the offer.

   We reserve the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offer; provided, however, that without the prior written consent of Sensormatic:

  .  the basic conditions may not be changed or waived, and

  . no change may be made that changes the form or decreases the amount of consideration to be exchanged, decreases the number of shares sought in the offer, imposes conditions to the offer in addition to those set forth in the merger agreement, changes the offer conditions, extends the expiration date of the offer beyond the initial expiration date of the offer, except as provided above, or makes any other change to any of the terms of and conditions to the offer that is adverse to the holders of the Sensormatic common shares.

   We will follow any extension change, amendment, or termination of the offer as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a news wire service with national circulation in the United States.

   If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Sensormatic common shares being sought or the consideration offered to you, that change will apply to all holders whose Sensormatic common shares are accepted for exchange before or after such change pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that 10 business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Exchange of Sensormatic Common Shares; Delivery of Tyco Common Shares

   Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange all Sensormatic common shares validly tendered and not properly withdrawn as promptly as permitted to do so under applicable law and will exchange Tyco common shares for the shares of Sensormatic common stock promptly thereafter. In all cases, exchange of Sensormatic common shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Sensormatic common shares or a confirmation of a book-entry transfer of those Sensormatic common shares in the exchange agent's account at The Depository Trust Company, a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other documents required by the letter of transmittal that accompanies this prospectus.

   For purposes of the offer, we will be deemed to have accepted for exchange Sensormatic common shares validly tendered and not properly withdrawn when we notify the exchange agent of our acceptance of the tenders of those Sensormatic common shares pursuant to the offer. The exchange agent will deliver Tyco common shares in exchange for Sensormatic common shares pursuant to the offer, and cash instead of fractional Tyco common shares, as soon as practicable after delivery of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving Tyco common shares and cash to be paid instead of fractional Tyco common shares and any dividend or distribution payable pursuant to the terms of the merger agreement and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange. For additional information on how the exchange agent will deliver Tyco common shares to you, see "Direct Registration System" on page 36.

   If we do not accept any tendered Sensormatic common shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Sensormatic common shares than are tendered, we will return certificates for such unexchanged Sensormatic common shares without expense to the tendering stockholder. In the case of Sensormatic common shares tendered by book-entry transfer of such Sensormatic common shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering Shares," those Sensormatic common shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

Cash Instead of Fractional Tyco Common Shares

   We will not issue fractional Tyco common shares pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional Tyco common share will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which the holder would otherwise be entitled by (ii) the Tyco average share price used to calculate the exchange ratio.

Procedure for Tendering Shares

   For you to validly tender Sensormatic common shares pursuant to the offer,

  . you must transmit to the exchange agent, and the exchange agent must receive at one of its addresses set forth on the back cover of this prospectus, a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, along with any required signature guarantees or an agent's message in the case of a book-entry transfer, the share certificates, and any other documents required by the letter of transmittal or you must tender those Sensormatic common shares pursuant to the procedures for book-entry tender set forth below, and a book-entry confirmation of receipt of such tender must be received, in each case before the expiration date, or

  .  you must comply with the guaranteed delivery procedures set forth below.

   The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Sensormatic common shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

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

   The exchange agent will establish an account with respect to the Sensormatic common shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Sensormatic common shares by causing DTC to transfer such Sensormatic common shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Sensormatic common shares may be effected through book-entry at DTC, the letter of transmittal, or a manually signed facsimile thereof, along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be followed. Delivery of physical certificates and documents to the exchange agent must be to one of the addresses set forth on the back page of this prospectus.

   Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Sensormatic common shares are tendered either by a registered holder of Sensormatic common shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution" we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.

   If the certificates for Sensormatic common shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Sensormatic common shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear(s) on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

   The method of delivery of Sensormatic common share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

   To prevent backup federal income tax withholding with respect to cash in lieu of fractional shares received pursuant to the offer, you must provide the exchange agent with your correct U.S. taxpayer identification number and certify whether you are subject to backup withholding of U.S. federal income tax by completing the substitute U.S. Internal Revenue Service Form W-9 included in the letter of transmittal. Some stockholders, including, among others, all corporations and some non-U.S. individuals, are not subject to these backup withholding and reporting requirements. In order for a non-U.S. individual to qualify as an exempt recipient, the stockholder must submit a U.S. Internal Revenue Service Form W-8, signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 may be obtained from the exchange agent upon request.

Withdrawal Rights

   Your tender of Sensormatic common shares pursuant to the offer is irrevocable. However, other than during the subsequent offering period, Sensormatic common shares tendered pursuant to the offer may be withdrawn at any time prior to the applicable expiration date, and, unless we have previously accepted them pursuant to the offer, may also be withdrawn at any time after October 21, 2001. If Tyco extends the offer for a subsequent offering period, Sensormatic common shares tendered during the subsequent offering period will be accepted promptly following tender.


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

   For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Sensormatic common shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Sensormatic common shares. If Sensormatic common shares have been tendered pursuant to the procedures for book-entry tender discussed under "Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Sensormatic common shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Sensormatic common shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

   An eligible institution must guarantee all signatures on the notice of withdrawal unless the Sensormatic common shares have been tendered for the account of an eligible institution.

   Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Sensormatic common shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may re-tender withdrawn Sensormatic common shares by following one of the procedures discussed under "Procedure for Tendering Shares" or "Guaranteed Delivery" at any time prior to the expiration date.

Guaranteed Delivery

   If you wish to tender Sensormatic common shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Sensormatic common shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

  .  you make your tender by or through an eligible institution;

  . a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

  . the certificates for all tendered Sensormatic common shares or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees or, in the case of a book-entry transfer, an agent's message and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery.

   You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

   In all cases, we will exchange Sensormatic common shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Sensormatic common shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), a properly completed and duly executed letter(s) of transmittal or a manually signed facsimile(s) thereof, or an agent's message in connection with a book-entry transfer, and any other required documents.

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

Effect of Tender

   By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Sensormatic common shares tendered and accepted for exchange by us and, unless the exchange ratio is appropriately adjusted to reflect such issuance, with respect to any and all other Sensormatic common shares and other securities issued or issuable on or after August 3, 2001 in respect of the Sensormatic common shares you tender to us. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit all Tyco common shares that we have to deliver to you, for Sensormatic common shares that you have tendered and not withdrawn with the exchange agent. All such proxies will be considered coupled with an interest in the tendered Sensormatic common shares and therefore shall not be revocable. Upon the effectiveness of this appointment, all prior proxies that you have given for your tendered shares will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Sensormatic common shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Sensormatic's stockholders or otherwise. We reserve the right to require that, in order for Sensormatic common shares to be deemed validly tendered, immediately upon our receipt of your tender of those Sensormatic common shares, we must be able to exercise full voting rights with respect to such Sensormatic common shares.

   We will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Sensormatic common shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Sensormatic common shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We expressly reserve the right to increase the exchange ratio or to make any other changes in the terms and conditions of the offer; provided, however, that without the prior written consent of Sensormatic:

  .  the basic conditions may not be changed or waived; and

  . no change may be made that changes the form or decreases the amount of consideration to be exchanged, decreases the number of shares sought in the offer, imposes conditions to the offer in addition to those set forth in the merger agreement, changes the offer conditions, extends the expiration date of the offer beyond the initial expiration date of the offer, except as provided above, or makes any other change to the terms of and conditions to the offer which is adverse to the holders of the shares.

   No tender of Sensormatic common shares will be deemed to have been validly made until all defects and irregularities in tenders of Sensormatic common shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Sensormatic common shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions thereto, will be final and binding.

   The tender of Sensormatic common shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Direct Registration System

   The Tyco common shares delivered in exchange for your tendered Sensormatic common shares in the offer and the merger will be issued under Tyco's direct registration system. This means that you will not receive certificates for your Tyco common shares. Instead, your Tyco common shares will be issued as an electronic credit to an account created for you by Mellon Investor Services, Tyco's transfer agent. The transfer agent will send to you an account statement confirming the crediting of the Tyco common shares to your account. A brochure describing the features and benefits of this system will be enclosed with your first account

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

statement. If you wish to obtain a physical certificate for the Tyco common shares that you receive in the offer or merger, you may request one at any time. The brochure that will accompany your first account statement will describe how to obtain a physical certificate.

Material U.S. Federal Income Tax and Bermuda Tax Consequences

 U.S. Federal Income Tax Consequences

   The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of Sensormatic common stock for Tyco common shares pursuant to the offer and merger and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

   The discussion below, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below relates to persons who hold Sensormatic common stock and will hold Tyco common shares as capital assets. The tax treatment of a Sensormatic stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below. Such stockholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders who hold shares of Sensormatic as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who received Sensormatic common stock pursuant to the exercise of employee stock options or otherwise as compensation.


   As used in this section, a "U.S. Holder" means a beneficial owner of Sensormatic common stock who exchanges Sensormatic common stock for Tyco common shares and who is, for U.S. federal income tax purposes:

  .  a citizen or resident of the U.S.;

  . a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

  . an estate whose income is subject to U.S. federal income tax regardless of its source; or

  .  a trust

    (1) if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or

    (2) that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

   As used in this section, a non-U.S. Holder is a holder of Sensormatic common stock who exchanges Sensormatic common stock for Tyco common shares and who is not a U.S. Holder.

1. Consequences of the offer and the merger

   In the opinions of PricewaterhouseCoopers LLP, tax advisor to Tyco, and Cleary, Gottlieb, Steen & Hamilton, tax counsel to Sensormatic:

  . The offer and the merger will be treated for U.S. federal income tax purposes as a reorganization, within the meaning of Section 368(a) of the U.S. Internal Revenue Code, that is not subject to Section 367(a)(1) of the Code pursuant to U.S. Treasury Regulation Section 1.367(a)-3(c), other than with respect to holders of Sensormatic common stock who are or will be "five-percent transferee shareholders" within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five year gain recognition agreements in the form provided in U.S. Treasury Regulation Section 1.367(a)-8; and

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

  . Each of Tyco, Tyco Acquisition and Sensormatic will be a party to the reorganization within the meaning of Section 368(b) of the Code.

   Based on those conclusions, the following additional material U.S. federal income tax consequences will result from the offer and the merger, other than with respect to Sensormatic stockholders who are five percent transferee shareholders and who do not enter into gain recognition agreements as described above:

  . A Sensormatic stockholder will not recognize any income, gain or loss as a result of the receipt of Tyco common shares in exchange for Sensormatic common stock pursuant to the offer and/or merger, except for cash received in lieu of a fractional Tyco common share;

  . The tax basis to a Sensormatic stockholder of the Tyco common shares received in exchange for Sensormatic common stock pursuant to the offer and/or merger, including any fractional share interest in Tyco common shares for which cash is received, will equal such Sensormatic stockholder's tax basis in the Sensormatic common stock surrendered in exchange therefor;

  . The holding period of a Sensormatic stockholder for the Tyco common shares received pursuant to the offer and/or merger will include the holding period of the Sensormatic common stock surrendered in exchange therefor;

  . A Sensormatic stockholder who is a U.S. Holder and who receives cash in lieu of a fractional share interest in Tyco common shares pursuant to the offer and/or merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Sensormatic stock allocable to such fractional share. Non-U.S. Holders who receive cash in lieu of a fractional share interest in Tyco common shares will not be subject to United States income or withholding tax except as set forth in paragraph 3.b below; and

  . No income, gain or loss will be recognized by Tyco, Tyco Acquisition or Sensormatic as a result of the transfer to Sensormatic stockholders of the Tyco common shares provided by Tyco to Tyco Acquisition pursuant to the offer and the merger.

   The above opinions, which are not binding on the U.S. Internal Revenue Service or the courts, are conditioned upon the assumption, which we refer to as the supporting condition, that the offer and the merger are completed under the current terms of the merger agreement, including the requirement that the merger be completed as soon as practicable after consummation of the offer. The ability to satisfy the supporting condition, and therefore the federal income tax consequences of the offer and the merger, depends in part on facts that will not be available until the completion of the merger. There can be no assurance that the merger will be completed or that the supporting condition will be satisfied, although we expect that it will be. In addition to the supporting condition, the above opinions are based on, among other things, facts existing as of the date hereof, on certain representations as to factual matters made by Tyco, Tyco Acquisition and Sensormatic and on the assumption as to the absence of material changes in facts or in law between the date hereof and the effective time of the merger.

   If the supporting condition is not satisfied, in which event the offer and the merger may not be treated as an integrated transaction for U.S. federal income tax purposes, or if such representations or assumption are incorrect in certain material respects, the conclusions reached in the opinions could be jeopardized and the tax consequences of the offer and the merger could differ materially from those set forth above. In particular, in such event the exchange by Sensormatic stockholders of Sensormatic common shares for Tyco common shares in the offer and/or the merger could be taxable depending on the particular facts surrounding the offer and/or the merger, some of which may not be available until completion of the merger. If the offer and/or the merger are taxable, then U.S. Holders generally would recognize gain or loss on the exchange of Sensormatic common shares for Tyco common shares in such taxable transaction measured by the difference between the fair market value of the Tyco common shares (together with any cash received in lieu of a fractional Tyco common share) received by such stockholders and such stockholders' respective tax bases in the Sensormatic common shares surrendered.

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

2. Transfer taxes

   In the event that any state or local transfer taxes are imposed on Sensormatic stockholders as a result of the offer or merger, Sensormatic will pay all such transfer taxes, if any, directly to state and local taxing authorities on behalf of all Sensormatic stockholders. Any such payments by Sensormatic made on behalf of the Sensormatic stockholders may result in dividend income to each Sensormatic stockholder on behalf of whom such payment is made. The amount of such dividend income attributable to each share of Sensormatic common stock cannot be determined at this time, but is not expected to be material.

3. Ownership of Tyco common shares

  a. U.S. Holders

   Distributions

   Distributions made to U.S. Holders on Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, with any excess being treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of property. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for nontax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco, because Tyco is a foreign corporation.

   Disposition

   Gain or loss recognized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. Any gain or loss so recognized generally will be United States source.

   Information Reporting and Backup Withholding

   Certain U.S. Holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, Tyco common shares.

  b. Non-U.S. Holders

   Distributions and Disposition

   In general, and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

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

   In the event that clause (1) in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. federal income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause (2), but not clause (1), in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

   Information Reporting and Backup Withholding

   If the Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S.-related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S.-related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Non-U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Tyco common shares.

   Bermuda Tax Consequences

   In the opinion of Appleby Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of the delivery of Tyco common shares to Sensormatic stockholders in exchange for Sensormatic common shares pursuant to the offer and the merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

   General

   The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to tender Sensormatic common shares in the offer. Sensormatic stockholders are urged to consult their tax advisors concerning the federal, state, local and non-U.S. tax consequences of the offer and merger to them.

Purpose of the Offer; The Merger; Appraisal Rights.

   We are making the offer and will consummate the merger in order to acquire all of the outstanding Sensormatic common shares. As soon as practicable after completion of the offer, Sensormatic will merge with and into Tyco Acquisition. The purpose of the merger is to acquire all Sensormatic common shares not tendered and exchanged pursuant to the offer. In the merger, each then outstanding Sensormatic common share, except for shares held in Sensormatic's treasury or by a Sensormatic subsidiary, shares held by us and any shares for which appraisal rights are available and have been exercised, will be converted into the same fraction of a Tyco common share as is exchanged in the offer for each Sensormatic common share.

   Under Section 251 of the Delaware General Corporation Law, the approval of the board of directors of Sensormatic and the affirmative vote of the holders of a majority of its outstanding shares entitled to vote are

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

required to approve and adopt a merger and a merger agreement. Stockholder approval is not required if the conditions described below for a short-form merger are satisfied. The Sensormatic board of directors has previously approved the merger. If we complete the offer, we would have a sufficient number of Sensormatic common shares to approve the merger without the affirmative vote of any other holder of Sensormatic common shares.

   Section 253 of the Delaware General Corporation Law would permit the merger to occur without a vote of Sensormatic's stockholders, which we refer to as a "short-form merger," if we were to acquire at least 90% of the outstanding Sensormatic common shares in the offer or otherwise, including as a result of additional shares accepted for exchange during the subsequent offering period or purchased following conclusion of the offer. If, however, we do not acquire at least 90% of the then outstanding Sensormatic common shares pursuant to the offer or otherwise, and a vote of Sensormatic's stockholders is required under the Delaware General Corporation Law, a longer period of time will be required to effect the merger. If a vote is required, we will vote our majority shares in favor of the merger. We have agreed in the merger agreement to effect the merger at the earliest practicable time, and if we obtain ownership of 90% of the outstanding Sensormatic common shares in the offer on a fully-diluted basis, to effect the merger as a short-form merger.

   Whether the merger requires a vote of Sensormatic stockholders or is effected through the short-form merger, we cannot complete the merger if any shares of the Sensormatic's convertible preferred stock are outstanding. This is required as a condition to the opinions that tax-free treatment will apply to the offer and the merger. Sensormatic has agreed to call all then outstanding shares of convertible preferred stock for redemption not later than one business day following the initial acceptance of shares for exchange in the offer. These shares will be redeemed on the 30th day after Sensormatic issues a notice of redemption. Shares of convertible preferred stock may be converted prior to the expiration date and tendered in the offer. However, if any shares of convertible preferred stock are outstanding following completion of the offer and are not converted prior to the redemption date for the preferred stock, we will not be able to consummate the merger until the redemption date at the earliest. For additional information, see "Redemption of Sensormatic Preferred Stock" on page 48.


 Appraisal Rights

   Under Delaware law, Sensormatic stockholders do not have appraisal rights in connection with the offer. Stockholders will not have appraisal rights in connection with the merger, unless:

  .  the short form merger procedures are used; or

  . prior to the record date for the vote on the merger, the Sensormatic common shares have been delisted from the New York Stock Exchange, have not been listed on another national stock exchange or on NASDAQ, and are held of record by less than 2,000 holders.

   If appraisal rights are available, dissenting stockholders of Sensormatic who comply with the procedures of Section 262 of the Delaware General Corporation Law will be entitled to a judicial determination of the fair value of their Sensormatic common shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment of such fair value in cash, together with a fair rate of interest thereon. Any such judicial determination of the fair value of the Sensormatic common shares could be based upon factors other than, or in addition to, the price per Sensormatic common share to be paid in the merger or the market value of the Sensormatic common shares. The value so determined could be more or less than the price per Sensormatic common share to be paid in the merger.

   If appraisal rights are available, notice of the availability of such rights will be sent to stockholders that are eligible to exercise such rights, as required by the Delaware General Corporation Law. Even if you would otherwise be entitled to appraisal rights, if you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

Conditions of the Offer

   The offer is subject to a number of conditions, which are described below. The first five conditions are referred to as the basic conditions of the offer. These conditions may not be modified or waived without Sensormatic's prior written consent.

 Minimum Tender Condition

   There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Sensormatic common shares which will constitute at least a majority of the total number of outstanding Sensormatic common shares on a fully-diluted basis as of the date that we accept the Sensormatic common shares pursuant to the offer. As used throughout this prospectus, the term "fully-diluted basis" refers to the total number of outstanding shares of Sensormatic, assuming the exercise of all options, rights and convertible securities that are convertible or exercisable at the time or within 180 days thereafter. Based on information supplied to us by Sensormatic, the number of Sensormatic common shares needed to satisfy the minimum tender condition would have been 48,375,929 as of September 7, 2001.


 Antitrust Condition

   This condition requires that any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or material laws of foreign jurisdictions, including the European Commission, that may be applicable to the offer and the merger have expired or been terminated. For a detailed discussion, see "Antitrust" on page 45.


 Registration Statement Effectiveness Condition

   The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

 Listing Condition

   The Tyco common shares to be delivered in the offer must have been approved for listing on the New York Stock Exchange.

 Tax Opinion Condition

   The tax opinions of PricewaterhouseCoopers LLP, tax advisor to Tyco, and Cleary, Gottlieb, Steen & Hamilton, tax counsel to Sensormatic, described in "Material U.S. Federal Income Tax and Bermuda Tax Consequences" beginning on page 37, to the effect that the offer and the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes must not have been withdrawn.


 Other Conditions of the Offer

   The offer, and the requirement that we accept Sensormatic common shares for exchange or exchange or deliver any Tyco common shares, is also subject to the condition that none of the following will have occurred and be continuing at the time of the expiration date of the offer which, in our good faith judgment, regardless of the circumstances giving rise to the condition, other than our action or omission in breach of the merger agreement, makes it inadvisable to proceed with the offer:


  . there shall be in effect an injunction or other order, decree, judgment or ruling by a governmental authority of competent jurisdiction or a statute, rule, regulation or order shall have been promulgated, or enacted by a governmental authority of competent jurisdiction which in any such case (1) restrains or prohibits the making or consummation of the offer or the consummation of the merger, (2) prohibits or restricts the ownership or operation by us (or any of our affiliates or subsidiaries) of any material portion of Sensormatic's business or assets, or any material portion of Tyco's security or safety business or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of Sensormatic's business or assets, or compels us (or any of our affiliates or subsidiaries) to dispose of or hold separate any material portion of Sensormatic's business or assets, or any material portion of Tyco's security or safety business or which would substantially deprive us and/or our affiliates or subsidiaries of the benefit of ownership of the Sensormatic's business or assets, (3) imposes material limitations on our ability effectively to acquire or to hold or to exercise full rights of ownership of the Sensormatic common shares, including, without limitation, the right to vote the shares acquired by us pursuant to the offer or the merger on all matters properly presented to Sensormatic's stockholders,
   (4) imposes any material limitations on our ability and/or the ability of our affiliates or subsidiaries effectively to control in any material respect the business and operations of Sensormatic, (5) as a result of the offer and the merger materially restricts any future business activity by Tyco or any of its affiliates relating to the security or safety business, including, without limitation, by requiring the prior consent of any person or entity, including any governmental authority, to future transactions by Tyco or any of its affiliates, or (6) imposes any liability as a result of the offer or the merger on the other transactions contemplated by the merger agreement which, if borne by Sensormatic, would have a material adverse effect on Sensormatic; or

  . there has been instituted, pending or threatened an action by a governmental authority seeking to restrain or prohibit the making or consummation of the offer, the consummation of the merger or to impose any other restriction, prohibition, obligation or limitation referred to in the preceding bullet point; or

  .  the merger agreement has been terminated in accordance with its terms;
     or

  . there shall have occurred (1) any general suspension of, or limitation on prices for, trading in the Sensormatic common shares or the trading of the Tyco common shares on the New York Stock Exchange, (2) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (3) in the case of any of the foregoing clauses existing at the time of the execution of the merger agreement, a material acceleration or worsening thereof; or

  . we and Sensormatic have agreed that we will amend or terminate the offer or postpone the exchange of shares pursuant thereto; or

  . any of the representations and warranties of Sensormatic contained in the merger agreement shall have been untrue when made or shall have become untrue, as determined in accordance with the materiality principles for making this determination set out in the merger agreement; or

  . Sensormatic has failed to perform each obligation and agreement and complied with each covenant to be performed and complied with by it under the merger agreement in all material respects; or

  . Sensormatic's board of directors has withdrawn or adversely modified or amended its recommendation of the offer or has recommended another transaction; or

  . (A) any person or group, other than we and our affiliates, has acquired beneficial ownership of more than 25% of the outstanding Sensormatic common shares, or has been granted any options or rights, conditional or otherwise, to acquire a total of more than 25% of the outstanding Sensormatic common shares and which, in each case, does not tender the shares beneficially owned by it in the offer; (B) any new group has been formed which beneficially owns more than 25% of the outstanding Sensormatic common shares and which does not tender the shares beneficially owned by it in the offer; or (C) any person or group, other than we or one or more of our affiliates, has entered into an agreement in principle or definitive agreement with Sensormatic with respect to a tender or offer for any Sensormatic common shares or a merger, consolidation or other business combination with or involving Sensormatic; or

  . any change, development, effect or circumstance has occurred and is continuing that would reasonably be expected to have a material adverse effect, as defined in the merger agreement, on Sensormatic; or

  . Sensormatic has filed for bankruptcy or another person has filed a bankruptcy petition against Sensormatic that is not dismissed within two business days;

   The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the condition. We may, in our reasonable discretion, waive these conditions in whole or in part, other than the minimum tender condition, the antitrust condition, the registration statement effectiveness condition, the listing condition or the tax opinion condition. Those basic conditions may only be waived with Sensormatic's prior written consent.

Dividends and Distributions


   Other than quarterly dividends to holders of Sensormatic preferred stock, Sensormatic is prohibited prior to the consummation of the merger from declaring or paying any dividend or distribution in respect of any of its capital stock. No adjustment will be made to the consideration that holders of Sensormatic preferred stock who convert and tender their preferred stock pursuant to the procedure provided in the notice of conversion and letter of transmittal would receive as a result of payment of the required dividends on the Sensormatic preferred stock. If Sensormatic were to declare or pay any other dividend or distribution and because of this Tyco Acquisition were to make an adjustment to the consideration that holders of Sensormatic common shares would receive in the offer, the offer will remain open for a period of at least 10 business days from the time that the adjustment is publicly announced.



Regulatory Approvals

   Except as set forth herein, we are not aware of any licenses or regulatory permits that appear to be material to the business of Sensormatic and that might be adversely affected by our acquisition of Sensormatic common shares in the offer. In addition, except as set forth herein, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Sensormatic common shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Sensormatic's businesses, or that certain parts of Sensormatic's, Tyco or any of its subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, subject to the provisions of the merger agreement, we may not be required to purchase any Sensormatic common shares in the offer.

 State Takeover Laws

   Sensormatic is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an "interested stockholder," which is generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof, from engaging in a "business combination," which is defined to include mergers and certain other transactions, with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. The board of directors of Sensormatic has recommended the offer, approved the merger agreement and the other transactions contemplated by such agreement, and such approval is sufficient to render inapplicable to the merger the provisions of Section 203 of the Delaware General Corporation Law.

   A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, or whose business operations otherwise have substantial economic effects, in such states. Sensormatic conducts business in a number of states throughout the United States, some of which may have enacted takeover laws as described above. We do not believe that any such takeover statutes are applicable to the offer or the merger and have not attempted to comply with any such state takeover statutes in connection therewith.

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

   We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer or the merger, and nothing herein nor any action that we take in connection with the offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer or the merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the offer or the merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for exchange Sensormatic common shares tendered in the offer or be delayed in continuing or consummating the offer. In that case, we may not be obligated to accept for purchase, or pay for, any Sensormatic common shares tendered.

 Antitrust

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Tyco from accepting for exchange shares tendered in the offer until certain information and materials have been furnished to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting periods have expired or been terminated. On August 17, 2001, Tyco and Sensormatic each filed their Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division. We expect that the waiting period will expire at 11:59 p.m. New York City time on September 17, 2001, although the waiting period could be terminated earlier by the FTC and the Antitrust Division or extended if the FTC or the Antitrust Division requests additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by the parties with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with Tyco's consent. At any time before or after the exchange of shares pursuant to the offer, either the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the exchange of shares pursuant to the offer or seeking the divestiture of shares purchased in the offer or the divestiture of substantial assets of Tyco, its subsidiaries or Sensormatic.

   If the acquisition of shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material from Tyco pursuant to the HSR Act, the offer may, and to the extent required by the merger agreement will, be extended and, in any event, the acquisition of and payment for shares will be deferred until after any applicable waiting period, agreement or court order blocking the transaction expires or is terminated. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law or to rights of Tyco Acquisition or Sensormatic to terminate the merger agreement, except as provided in the merger agreement. It is a condition to the offer that the waiting period applicable under the HSR Act to the offer expire or be terminated. See "Conditions of the Offer."

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of shares pursuant to the offer. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. As in any case, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

   The acquisition of shares in the offer is also subject to notification to, and approval by, the Commission of the European Communities under Council Regulation (EEC) No. 4064/89 of 21 December 1989, as amended, on the control of concentrations. Tyco submitted a formal notification on Form CO on August 29, 2001. The Commission will have one month from the filing of the Form CO in which to assess whether the proposed merger will create or strengthen a dominant position as a result of which competition would be impeded in the European common market or in a substantial part of it. At the end of the initial one month review period, the Commission generally must either clear the proposed merger or, where it has "serious doubts" as to the compatibility of the proposed merger with the European common market, open an in-depth second phase investigation, which may last for a further four months. The initial one month review period may be extended to six weeks if the notifying party offers commitments designed to address any competition concerns identified by the Commission, or if a member state of the European Union requests the transaction be referred for investigation by its own domestic competition authority in circumstances where the transaction impacts on a distinct national market. During the review process, conditions may be imposed on, or commitments required to be given by, the notifying party. Other than in exceptional circumstances, we may not exercise the voting rights attached to the Sensormatic common shares and may not otherwise implement the proposed merger until the Commission has issued a clearance decision.

   The offer and the merger are also subject to notification to the Commissioner of Competition under the pre-merger notification requirements of the Competition Act (Canada). The offer cannot be consummated and the merger cannot be completed until the parties have either filed a notification and the applicable waiting periods have expired or the Commissioner of Competition has issued an advance ruling certificate or "ARC." Where the Commissioner has issued an ARC, the parties are exempted from the obligation to file a notification. The parties anticipate that they will file a short-form notification, which ordinarily allows a transaction to be completed on the 15th day after the Commissioner has received the notification, although the Commissioner may still challenge a transaction at any time up to three years after its completion.

   Tyco does not believe that the consummation of the offer and the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that no governmental agency will challenge the offer and the merger on antitrust grounds. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or to impose conditions on the merger.

   Tyco and Sensormatic each conducts operations in a number of countries other than the United States, the European Union and Canada, and filings may have to be made with the governments of these countries under their respective pre-merger notification statutes. Where necessary, the parties intend to make such filings.

Certain Effects of the Offer

   Reduced Liquidity; Possible Delisting. The purchase of Sensormatic common shares pursuant to the offer will reduce the number of holders of Sensormatic common shares and the number of Sensormatic common shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Sensormatic common shares held by the public. Sensormatic common shares are principally traded on the New York Stock Exchange. Depending on the number of Sensormatic common shares acquired pursuant to the offer, following consummation of the offer, Sensormatic common shares may no longer meet the requirements of the New York Stock Exchange for continued listing.

   If, following the closing of the offer, shares of Sensormatic no longer meet the requirements of the New York Stock Exchange for continued listing and the shares were no longer listed on the New York Stock Exchange, the market for the shares could be adversely affected.

   If the shares no longer meet the requirements of the New York Stock Exchange, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Sensormatic common shares and the availability of quotations for Sensormatic common shares would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Sensormatic common shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Sensormatic common shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Sensormatic common shares.

   Tyco Acquisition intends to cause the delisting of the Sensormatic common shares from the New York Stock Exchange following consummation of the merger.

   According to Sensormatic, as of September 7, 2001, there were approximately 79,903,919 Sensormatic common shares outstanding, held by approximately 3,037 holders of record.


   Status as "Margin Securities." The Sensormatic common shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Sensormatic common shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the Sensormatic common shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Sensormatic common shares would be ineligible as collateral for margin loans made by brokers.

   Financing of the Offer and the Merger. The securities required to consummate the offer and the merger come from Tyco's authorized but unissued shares. We expect to incur customary fees for the information agent, the exchange agent, the financial printer, counsel and other professionals. We will obtain all of such funds from Tyco's available capital resources

   Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the merger or another business combination following the purchase of Sensormatic common shares pursuant to the offer in which Tyco Acquisition seeks to acquire the remaining shares not held by it. We believe that Rule 13e-3 will not be applicable to the merger. Rule 13e-3 requires, among other things, that certain financial information concerning Sensormatic and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

   Plans for Sensormatic. Except as otherwise set forth in this offer, it is expected that initially following the merger, the business and operations of Sensormatic will be continued substantially as they are being conducted, but within Tyco's Fire and Security Services unit. By its inclusion within the Tyco Fire and Security Services unit, Sensormatic will be able promptly to begin marketing its products through Tyco's global Fire and Security Services distribution network. Following the merger, Tyco intends to conduct a comprehensive review of Sensormatic's business, operations, capitalization and management with a view to optimizing Sensormatic's potential in conjunction with Tyco's businesses. Based upon Tyco's past acquisition experience, we expect that over time this will lead to integration of facilities, management and other personnel, raw materials acquisition, regulatory efforts and administrative functions. We also anticipate that Tyco's Fire and Security Services unit will apply its considerable resources toward developing new products and services using Sensormatic's existing assets and technology.

   Registration Under the Exchange Act. Sensormatic common shares are currently registered under the Exchange Act. Sensormatic can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Sensormatic common shares. Termination of registration of the Sensormatic common shares under the Exchange Act would reduce the information that Sensormatic must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Sensormatic common shares. In addition, if Sensormatic common shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Sensormatic. Furthermore, the ability of "affiliates" of Sensormatic and persons holding "restricted securities" of Sensormatic to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would not be listed on the New York Stock Exchange nor included on the Federal Reserve Board's list of "margin securities."

Accounting Treatment

   Tyco will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by Tyco in connection with the merger, together with the direct costs of the merger, will be allocated to Sensormatic's assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets and liabilities and results of operations of Sensormatic will be consolidated into the assets and liabilities and results of operations of Tyco after the merger.

Redemption of Sensormatic Preferred Stock

   Sensormatic presently has outstanding 690,000 shares of its 6 1/2% convertible preferred stock, each of which has a liquidation preference of $250 per share. The preferred shares trade through depositary receipts, each of which represents a one-tenth interest in a preferred share. The preferred shares are convertible into Sensormatic common shares based on a current conversion price of $19.52 per Sensormatic common share, resulting in a right to exchange each preferred share and each depositary receipt for approximately
12.8 and 1.28 Sensormatic common shares, respectively.

   If common shares are accepted for exchange in the offer, Sensormatic has agreed to redeem all then outstanding preferred shares in accordance with the terms of the certificate of designations governing the preferred shares. Among other things, these provisions require Sensormatic to mail a notice of redemption to the holders of the preferred shares at least 30 days in advance of the redemption date. Pursuant to the merger agreement, Sensormatic will mail such notice to the holders of the preferred shares no later than one business day after the initial acceptance of Sensormatic common shares for exchange. The redemption date will be the thirtieth day after the mailing of such notice, and the redemption price will be 103.71% of the liquidation preference plus accrued and unpaid dividends.

   Holders of the preferred shares may convert and tender their shares at any time during the pendency of the offer, including during any subsequent offering period. Preferred shares that are not converted will be redeemed on the redemption date, so that no preferred shares will be outstanding at the time of the merger.

   In connection with the offer, Tyco and Sensormatic is delivering to the holders of the Sensormatic preferred shares a notice of conversion and letter of transmittal to enable them to convert their shares into common stock as of immediately prior to the initial acceptance of shares in the offer or during any subsequent offering period and to tender the common stock issued upon conversion in a single step. If the offer is not consummated, the preferred shares delivered pursuant to the notice of conversion and the letter of transmittal will not be converted.

   Holders of Sensormatic preferred shares as of September 21, 2001, the record date for the next dividend payment date on the preferred shares which is payable on October 1, 2001, who convert their preferred shares and tender the Sensormatic common shares issuable upon conversion in the offer pursuant to the procedure provided in the notice of conversion and letter of transmittal, will receive the October 1, 2001 dividend whether or not such conversion is effected and will receive this dividend prior to such conversion if it is effected.

Prepayment of Sensormatic Notes

   Sensormatic has outstanding $135 million principal amount of 8.21% senior notes due January 30, 2003 and $230 million principal amount of 7.74% senior notes due March 29, 2006. On August 3, 2001, Sensormatic mailed to holders of the notes notices stating that the signing of the merger agreement is a "Change of Control Event" as defined in the respective note agreement. Pursuant to these notices and according to the provisions of the respective note agreement and contingent on consummation of the offer, Sensormatic is making an offer to prepay the notes upon initial acceptance of shares for exchange in the offer at 100% of the principal amount plus accrued interest to the date of prepayment plus 50% of the "make-whole amount."

   With respect to the 7.74% senior notes, in the event that ten days expire after more than 50% of the Sensormatic common shares are tendered in the offer, without withdrawals reducing such percentage to 50% or less, the date of prepayment for holders who accepted the offer would be the expiration of such ten day period. The merger agreement permits the Sensormatic board to recommend and Sensormatic to advise its stockholders to delay tender of their common shares into, or temporarily withdraw their tendered common shares from, the offer in order to avoid a date of prepayment prior to the consummation of the offer.

   In addition, in the event that all the holders of the 8.21% senior notes do not accept Sensormatic's offer of prepayment, depending on the amount of convertible preferred stock outstanding and unconverted on the redemption date for the convertible preferred stock, Sensormatic may be required to prepay its 8.21% senior notes in order that the redemption of the convertible preferred stock will not violate the terms of these notes. The redemption price for the 8.21% senior notes in this case would be their principal amount plus accrued interest plus 100% of the "make-whole" amount.

   As provided in the merger agreement, following initial acceptance of Sensormatic common shares for exchange in the offer, Tyco Acquisition will cause to be provided to Sensormatic funds required by Sensormatic to prepay the 7.74% senior notes and 8.21% senior notes as described in this section or as may otherwise be required in connection with the offer and the merger.

   Sensormatic also has outstanding a credit agreement, dated as of December 9, 1999, among Sensormatic, certain borrowing subsidiaries, the Bank of America, N.A. and certain other financial institutions. In accordance with the terms of this credit agreement and in connection with the signing of the merger agreement, Sensormatic provided to Bank of America, the administrative agent, notice that Sensormatic may be required to prepay its public notes as described above. If Sensormatic prepays its notes, the credit agreement requires Sensormatic to prepay the principal amount of these loans, to terminate the commitment of each lender in the credit facility and to cash collateralize outstanding letters of credit, if any.

Fees and Expenses

   We have retained MacKenzie Partners, Inc. as information agent in connection with the offer. The information agent may contact holders of Sensormatic common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Sensormatic common shares. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

   In addition, we have retained Mellon Investor Services LLC as the exchange agent for the offer and as conversion agent to facilitate the procedure for conversion and tender of the Sensormatic preferred shares in connection with the offer. We will pay Mellon Investor Services' reasonable and customary fees for its services, will reimburse Mellon Investor Services for its reasonable out-of-pocket expenses and will indemnify Mellon Investment Services against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Sensormatic common shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Stock Exchange Listing

   Tyco's common shares are listed on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI."

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

                              THE MERGER AGREEMENT

General

   This section describes the material provisions of the merger agreement and Tyco's guarantee of Tyco Acquisition's obligations under the merger agreement. This description is not complete, and stockholders are encouraged to read the full text of the merger agreement which is attached as Annex A to this document. In addition, important information about the merger agreement, the offer and the merger is provided in the previous section entitled "The Offer" beginning on page 30.

The Offer

 Terms of the Offer

   The merger agreement provides for (i) an offer to exchange Tyco common shares in accordance with the exchange ratio described below, for each outstanding share of common stock of Sensormatic that is validly tendered and not properly withdrawn, followed by (ii) a merger of Sensormatic with and into Tyco Acquisition. The merger agreement provides that, except as described below, the fraction of a Tyco common share into which each Sensormatic common share will be converted in the offer will be determined by dividing $24.00 by the average of the Tyco share price described below under "The Exchange Ratio."

   The merger agreement prohibits us, without the consent of Sensormatic, from changing or waiving the basic conditions, from changing the form or decreasing the amount of consideration to be exchanged, decreasing the number of shares sought in the offer, imposing conditions to the offer in addition to those described in "Conditions of the Offer" beginning on page 42, changing the offer conditions, extending the expiration date of the offer beyond its initial expiration date, except as provided in the merger agreement, or making any other change to the terms and conditions to the offer which is adverse to the holders of the shares.


 The Exchange Ratio

   The exchange ratio is designed to give Sensormatic stockholders $24.00 in value of Tyco common shares for each of their Sensormatic common shares so long as the value of a Tyco common share is at least $46.25, as further discussed in the following paragraph. The value of a Tyco common share for these purposes will be calculated by taking the average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange, as reported by Bloomberg Financial Markets, for each of the five consecutive trading days ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer. The exchange ratio is determined by dividing $24.00 by this average share price.

   If the average share price of Tyco common shares is less than $46.25 per share, Tyco Acquisition has the right to terminate the merger agreement unless, after Tyco Acquisition gives Sensormatic written notice of its intention to terminate the merger agreement, Sensormatic agrees to an exchange ratio of 0.5189, the exchange ratio determined by dividing $24.00 by $46.25. Tyco Acquisition's notice of termination must be delivered no later than, the third trading day prior to October 1, 2001, the initially-scheduled expiration date of the offer. If Sensormatic's board of directors agrees to proceed with the
0.5189 exchange ratio, the board must give notice to Tyco Acquisition to that effect no later than the second trading day prior to October 1, 2001. Based on an average share price that is less than $46.25, this 0.5189 exchange ratio would give Sensormatic common stockholders Tyco common shares valued at less than $24.00 for each share of Sensormatic common stock. In this circumstance, Tyco Acquisition and Sensormatic could also agree to a higher exchange ratio, although neither Tyco Acquisition nor Sensormatic is under any obligation to do so. If the average share price of Tyco common shares is less than $46.25 and Tyco Acquisition does not give Sensormatic written notice of its intention to terminate the merger agreement, Sensormatic stockholders will receive $24.00 in value of Tyco common shares for each share of Sensormatic common stock at an exchange ratio to be calculated based on the Tyco average share price.

   See the risk factor entitled "Sensormatic common stockholders could receive less than $24.00 in value of Tyco common shares for each Sensormatic common share" on page 13.

 Adjustments to Exchange Ratio

   If any change in the outstanding shares of capital stock of Tyco or Sensormatic occurs from the date of the merger agreement until the effective time of the merger, including any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares or any stock dividend, the exchange ratio and any amounts payable pursuant to the offer, merger or the merger agreement will be adjusted appropriately.

 Fractional Tyco Common Shares

   No fractional Tyco common shares will be issued in the offer or the merger. Sensormatic stockholders who would otherwise be entitled to a fraction of a Tyco common share will instead receive a cash payment, without interest, determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Tyco average share price used in determining the exchange ratio.

 Conditions of the Offer

   The offer is subject to a number of conditions, which are described in "Conditions of the Offer" beginning on page 42.


 Mandatory Extensions of the Offer

   If any of the conditions to the offer are not satisfied or waived on any scheduled expiration date of the offer, we will extend the offer until such conditions are satisfied or waived; provided that (i) no extension will exceed ten business days and (ii) we are not required to extend the offer beyond March 3, 2002. If and to the extent required by the applicable rules and regulations of the SEC, we will extend the offer, but we are not required to do so beyond March 3, 2002.

 Optional Extensions of the Offer

   If all of the conditions to the offer are satisfied or waived, we are required to accept all tendered shares for exchange following the expiration date in effect at the time of this initial acceptance and have the right to extend the offer for an additional period or periods totaling up to 20 business days. In accordance with SEC rules, if we provide for this subsequent offering period, we will extend the offer for a minimum of three business days, publicly announce the extension and the approximate number and percentage of Sensormatic common shares tendered to date no later than 9:00 a.m. New York City time on the next business day after the expiration date of the initial offering period, immediately begin the subsequent offering period and promptly accept for exchange all shares validly tendered during this period.


 Prompt Exchange for Sensormatic Common Shares After the Closing of the Offer

   Subject to the terms of the merger agreement and the satisfaction, or waiver to the extent permitted by the merger agreement, of the conditions of the offer, we will accept for exchange, and will exchange, all Sensormatic common shares validly tendered and not properly withdrawn pursuant to the offer promptly after the expiration date of the offer.


The Merger

 General

   Unless the merger agreement is terminated as described below, as soon as practicable after the satisfaction or waiver of the closing conditions set forth in the merger agreement, Tyco Acquisition and Sensormatic will file merger documentation with the Secretaries of State of the states of Delaware and Nevada, as prescribed by the Delaware General Corporation Law and the Nevada General Corporation Law, respectively, at which time the merger will be effective.

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

   At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and the applicable provisions of the Delaware General Corporation Law, the state law that applies to Sensormatic which is a Delaware corporation, and the Nevada General Corporation Law, the state law that applies to Tyco Acquisition which is a Nevada corporation, Sensormatic will be merged with and into Tyco Acquisition, the separate corporate existence of Sensormatic will cease and Tyco Acquisition will continue as the surviving corporation.

 Charter Documents; Directors and Officers.

   The articles of incorporation and bylaws of Tyco Acquisition in effect immediately prior to the effective time, which are required to contain at that time the indemnification provisions described under "indemnification and insurance" on page 58, will be the articles of incorporation of the surviving corporation, except that the name of the surviving corporation shall be changed to "Sensormatic Electronics Corporation," until thereafter amended in accordance with the applicable provisions of the articles of incorporation and bylaws and as provided by the Nevada General Corporation Law.

   From and after the effective time of the merger and until their respective successors are duly elected or appointed and qualified, (i) the directors of Tyco Acquisition immediately prior to the effective time will be the directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and bylaws of the surviving corporation, and (ii) the officers of Sensormatic immediately prior to the effective time will be the officers of the surviving corporation.

Merger Consideration

 General

   Under the terms of the merger agreement, at the effective time of the merger, each outstanding Sensormatic common share will be converted into the same fraction of a Tyco common share as was exchanged in the offer.

 Stock Options

   Each option to acquire Sensormatic common shares outstanding immediately prior to the effective time of the merger will, at the effective time, become fully vested and exercisable and otherwise will continue to have, and be subject to, the same terms and conditions set forth in the relevant Sensormatic stock option plan and applicable award agreement and any other agreement or arrangement with respect to such options in effect immediately prior to the effective time of the merger, except that (i) each Sensormatic stock option will be exercisable for that number of whole Tyco common shares equal to the product of the number of Sensormatic common shares that would have been issuable upon exercise of such Sensormatic stock option immediately prior to the effective time of the merger multiplied by the exchange ratio, rounded to the nearest whole number of Tyco common shares, and (ii) the exercise price per share for the Tyco common shares issuable upon exercise of such Sensormatic stock option will be equal to the quotient determined by dividing the exercise price per Sensormatic common share at which such Sensormatic stock option was exercisable immediately prior to the effective time by the exchange ratio, rounded to the nearest whole cent.

 Restricted Stock

   At the effective time, all restrictions and forfeiture provisions applicable to any outstanding restricted Sensormatic common share granted or awarded under any Sensormatic plan will lapse to the extent provided in any agreement between Sensormatic and the recipient of the restricted shares. These shares will be treated like any other Sensormatic common shares in the merger.

 Stock Purchase Plans

   Beginning with the date of the merger agreement, Sensormatic will not establish, or implement any decisions to establish, any new employee stock purchase plans, nor will it extend the availability of the Sensormatic stock purchase plans to any employees not previously eligible to be included in the Sensormatic stock purchase plans. Sensormatic will terminate its current stock purchase plan prior to the effective time of the merger and all Sensormatic common shares under the Sensormatic stock purchase plan will be treated like all other Sensormatic common shares.

 Cancellation

   Each Sensormatic common share held by Sensormatic or any of its subsidiaries or owned by Tyco or Tyco Acquisition immediately prior to the effective time of the merger will be cancelled and extinguished at the effective time and not exchanged for or otherwise converted into Tyco common shares.

Exchange of Sensormatic Common Shares

   As necessary from time to time following the effective time, Tyco Acquisition will make available to Mellon Investor Services LLC, as exchange agent, (1) the Tyco common shares required for the exchange of Sensormatic common shares in the merger and (2) an amount of cash sufficient to permit Mellon Investor Services to make the necessary payments of cash in lieu of fractional Tyco common shares.

   Promptly after the consummation of the merger, Tyco Acquisition will instruct Mellon Investor Services to mail to each holder of record, as of the effective time, of a certificate which immediately prior to the effective time represented outstanding Sensormatic common shares whose shares were converted into the right to receive Tyco common shares, a letter of transmittal and instructions as to how to surrender such certificates in exchange for Tyco common shares and payment for any fractional Tyco common shares.

   Holders of certificates previously representing Sensormatic common shares will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to Mellon Investor Services for exchange. When such certificates are surrendered, the holder will receive any unpaid dividends with a record date after the consummation of the merger and any cash in lieu of a fractional Tyco common share without interest. For all other corporate purposes, these certificates will represent, from and after the consummation of the merger, the right to receive the number of Tyco common shares and cash in respect of fractional Tyco common shares into which such Sensormatic common shares are actually converted in the merger.

   Mellon Investor Services will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates formerly representing Sensormatic common shares if the owner of these certificates signs an affidavit of loss, theft or destruction, as appropriate. Tyco Acquisition also may, in its discretion, require the holder of these lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as an indemnity against any claim that might be made against Tyco, Tyco Acquisition or Mellon Investor Services with respect to allegedly lost, stolen or destroyed certificates.

   Any portion of the exchange fund which remains undistributed to the holders of Sensormatic common shares for six months after the effective time shall be delivered to Tyco Acquisition upon demand, and any holders of certificates formerly representing Sensormatic common shares who have not theretofore complied with the exchange instructions will thereafter look only to Tyco Acquisition for the Tyco common shares, any cash in respect of fractional Tyco common shares to which they are entitled and any dividends or other distributions with respect to Tyco common shares to which they are entitled, in each case without any interest thereon.

Sensormatic Board of Directors

   Upon the acceptance for exchange of Sensormatic common shares pursuant to the offer, we will be entitled to designate a number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on Sensormatic's board of directors and (ii) the percentage that the number of shares owned by Tyco and Tyco Acquisition bears to the total number of Sensormatic common shares outstanding at that time. Until the merger has become effective, Sensormatic's board of directors will include at least two members who were directors of Sensormatic prior to the consummation of the offer. The merger agreement provides that if Tyco Acquisition's designees are appointed to Sensormatic's board of directors prior to the effective time, the affirmative vote of the continuing Sensormatic directors will be required for Sensormatic to:

  . amend or terminate the merger agreement or agree or consent to any amendment or termination of the merger agreement,

  . waive any of Sensormatic's or its stockholders' rights, benefits or remedies under the merger agreement,

  . extend the time for performance of Tyco Acquisition's obligations under the merger agreement, or

  . approve any other action of Sensormatic which is reasonably likely to adversely affect the holders of Sensormatic common shares, other than Tyco Acquisition and its affiliates.

   The continuing Sensormatic directors will have the sole authority to assert and seek to enforce any and all of Sensormatic's rights and remedies and to take any action to seek to enforce any obligations of Tyco Acquisition under the merger agreement. Tyco Acquisition's designees will abstain and not act upon any such action by the continuing Sensormatic directors.

   Sensormatic shall pay the reasonable fees and expenses of one firm of independent counsel retained by the continuing Sensormatic directors in connection with their duties as continuing directors or actions to be taken by Sensormatic and for the purpose of enforcing Sensormatic's rights and remedies under the merger agreement.

Representations and Warranties

   Sensormatic has made customary representations and warranties in the merger agreement about itself. We have made customary representations and warranties about Tyco and its subsidiaries.

Conduct of Business by Sensormatic

   Sensormatic has agreed that, prior to the consummation of the merger, unless Tyco Acquisition otherwise agrees in writing, Sensormatic will conduct its business, and will cause its subsidiaries to conduct their businesses, only in the ordinary course of business and in a manner consistent with past practice. Sensormatic will also use reasonable commercial efforts to preserve substantially intact the business organization of Sensormatic and its subsidiaries, to keep available the services of the present officers, employees and consultants of Sensormatic and its subsidiaries and to preserve the present relationships of Sensormatic and its subsidiaries with customers, suppliers and other persons with which Sensormatic or any of its subsidiaries has significant business relations. In particular, subject to certain exceptions, Sensormatic has agreed that neither it nor any of its subsidiaries, without the prior written consent of Tyco Acquisition, will:

  1. amend or otherwise change Sensormatic's Restated Certificate of Incorporation or Bylaws;

  2. issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest in Sensormatic or any of its subsidiaries or affiliates, except for the issuance of Sensormatic common shares upon the exercise of stock options outstanding on the date of the merger agreement or upon the conversion or redemption of the Sensormatic preferred stock;

  3. sell, pledge, dispose of or encumber any assets of Sensormatic or any of its subsidiaries, other than sales of assets in the ordinary course of business and in a manner consistent with past practice, dispositions of obsolete or worthless assets or sales of immaterial assets not in excess of $2 million in the aggregate;

  4.. declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, other than dividends to Sensormatic paid by a wholly-owned subsidiary of Sensormatic other than Sensormatic Electronics Corporation (Puerto Rico) that are not cross-border dividends, and other than dividends to holders of Sensormatic preferred stock,

    . split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock,

    . amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its or its subsidiaries' securities, except (1) under the terms of certain existing agreements, (2) to the extent necessary to comply with tax withholding obligations in connection with the exercise of stock options and (3) that Sensormatic may give notice of redemption and redeem the Sensormatic preferred stock,

    . settle, pay or discharge any claim, suit or other action brought or threatened against Sensormatic with respect to or arising out of a stockholder equity interest in Sensormatic, or

    .  make any cross-border capital contributions to a subsidiary;

    5.  .make any acquisitions,

    . incur any indebtedness for borrowed money other than (1) under Sensormatic's or any of its subsidiaries' existing committed or uncommitted credit facilities, after providing Tyco Acquisition with prior notice of borrowings or reborrowings and (2) other borrowings not in excess of $4 million in the aggregate,

    . issue any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, other than in the ordinary course of business consistent with past practice, but not loans and advances to employees of Sensormatic to fund the exercise of Sensormatic options or otherwise to purchase Sensormatic common shares, except to employees who had the right to receive such loans or advances on the date of the merger agreement,

    . authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $40 million over the 12 months from the date of the merger agreement, or

    . enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the above;

  6.. increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees in accordance with past practice,

    . grant any severance or termination pay, except for obligations existing on the date of the merger agreement or in accordance with past practice, to, or enter into or amend any employment or severance agreement with, any current or prospective employee, other than newly hired employees and employees promoted in the ordinary course of business whose annual salary does not exceed $100,000 and whose severance benefits do not exceed one times their annual salary, or

    . establish, adopt, enter into or amend any collective bargaining agreement, benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except as may be required by law, by existing agreement or as would not result in a material increase in the cost of maintaining such bargaining agreement, benefit plan, trust, fund, policy or arrangement;

  7. change accounting policies or procedures, except as required by a change in GAAP occurring after the date of the merger agreement;

  8. make any tax election or settle or compromise any U.S. federal, state, local or non-U.S. tax liability;

  9. pay, discharge or satisfy any claims, liabilities or obligations out of the ordinary course of business in excess of $5 million in the aggregate;

  10. enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of its technology other than user licenses and license-back agreements for technology acquired or co-developed after the date of the merger agreement; or

  11. take, or agree in writing or otherwise to take, any of the actions described in (1) through (10) above or any action which would make any of the representations or warranties of Sensormatic contained in the merger agreement untrue or incorrect or prevent Sensormatic from performing or cause Sensormatic not to perform its covenants under the merger agreement.

Conduct of Business of Tyco

   Tyco Acquisition has agreed that, prior to the consummation of the merger, unless Sensormatic otherwise agrees in writing, it will take all action necessary to cause Tyco to conduct its business and will cause its subsidiaries to conduct their businesses in the ordinary course of business and consistent with past practice, including actions taken by Tyco or its subsidiaries in contemplation of the merger or other business acquisitions otherwise in compliance with the merger agreement, and will not, without the prior written consent of Sensormatic:

  1.  amend or otherwise change Tyco's Memorandum of Association or Bye-Laws;

  2. make or agree to make any acquisition of any business or assets or disposition of assets which would materially delay or prevent the consummation of the offer, the merger and the other transactions contemplated by the merger agreement;

  3. declare, set aside, make or pay any dividend or other distribution on any of its capital stock, other than the regular quarterly cash dividends of up to $0.0125 per share and other than a dividend to Tyco by a wholly-owned subsidiary of Tyco;

  4. change accounting policies or procedures, except as required by a change in GAAP occurring after the date of the merger agreement; or

  5.  take, or agree in writing or otherwise to take, actions described in
      (1) through (4) above or any action which would make any of the representations or warranties of Tyco Acquisition contained in the merger agreement untrue or incorrect or prevent Tyco Acquisition from performing or cause Tyco Acquisition not to perform its covenants under the merger agreement.

No Solicitation

   Sensormatic has agreed that it will not solicit or knowingly encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transactions involving Sensormatic or any of its subsidiaries that if consummated would constitute an "Alternative Transaction." An Alternative Transaction means:

  . any transaction pursuant to which any third party acquires more than 25% of the outstanding shares of any class of Sensormatic's equity securities, whether from Sensormatic or pursuant to a tender offer, an exchange offer or otherwise,

  . a merger or other business combination involving Sensormatic pursuant to which any third party acquires more than 25% of the outstanding equity securities of Sensormatic or the entity surviving such merger or business combination,

  . any transaction pursuant to which any third party acquires or would acquire control of more than 25% of the fair market value of all of the assets of Sensormatic and its subsidiaries, taken as a whole, immediately prior to such transaction, or

  . any other consolidation, business combination, recapitalization or similar transaction involving Sensormatic or any of its significant subsidiaries, other than transactions contemplated by the merger agreement.

   Any inquiry or proposal by a third party to effect an Alternative Transaction is referred to as an "Acquisition Proposal."

   If Sensormatic's board of directors, following consultation with independent legal counsel, reasonably determines in good faith that such action is or is reasonably likely to be required to discharge properly its fiduciary duties, Sensormatic's board of directors, after notice to Tyco Acquisition, is permitted to:

  . furnish information to a third party which has made, but was not solicited to make in violation of the merger agreement, a bona fide Acquisition Proposal that Sensormatic's board of directors concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a "Superior Proposal," as defined below; and

  . consider and negotiate a bona fide Acquisition Proposal that Sensormatic's board of directors concludes in good faith after consulting with a nationally recognized investment banking firm is a Superior Proposal not solicited in violation of the merger agreement.

   A Superior Proposal is any proposal made by a third party to acquire, directly or indirectly, for cash and/or securities, all of Sensormatic's common stock entitled to vote generally in the election of directors, or all or substantially all of Sensormatic's assets, on terms which Sensormatic's board of directors reasonably believes, after consultation with a nationally recognized financial advisor, to be more favorable from a financial point of view to Sensormatic stockholders than the merger and the transactions contemplated by the merger agreement, taking into account at the time of determination any changes to the financial terms of the merger proposed by Tyco Acquisition, although a Superior Proposal may be subject to a diligence review and other customary conditions.

   Neither Sensormatic nor Sensormatic's board of directors may withdraw or modify, or propose to withdraw or modify, in a manner adverse to Tyco Acquisition, the approval by Sensormatic's board of directors of the offer, the merger agreement and the merger, except to the extent that Sensormatic's board of directors reasonably determines in good faith and after consultation with independent legal counsel that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

   At any time prior to consummation of the offer, Sensormatic's board of directors may recommend and Sensormatic or its directors, officers, employees, agents and affiliates may advise Sensormatic stockholders to delay the tender of their Sensormatic common shares into, or temporarily withdraw tendered shares from, the offer in order to avoid, prior to consummation of the offer, the occurrence of a "change of control" or similar event from occurring which may require prepayment pursuant to any indebtedness of Sensormatic. Any such recommendation will not be deemed a breach of the merger agreement or a withdrawal or modification of, or a proposal to withdraw or modify in any respect, the recommendation of Sensormatic's board of directors to Sensormatic stockholders to accept the offer and to approve and adopt the merger agreement and the merger.

   In addition, unless the merger agreement has been terminated in accordance with its terms, Sensormatic and Sensormatic's board of directors may not enter into any agreement with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction.

   The merger agreement expressly provides that the foregoing covenants do not prohibit Sensormatic from taking and disclosing to its stockholders a position regarding an Alternative Transaction or Acquisition Proposal required by the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation or by the New York Stock Exchange.

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

   Sensormatic has agreed:

  . to immediately cease and cause to be terminated any existing discussions or negotiations with any third party that were ongoing at the time of the execution of the merger agreement;

  . not to release any third party from the confidentiality and standstill provisions of any agreement to which Sensormatic is a party except for a release from standstill provisions in connection with a Superior Proposal;

  . to notify Tyco Acquisition orally and in writing within 24 hours after receipt of, or modification or amendment to, any Acquisition Proposal or any request for nonpublic information relating to Sensormatic or any of its subsidiaries in connection with an Acquisition Proposal and to disclose to Tyco Acquisition the terms of all Acquisition Proposals and the identity of the person making all Acquisition Proposals; and

  . to promptly notify Tyco Acquisition orally and in writing if it enters into negotiations concerning any Acquisition Proposal.

   Sensormatic will ensure that the officers and directors of Sensormatic and its subsidiaries and any investment banker or other advisor or representative retained by Sensormatic are aware of the restrictions described above.

Certain Other Covenants

 Consents; Approvals

   Each of Sensormatic and Tyco Acquisition will use its reasonable best efforts, and Tyco Acquisition will cause Tyco to use its reasonable best efforts, to obtain, and to cooperate with each other in order to obtain, all consents, waivers, approvals, authorizations or orders. Each of Sensormatic and Tyco Acquisition will make all filings required in connection with the authorization, execution and delivery of the merger agreement and the consummation by them of the transactions contemplated thereby.

 Agreements with Respect to Affiliates

   Sensormatic will identify to Tyco Acquisition all persons who are anticipated to be "affiliates" of Sensormatic for purposes of Rule 145 under the Securities Act at the time of the meeting of the Sensormatic stockholders, if one is required. Sensormatic will use its reasonable best efforts to cause each person identified as an "affiliate" to deliver to Tyco Acquisition a written agreement that he or she will only dispose of Tyco common shares in compliance with the securities laws.

 Indemnification and Insurance

   For six years following the consummation of the merger, the articles of incorporation and bylaws of the surviving corporation will contain the same indemnification provisions as currently set forth in Sensormatic's Restated Certificate of Incorporation and Bylaws, and these provisions will not be amended, modified or otherwise repealed in any manner that would adversely affect the rights thereunder of individuals who were directors, officers, employees or agents of Sensormatic at or prior to the consummation of the merger unless otherwise required by law.

   After the consummation of the merger, the surviving corporation will, to the fullest extent permitted under applicable law or under its articles of incorporation or bylaws, indemnify and hold harmless each present and former director, officer or employee of Sensormatic or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by the merger agreement or otherwise with respect to any

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acts or omissions occurring at or prior to the consummation of the merger, to the same extent as provided in Sensormatic's Restated Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the merger agreement, in each case for a period of six years following the consummation of the merger.

   Following the merger, the surviving corporation will honor and fulfill in all respects Sensormatic's obligations under the indemnification agreements and employment agreements with Sensormatic's officers and directors existing at or before the consummation of the merger.

   In addition, for a period of not less than six years after the consummation of the merger, the surviving corporation will provide Sensormatic's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the consummation of the merger that is no less favorable than Sensormatic's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the surviving corporation will not be required to pay an annual insurance premium in excess of 200% of the annual premium currently paid by Sensormatic for such insurance, but in such case will purchase as much coverage as possible for such amount.

   These provisions are not intended in any way to limit the rights of the indemnified persons under Sensormatic's Restated Certificate of Incorporation and Bylaws or any agreements permitted under the merger agreement, which rights are intended to survive the merger and to be binding on the surviving corporation and its successors and assigns.

 Further Action/Tax Treatment

   The parties to the merger agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to each of their obligations under the merger agreement. This covenant includes Tyco's obligation to agree to divest, abandon, license, enter into, modify, maintain or renew any contract or arrangement regarding, or take similar action with respect to, any assets of Tyco or Sensormatic which are in the aggregate not material to Tyco or Sensormatic. In addition, Tyco Acquisition and Sensormatic will, and Tyco Acquisition will cause Tyco to, use its reasonable best efforts to cause the offer and the merger to qualify as a reorganization under the provisions of
Section 368(a) of the U.S. Internal Revenue Code, as specified in the merger agreement, and will not, either before or after the consummation of the merger, take any actions or fail to take any actions which might reasonably be expected to prevent the offer and the merger from so qualifying.

 Public Announcements

   Tyco Acquisition and Sensormatic will not issue any press release or make any written public statement with respect to the offer, the merger or the merger agreement and the transactions contemplated thereby without the prior consent of the other party, which consent will not be unreasonably withheld. A party is permitted to make disclosures without the consent of the other party as required by law or the rules and regulations of the New York Stock Exchange, if the disclosing party has used all reasonable efforts to consult with the other party.

 Tyco Common Shares

   Tyco Acquisition will take all actions necessary so that Tyco will issue to Tyco Acquisition the Tyco common shares to be delivered to Sensormatic stockholders in the offer and the merger. Tyco has also guaranteed to use its best efforts to list on the New York Stock Exchange the Tyco common shares to be delivered in the offer and the merger.

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 Certain Employee Benefits

   During the period from the effective time through June 30, 2002, the surviving corporation will provide each person who was an employee of Sensormatic or any of its subsidiaries at the effective time of the merger with salary and employee benefits that are comparable in the aggregate to those provided to such employee immediately prior to the effective time, provided, however, that the surviving corporation has the right to amend any employee plans, including, without limitation, any retiree welfare benefit plans or pension benefit plans in effect as of the effective time, and to commence the participation of such employees in Tyco Acquisition's health and welfare benefit plans effective as of January 1, 2002. During this same period, the surviving corporation will maintain severance plans, policies and programs for the benefit of these employees that are at least as favorable as the plans, policies and programs applicable to such employees immediately prior to the effective time, without amendment or modification adverse to any such employee.

   After this period, subject to certain exceptions, the surviving corporation will provide these employees with benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of Tyco. The surviving corporation will recognize service accrued by Sensormatic employees prior to the effective time for all purposes, except for benefit accrual under defined benefit pension plans, will waive pre-existing condition limitations and eligibility waiting periods under any group health plan and will give credit for amounts paid prior to the effective time for purposes of applying deductibles, co-payments and out-of-pocket maximums.

   From and after the initial acceptance of shares for exchange in the offer, Sensormatic and the surviving corporation will honor in accordance with their terms all benefits and obligations under the Sensormatic employee benefit plans and all agreements with employees and consultants of Sensormatic, each as in effect on the date of the merger agreement or as amended pursuant to the merger agreement.

   Annual bonuses for Sensormatic's fiscal year ended June 30, 2001 under Sensormatic's employee benefit plans that are not paid prior to the effective time of the merger will be paid by the surviving corporation in accordance with Sensormatic's plans and customary practices. Sensormatic will amend its 401(k) plans and any other employee benefit plan, where necessary, to preclude any additional purchases of Sensormatic common shares and will communicate this amendment to the participants in such plans.

   These provisions may not be enforced against the surviving corporation by any employee of Sensormatic or any other person. Subject to compliance with these provisions, they do not prevent the surviving corporation or any other subsidiary of Tyco from amending or modifying any employee benefit plan, program or arrangement in any respect in accordance with its terms or, subject to the terms of the relevant plan, terminating or modifying the terms and conditions of employment or other service of any person.

 Redemption of Sensormatic Preferred Stock

   Not later than one business day after the initial acceptance of Sensormatic common shares for exchange in the offer by Tyco Acquisition, Sensormatic will publicly announce and mail a notice of redemption for all outstanding shares of Sensormatic preferred stock, if any are outstanding at that time, with the redemption to occur on the thirtieth day following this announcement and notice date.

 Funds for Sensormatic Notes

   Following the initial acceptance of shares for exchange in the offer, Tyco Acquisition will cause Sensormatic to be provided with the funds required to enable Sensormatic to prepay Sensormatic's outstanding 8.21% Senior Notes due January 30, 2003 and outstanding 7.74% Senior Notes due March 29, 2006, as required in accordance with the terms of these notes or as otherwise required in connection with the merger agreement.


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Conditions to the Merger

   The obligations of the parties to consummate the merger are subject to the satisfaction at or prior to the effective time of the following conditions:

  1. Effectiveness of Registration Statement. The registration statement of which this document is a part has become effective under the Securities Act and the SEC has not issued any stop order suspending the effectiveness of the registration statement, nor has the SEC initiated or threatened any proceedings for that purpose or in respect of this document;

  2. Stockholder Adoption. If the requirements for a short-form merger are not satisfied, the holders of the requisite number of Sensormatic common shares have approved the merger and the merger agreement;

  3. Antitrust. All waiting periods applicable to the consummation of the merger under the HSR Act have expired or been terminated, and all necessary clearances and approvals for the merger under any non-U.S. antitrust laws have been obtained, other than for clearances or approvals under any non-U.S. antitrust laws which, if not obtained, would not be reasonably expected to have a material adverse effect on Sensormatic, Tyco or Tyco's Fire and Security Group;

  4. Governmental Actions. No judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction preventing consummation of the merger is in effect;

  5. Illegality. No statute, rule, regulation or order is enacted, entered, enforced or deemed applicable to the merger which makes the consummation of the merger illegal; and

  6. Redemption of Sensormatic Preferred Stock. All shares of Sensormatic preferred stock have been redeemed or converted and have ceased to be outstanding.

Termination; Fees and Expenses

 Termination Rights

   The merger agreement may be terminated:

  1. by mutual written consent duly authorized by the respective boards of directors of Tyco Acquisition and Sensormatic at any time prior to the initial acceptance of shares for exchange in the offer;

  2. by either Tyco Acquisition or Sensormatic, if the initial acceptance of shares for exchange in the offer has not been consummated on or prior to March 3, 2002; provided, however, that this right to terminate is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of the acceptance of shares for exchange in the offer to occur on or prior to March 3, 2002;

  3. by either Tyco Acquisition or Sensormatic, if the offer has terminated or expired in accordance with its terms without the exchange of shares pursuant to the offer; provided, however, that this right to terminate is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of, or resulted in, the failure of any condition to the offer to be satisfied or the failure to exchange shares pursuant to the offer;

  4. by either Tyco Acquisition or Sensormatic, if, at any time prior to the effective time, a court of competent jurisdiction or any governmental, regulatory, or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the offer or the merger;

  5. by Tyco Acquisition, if, prior to the initial acceptance of shares for exchange in the offer, whether or not permitted to do so by the merger agreement, the board of directors of Sensormatic or

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

     Sensormatic: (a)(i) withdraws, modifies or changes its approval or recommendation of the merger agreement, the offer or the merger in a manner adverse to Tyco Acquisition, (ii) approves or recommends to the Sensormatic stockholders an Acquisition Proposal or Alternative Transaction, or (iii) approves or recommends that the stockholders of Sensormatic tender their shares in any tender or offer that is an Alternative Transaction, or (b) takes any position or makes any disclosures to Sensormatic's stockholders required by applicable law, rule or regulation or by the New York Stock Exchange having the effect of any of the foregoing;

  6. by Tyco Acquisition or Sensormatic, prior to the initial acceptance of shares for exchange in the offer, if any representation or warranty of the other party set forth in the merger agreement was untrue when made;

  7. by Tyco Acquisition or Sensormatic, prior to the initial acceptance of shares for exchange in the offer, if any representation or warranty of the other party set forth in the merger agreement has become untrue other than by reason of a material breach of any covenant or agreement on the part of the party making such representation or warranty;

  8. by Tyco Acquisition or Sensormatic, prior to the initial acceptance of shares for exchange in the offer, upon a material breach by the other party of any covenant or agreement set forth in the merger agreement;

  9. by Sensormatic, prior to the initial acceptance of shares for exchange in the offer, in order to accept a Superior Proposal, if:

    . Sensormatic's board of directors has authorized Sensormatic, subject to complying with the terms of the merger agreement, to enter into a definitive agreement with respect to a Superior Proposal and Sensormatic has notified Tyco Acquisition in writing that it intends to enter into such an agreement, attaching a summary of the material terms,

    . Tyco has not made, within two full business days of receipt of Sensormatic's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, a written offer that Sensormatic's board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable to Sensormatic and its stockholders as the Superior Proposal, and

    . prior to such termination, Sensormatic has paid or caused to be paid to Tyco Acquisition in immediately available funds the fees and expenses required to be paid pursuant to the merger agreement; or

  10. by Tyco Acquisition, prior to the initial acceptance of shares for exchange in the offer, if the average of the daily volume-weighted averages of the per share selling prices of a Tyco common share on the New York Stock Exchange for each of the five consecutive trading days ending on the fourth trading day prior to and not including October 1, 2001, the initial date designated for the expiration of the offer, is less than $46.25, provided that:

    . Tyco Acquisition has given Sensormatic notice of its intention to terminate for the reason set forth in this paragraph prior to 5:00 p.m. New York City time on September 26, 2001, the third trading day immediately preceding October 1, 2001, and

    . Sensormatic has not, by 5:00 p.m. New York City time on September 27, 2001, the second trading day immediately preceding October 1, 2001, delivered a notice to Tyco Acquisition agreeing that the exchange ratio will equal 0.5189. If Sensormatic delivers such notice with respect to the exchange ratio, the merger agreement will not be terminated and the exchange ratio for all purposes of the merger agreement will equal 0.5189 or, if the parties agree in their respective sole and absolute discretion, a higher number.

   If a misrepresentation or breach is curable prior to the date then designated for expiration of the offer, the merger agreement may not be terminated under paragraph 6, 7 or 8 prior to the designated expiration date

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except upon not less than five business days' prior notice and thereafter so long as such party continues to exercise its reasonable best efforts to cure.

   The merger agreement contains principles for the determination of whether a representation or warranty has become untrue pursuant to paragraphs 6 and 7 above. Some representations and warranties are deemed untrue if they fail to be true and correct in all material respects and all other representations and warranties are deemed untrue only if they fail to be true and correct in all respects, except where their failure to be true and correct would not reasonably be expected to have a material adverse effect on Sensormatic or Tyco, as the case may be.

   "Material adverse effect" is defined in the merger agreement as any change, effect, development or circumstance that is materially adverse to the business, assets, including intangible assets, financial condition or results of operations of Sensormatic and its subsidiaries or Tyco and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following is excluded from the definition of material adverse effect and from any determination as to whether a material adverse effect has occurred or may occur: changes, effects, developments or circumstances (i) affecting (A) the security or safety industries generally, (B) the United States securities markets generally or (C) economic, regulatory, or political conditions generally or (ii) arising from or relating to the merger agreement, the transactions contemplated by the merger agreement or the announcement of the merger agreement or the transactions contemplated by it, including, without limitation, any effects on personnel, customers and suppliers.

 Fees And Expenses

   Except as set forth below, each of the parties to the merger agreement will pay its own fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the offer or merger is consummated. However, if the offer or merger is not consummated, Tyco Acquisition and Sensormatic will share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of this document, including any preliminary materials related thereto, and any amendments or supplements thereto, the registration statement, the post-effective amendment to the registration statement, the Schedule 14D-9 and any other related offer documents, and (ii) conveyance and similar taxes required to be paid by Sensormatic pursuant to the merger agreement prior to the consummation of the merger.

   Sensormatic will pay Tyco a fee of $70 million, and will pay the actual, documented and reasonable out-of-pocket expenses of Tyco and Tyco Acquisition relating to the transactions contemplated by the merger agreement, including, but not limited to, reasonable fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors, of up to $5 million, upon the first to occur of any of the following events:

  1. the termination of the merger agreement by Tyco Acquisition or Sensormatic due to either (i) the initial acceptance of shares for exchange in the offer not having occurred on or prior to March 3, 2002 or (ii) the offer having terminated or expired in accordance with its terms without the exchange of shares pursuant to the offer, if

    . the minimum tender condition has not been satisfied and no other condition to the offer has been unsatisfied at the time of termination, other than any condition that shall not have been satisfied as a result of a misrepresentation or breach of any covenant by Sensormatic, and

    . Tyco Acquisition has made no misrepresentation and is not in breach of the merger agreement such that Sensormatic would be permitted to terminate the merger agreement; and

    . either:

     . prior to such termination, there shall be outstanding a bona fide
       Acquisition Proposal which has been made directly to the stockholders of Sensormatic or has otherwise become publicly known

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

      or there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal, in each case whether or not conditional and whether or not such proposal shall have been rejected by the board of directors of Sensormatic; or

     . Sensormatic or any third party publicly announces an Alternative
       Transaction within nine months following the date of termination of the merger agreement;

     in the case of either of the above two paragraphs, such transaction is at any time thereafter consummated on substantially the terms previously announced or on terms more favorable to Sensormatic stockholders and provides for a consideration per Sensormatic common share with a fair market value at least equal to the exchange ratio multiplied by the average share price used to determine the exchange ratio, as described under "Terms of the Offer" on page 50 above; and

  2. termination of the merger agreement by Tyco Acquisition under the circumstances described in paragraph 5 under "Conditions to Termination" above; or

  3. the termination of the merger agreement by Sensormatic due to the acceptance by Sensormatic's board of directors of a Superior Proposal under the circumstances described in paragraph 9 under "Conditions to Termination" above.

   If Tyco Acquisition terminates the merger agreement because Sensormatic has materially breached a covenant or agreement, as described in paragraph 8 under "Conditions to Termination" above, Sensormatic must pay Tyco and Tyco Acquisition their respective expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $5 million. In addition, Sensormatic must pay Tyco a fee of $70 million if such breach is willful and either:

  . prior to such termination, there shall be outstanding a bona fide
    Acquisition Proposal which has been made directly to the stockholders of Sensormatic or has otherwise become publicly known or there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal, in each case whether or not conditional and whether or not such proposal shall have been rejected by the board of directors of Sensormatic, or

  . Sensormatic or any third party publicly announces an Alternative
    Transaction within nine months following the date of termination of the merger agreement; and

  in either case, such transaction is at any time thereafter consummated on substantially the terms previously announced or on terms that are more favorable to Sensormatic stockholders.

   If Sensormatic terminates the merger agreement because Tyco Acquisition or Tyco has materially breached a covenant or agreement, as described in paragraph 8 under "Conditions to Termination" above, Tyco or Tyco Acquisition must pay Sensormatic its expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $5 million.

   If Tyco Acquisition terminates the merger agreement because a representation or warranty of Sensormatic was untrue when made, as described in paragraph 6 under "Conditions to Termination" above, Sensormatic must pay Tyco and Tyco Acquisition their respective expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $5 million. If Sensormatic terminates the merger agreement because a representation or warranty that Tyco Acquisition made was untrue when made, as described in paragraph 6 under "Conditions to Termination" above, Tyco Acquisition must pay Sensormatic its expenses relating to the transactions contemplated by the merger agreement in an amount not to exceed $5 million.

   The fee and/or expenses described above are payable within one business day after a demand for payment following the occurrence of the event requiring such payment. However, in no event will Sensormatic or Tyco Acquisition be required to pay such fee and/or expenses to any entity entitled thereto if, immediately prior to the termination of the merger agreement, the other entity entitled thereto was in material breach of its

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obligations under the merger agreement. None of the provisions described in this section is intended to relieve any party from liability for any willful breach or willful misrepresentation.

   For purposes of this "Fees and Expenses" section, the definition of Alternative Transaction set forth under "No Solicitation" beginning on page 56 above is modified by replacing "25%," as it appears in that definition, with "40%."

   The fee payable under certain circumstances by Sensormatic to Tyco is intended, among other things, to compensate Tyco and Tyco Acquisition for their respective costs, including lost opportunity costs, if certain actions or inactions by Sensormatic or its stockholders lead to the abandonment of the merger. This may have the effect of increasing the likelihood that the offer and merger will be consummated in accordance with the terms of the merger agreement. The fee may also have the effect of discouraging other persons from making an offer to acquire all of or a significant interest in Sensormatic by increasing the cost of any such acquisition.

Amendment and Waiver; Parties in Interest

   The parties to the merger agreement may amend the merger agreement in writing by action taken by or on behalf of their respective boards of directors at any time prior to the consummation of the merger. However, after approval of the merger and adoption of the merger agreement by the Sensormatic stockholders, the merger agreement cannot be amended without stockholder approval if stockholder approval of the amendment is required by law.

   On August 23, 2001, Tyco Acquisition and Sensormatic amended the merger agreement to clarify certain language to be consistent with the intention of the parties.


   At any time prior to the consummation of the merger, any party to the merger agreement may extend the time for the performance of any of the obligations or other acts by the other, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance with any of the agreements or conditions contained in the merger agreement. This extension or waiver will be valid if set forth in writing by the party or parties granting this extension or waiver.

   The merger agreement is binding upon and inures solely to the benefit of its parties. Nothing in the merger agreement, express or implied, confers upon any other person any right, benefit or remedy of any nature whatsoever, other than certain indemnification and insurance obligations of Tyco Acquisition and Sensormatic following the consummation of the merger which are intended for the benefit of certain specified officers and directors of Sensormatic and may be enforced by these individuals, and other than the right of Sensormatic stockholders to receive the merger consideration if the merger is consummated, but not otherwise. In addition, Tyco may enforce the fee and expenses provisions described under "Fee and Expenses" beginning on page 49.


Guarantee

   Tyco has irrevocably guaranteed each and every representation, warranty, covenant, agreement and other obligation of Tyco Acquisition under the merger agreement.

                 AGREEMENTS WITH SENSORMATIC AND ITS AFFILIATES

   Except for the merger agreement, customary confidentiality agreements executed in connection with the parties' negotiation of the transactions contemplated by the merger agreement, and the proposed arrangements with certain executives of Sensormatic described below, Tyco and its subsidiaries have not entered into any contracts or other arrangements or any material transactions with Sensormatic or its subsidiaries or any of Sensormatic's directors, executive officers or other affiliates within the past two years.

   Tyco has offered to enter into a retention agreement with Sensormatic's chief executive officer. Tyco also intends to offer to enter into retention agreements with some or all of Sensormatic's other executive officers.

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

The retention agreements may supersede certain provisions of existing agreements Sensormatic has entered into with its executive officers. The retention agreements would provide for certain levels of salary, bonus and benefits consistent with Tyco's practice, in exchange for the executive officers' continued employment with Sensormatic for a retention period of at least one year following the consummation of the merger and the executives' agreement to certain non-competition, non-solicitation and confidentiality covenants for a period of time following termination of employment. The amounts payable under the retention agreements would not materially exceed the amounts that would be payable under the comparable provisions of the existing agreements that would be superseded. The terms of any such retention agreement will be determined by the mutual agreement of Tyco and the affected executive officer entering into such retention agreement.

   We refer you to Item 3 of Sensormatic's Solicitation/Recommendation Statement on Schedule 14D-9 and to the Information Statement attached as Annex B to the Schedule 14D-9 for a discussion of Sensormatic's existing agreements with certain of its executive officers and potential conflicts of interest of Sensormatic's directors and officers regarding their consideration of the merger agreement, the offer and the merger.

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            COMPARISON OF RIGHTS OF STOCKHOLDERS OF SENSORMATIC AND
                              SHAREHOLDERS OF TYCO

   Sensormatic is a Delaware corporation, and the rights of Sensormatic's stockholders are governed by Sensormatic's Restated Certificate of Incorporation, which in this document we refer to as "Sensormatic's Certificate," its Bylaws and Delaware law. Upon consummation of the merger, Sensormatic's stockholders will become shareholders of Tyco. The shareholder rights of the holders of Tyco common shares are governed by Tyco's Memorandum of Association, its Bye-laws and Bermuda law.

   The following is only a summary of material differences between the rights of a Sensormatic stockholder and the rights of a Tyco common shareholder arising from differences between the corporate laws of Delaware and those of Bermuda and the governing instruments of the two companies. This summary is not a complete description of those laws or governing instruments. We encourage you to read carefully and in their entirety Sensormatic's Certificate, Sensormatic's Bylaws, Tyco's Memorandum of Association and Tyco's Bye-laws.

   Copies of Tyco's Memorandum of Association and Bye-laws and Sensormatic's Restated Certificate of Incorporation and Bylaws have been filed with the SEC and will be sent to stockholders of Sensormatic upon request. See "Where You Can Find More Information" on page 1.


    Delaware Law and Current Governing                 Bermuda Law and Current
         Documents of Sensormatic                    Governing Documents of Tyco
    ----------------------------------               ---------------------------

                                Authorized Capital Shares

 .  125,000,000 shares of common stock       .  2,500,000,000 common shares

 .  10,000,000 shares of preferred stock     .  125,000,000 preference shares. One share
                                               is designated as a special voting
                                               preference share.

                                     Preferred Shares

 .  Sensormatic's Certificate authorizes     .  The Tyco Bye-Laws authorize Tyco to issue
   Sensormatic to issue up to 10,000,000       up to
   shares of preferred stock, par value        125,000,000 preference shares of the
   $0.01 per share, and provide for the        nominal value
   issuance of one or more series of           of U.S.$1.00 each. One such share has been
   preferred shares. 690,000 shares of the     designated a super voting preference
   preferred stock have been designated 6      share, which share provides voting rights
   1/2% convertible preferred stock. If the    in Tyco with respect to approximately
   offer is consummated, all of the            4,300,000 currently outstanding
   outstanding convertible preferred stock     exchangeable shares of CIT Exchangeco
   will either be converted into               Inc., a subsidiary of Tyco, equivalent on
   Sensormatic common shares or redeemed       a per share basis to the voting rights of
   prior to consummation of the merger. See    0.6907 of a Tyco common share. Each
   "Redemption of Sensormatic Preferred        exchangeable share is exchangeable for
   Stock" on page 48.                          0.6907 of a Tyco common share.

 .  In addition, Sensormatic's Certificate
   authorizes the Board to fix the          .  The preference shares may be issued in
   designations and number of shares           more than one series which may be
   constituting each series of preferred       designated and to which may be attached
   shares and fix the relative rights of       such rights and restrictions as the Tyco
   each series.                                Board of Directors may determine.

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

               Special Meetings of Shareholders

 .  Sensormatic stockholders may not     .  Tyco shareholders holding at
   call a special meeting of               least 10% of the paid-up capital
   Sensormatic stockholders.               of Tyco may require Tyco to call
                                           a special general meeting.

 .  Special meetings of Sensormatic      .  The Tyco Bye-laws provide that
   stockholders may be held at any         the Tyco Board of Directors may
   time when called by the Chairman        call a special general meeting of
   of Sensormatic's Board of               Tyco shareholders whenever it
   Directors, the President or the         judges it necessary.
   majority of the Sensormatic's
   Board of Directors.

                                     Quorum

 . The presence in person or by proxy    . The presence, in person or by proxy,
  of the holders of one-third of the      of any two Tyco shareholders at a
  voting power of the outstanding         shareholders meeting generally
  Sensormatic stock entitled to vote      constitutes a quorum.
  on the matters that are to be
  voted on at that meeting
  constitutes a quorum.

                                 Voting Rights

 . Each share of Sensormatic common      . Any proposal at a general meeting may
  stock is entitled to one vote on        be decided by a show of hands of the
  all matters submitted to                shareholders present in person unless
  Sensormatic stockholders.               a poll is demanded. Where a poll is
                                          demanded, a shareholder is entitled
                                          to one vote for each Tyco common
                                          share held by the shareholder.

 . Except for certain matters           .  Under Bermuda law and the Tyco Bye-
  described under "Board of               Laws any question proposed for
  Directors," "Amendments to Charter      consideration at a general meeting is
  Documents and Bylaws" and "Sale,        generally decided on a simple
  Lease or Exchange of Assets,            majority of votes.
  Mergers, Share Acquisitions,
  Business Combinations and Related    .  The Tyco Bye-laws provide that a Tyco
  Provisions," a majority of votes        shareholder will lose voting rights:
  cast is generally required for an
  action by Sensormatic                   (1) for the period the shareholder
  stockholders, except that only a            fails to comply with a notice
  plurality of votes cast is                  from Tyco requesting specified
  required for the election of                information regarding such
  directors.                                  person's interest in Tyco common
                                              shares, plus an additional 90
                                              days;

                                          (2) if such shareholder fails after
                                              notice by Tyco to make a
                                              takeover offer in accordance
                                              with the City Code on Takeovers
                                              and Mergers issued by the Panel
                                              on Takeovers and Mergers in the
                                              United Kingdom as applied by or
                                              in accordance with the Tyco Bye-
                                              laws;

                                          (3) upon notice by the Tyco Board of
                                              Directors, for a period of 180
                                              days if such shareholder
                                              acquires three percent or more
                                              of Tyco's issued share capital
                                              of any class of and fails to
                                              notify Tyco of such acquisition
                                              within two days; or

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

                                          (4) upon notice by the Tyco Board of
                                              Directors, for a period of 180
                                              days if such shareholder holds
                                              3% or more of Tyco's issued
                                              share capital of any class and
                                              fails to notify Tyco of a change
                                              in the shareholder's interests
                                              amounting to 1% or more of the
                                              share capital of any class.

                         Notice of Stockholder Meetings

 . Delaware law requires and             . Under Bermuda law and the Tyco Bye-
  Sensormatic's Bylaws provide that       laws, at least 5 days' notice must be
  notice of stockholder meetings be       given of any shareholders meeting.
  given to holders of record not
  more than 60 nor less than 10 days
  prior to an annual or special
  meeting.

                     Shareholder Nominations and Proposals

 . For a stockholder to bring            . Any Tyco shareholder may nominate
  nominations or other business           a director for election by notice
  before an annual meeting, the           to Tyco. Such a notice must be
  stockholder (who must be a holder       given to the Secretary of Tyco not
  of record at the time such notice       less than six and not more than 28
  is given) must have given timely        clear days before the date of the
  notice in writing to Sensormatic's      relevant general meeting and be
  Secretary and the business must be      accompanied by the written consent
  a proper subject for stockholder        of the nominee. Under Bermuda law,
  action under Delaware law.              only Tyco shareholders holding not
  Generally, notice is timely if it       less than 5% of the total voting
  is given not less than 60 days and      rights or 100 or more shareholders
  not more than 90 days prior to the      in number may require a proposal
  annual meeting, provided that if        be submitted to an annual general
  less than 70 days' notice or prior      meeting. Generally, notice of such
  public disclosure of the date of        a proposal must be received by
  the meeting is given, Sensormatic       Tyco not less than six weeks
  must receive a stockholder's            before the annual general meeting.
  notice not later than 15 days           The Tyco Board can waive these
  after the date the notice of the        requirements regarding shareholder
  meeting is mailed or public             proposals, and the staff of the
  disclosure of the meeting is first      SEC has taken the position that
  made. Nominations of persons for        the SEC's proxy rules may require
  election to the Sensormatic Board       Tyco to include in its proxy
  of Directors may be made at a           materials proposals of
  special meeting of stockholders at      shareholders who do not satisfy
  which directors are to be elected       these requirements.
  by any Sensormatic stockholder who
  is entitled to vote at the
  meeting, who complies with the
  notice procedures and who is a
  stockholder of record at the time
  the notice is given. Nominations
  of directors and shareholder
  proposals must set forth the
  information specified in
  Sensormatic's Bylaws.

                    Shareholder Consent in Lieu of Meetings

 . Sensormatic stockholders are not      . Pursuant to Bermuda law, action by
  permitted to take action by             written consent of shareholders is
  written consent in lieu of a            permitted where the written
  shareholder meeting.                    resolution is signed by all of the
                                          shareholders, or all the
                                          shareholders of the relevant class
                                          of shares, who would be entitled
                                          to attend and vote at a meeting,
                                          with the exception of a resolution
                                          to remove an auditor or a director
                                          before the expiration of his or
                                          her term of office.

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

                        Stockholder Rights of Inspection


 . Delaware law allows any
  stockholder to inspect the            . Bermuda law allows a shareholder
  corporation's stock ledger, a list      to inspect the company's register
  of its stockholders and its other       of members, its bye-laws minutes
  books and records; provided that        of general meetings and audited
  the inspection is for a purpose         financial statements. Bermuda law
  reasonably related to the person's      does not provide a general right
  interest as a stockholder.              for shareholders to inspect or
                                          obtain copies of other corporate
                                          records except those available for
                                          public inspection, including the
                                          certificate of incorporation,
                                          memorandum of association and
                                          register of directors and
                                          officers.


                         Stockholder Preemptive Rights

 . Delaware law provides that no         . Bermuda law does not confer
  stockholder shall have any              preemptive rights on shareholders,
  preemptive rights to purchase           in respect of the issue of
  additional securities of the            additional securities of a Bermuda
  corporation unless the certificate      company, but would permit such
  of incorporation expressly grants       rights to be conferred by a
  these rights. Sensormatic's             company's bye-laws. The Tyco Bye-
  Certificate of Incorporation does       laws do not provide for any such
  not provide for preemptive rights       preemptive rights.
  for Sensormatic's stockholders.

                               Derivative Actions

 .  Sensormatic stockholders do not      . Tyco shareholders may not
   have a direct and individual           generally initiate an action for a
   right to enforce rights which          wrongdoing to the company. In
   could be asserted by Sensormatic       certain limited circumstances,
   itself. Instead, under Delaware        however, Tyco shareholders may
   law, they may in certain               proceed in a derivative action.
   circumstances enforce the rights
   derivatively on behalf of            .  The Bermuda courts would
   Sensormatic through a judicial          ordinarily follow English
   process.                                precedent, which permits a
                                           shareholder to commence a
 .  Under Delaware law, a complaint         derivative action only if:
   in a derivative suit must:
                                         (1)  the act complained of is
 (1)  state that the plaintiff was a          alleged to be beyond the
      stockholder at the time of the          corporate power of the company
      transaction with respect to             or to be illegal;
      which the plaintiff complains
      or that the plaintiff's shares     (2)  the act complained of is
      thereafter became the                   alleged to constitute a fraud
      plaintiff's by operation of             against the minority
      law; and                                shareholders by the majority
                                              shareholders who have used
 (2)  (a) allege with particularity           their controlling position to
      the efforts plaintiff has made          prevent the company from
      to obtain the action the                taking action against the
      plaintiff desires from the              wrongdoers;
      directors of the company or
      (b) state the reasons for the      (3)  an act requires approval by a
      plaintiff's failure to obtain           greater percentage of the
      the action or for not making            company's shareholders than
      the effort to obtain the                actually approved it; or
      action.
                                         (4)  there is an absolute necessity
  The plaintiff must remain a                 to waive the general rule that
  stockholder throughout the                  a shareholder may not bring a
  duration of the derivative suit.            derivative action so that the
                                              company's Memorandum of
                                              Association or Bye-laws are
                                              not violated.

         Delaware Law and Current         Bermuda Law and Current
    Governing Documents of Sensormatic  Governing Documents of Tyco
    ----------------------------------  ---------------------------

                                        .  Under Bermuda law, a shareholder
                                           who complains that the affairs of
                                           a company are being or have been
                                           conducted in a manner oppressive
                                           or prejudicial to some of the
                                           shareholders, including himself,
                                           may petition the court for
                                           relief, and the court has wide
                                           discretion to grant relief if it
                                           is satisfied that the complaint
                                           is so justified and that:

                                         (1)  to wind up the company would
                                              unfairly prejudice those
                                              shareholders, but

                                         (2)  the facts otherwise would
                                              justify a winding-up order on
                                              just and equitable grounds.

                                          Traditionally, such relief has
                                          been granted in relatively limited
                                          circumstances.

                               Board of Directors

 .  Delaware law permits, and            .  Bermuda law would permit a
   Sensormatic's Certificate               classified Board of Directors,
   provides for, a classified Board        but the Tyco Bye-laws do not
   of Directors.The Board is divided       provide for one.
   into three classes in as near
   equal number as possible, with
   the term of one class expiring at
   each annual meeting.

                                        .  The Tyco Bye-laws provide that
                                           the number of directors may be
                                           determined by the shareholders in
                                           general meeting, provided that
 .  Sensormatic's Bylaws provide that       there are at least two directors.
   the size of Sensormatic's Board         The Tyco Board of Directors is
   of Directors is determined by a         currently composed of 12
   resolution approved by a majority       directors. The Tyco Bye-laws
   of the Board of Directors, but          require that a director be a
   shall not be more than fifteen or       shareholder.
   less than five. Sensormatic's
   Board of Directors is currently
   composed of nine directors, with
   three directors in each class. A
   Sensormatic director is not
   required to be a stockholder.

                        Removal of Directors; Vacancies

 .  Sensormatic's Certificate and        .  A director of Tyco may be removed
   Bylaws provide that any                 from office, with or without
   Sensormatic director may be             cause, by the shareholders at a
   removed from office, only with          general meeting, who may elect
   cause, by the affirmative vote at       another director in his or her
   a stockholder meeting of holders        place, or by written resolution
   of a majority of the outstanding        signed by all the other
   shares of stock entitled to vote        directors. The Tyco Bye-laws
   for the election of directors.          authorize the Tyco Board of
   Any vacancy or newly created            Directors to fill any casual
   directorships occurring in the          vacancy in the Tyco Board of
   Sensormatic Board of Directors          Directors and authorize the
   may be filled by a vote of the          remaining Directors to act
   majority of directors then in           notwithstanding any vacancy. A
   office, though less than a              director so appointed holds
   quorum, or by a sole remaining          office until the next annual
   director. The directors chosen          general meeting.
   hold office until the next annual
   election and until their
   successors are duly elected and
   qualified.

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

                   Amendments to Charter Documents and Bylaws

 .  Under Delaware law, unless the       .  Under Bermuda law, a company may
   certificate of incorporation            alter its Memorandum of
   requires a greater vote, any            Association by resolution passed
   amendment to the certificate of         at a general meeting of
   incorporation requires:                 shareholders of which due notice
                                           has been given and, where
  (1)  the recommendation of the           required, with the consent of the
       Board of Directors;                 Minister of Finance. Such a
                                           resolution requires an
  (2)  the affirmative vote of a           affirmative vote of a majority of
       majority of the outstanding         the votes cast and need not be
       stock entitled to vote              recommended by the Board of
       thereon; and                        Directors.

  (3)  the affirmative vote of a        .  Holders of at least 20% in par
       majority of the outstanding         value of the company's issued
       stock of each class entitled        share capital or any class
       to vote thereon as a class.         thereof may apply to the Bermuda
                                           Supreme Court to annul any
 .  In addition, provisions of              alteration. Upon such
   Sensormatic's Certificate of            application, the alteration will
   Incorporation relating to number,       not have effect except in so far
   classification, term of office,         as it is confirmed by the Court.
   qualification, election and
   removal of directors and the         .  The Tyco Bye-laws may only be
   filling of vacancies and newly          amended by the Tyco Board and
   created directorships,                  such amendment becomes effective
   stockholder action by written           only after confirmation by the
   consent, limitation of liability        Tyco shareholders.
   of directors, indemnification of
   directors and officers,              .  The Tyco Bye-laws provide that,
   stockholder approval of mergers,        if Tyco has two or more classes
   sales of substantially all of the       of shares, the rights attached to
   assets, share purchases or other        any class of shares, unless
   business combinations or changes        otherwise provided by the terms
   in supermajority voting                 of such class, may be varied
   provisions can only be amended by       either by the consent in writing
   the affirmative vote of the             of the holders of three-fourths
   holders of 80% of the outstanding       of the shares of the class, or by
   shares entitled to vote, unless         a resolution passed at a separate
   such change is submitted to the         meeting of the holders of such
   stockholders with the unanimous         class of shares by holders of
   recommendation of the Board of          three-fourths of the shares of
   Directors.                              such class voting at such
                                           separate meeting. Certain
 .  Sensormatic's Bylaws may be             procedural rules of such a
   altered, amended or repealed at         separate meeting differ from the
   any meeting of the Board of             rules of a Tyco general meeting.
   Directors or by the stockholders
   by a vote of the holders of a        .  Pursuant to Bermuda law, holders
   majority of the outstanding             of at least 10% of a class of
   shares entitled to vote, provided       shares in a company in which the
   that notice of the proposed             share capital is divided into
   alteration, amendment or repeal         different classes may apply to
   is contained in the notice of the       the Bermuda Supreme Court to
   meeting where the action is to be       cancel any variation of the
   taken. Any amendment by the Board       rights attached to the class of
   of Directors of Sensormatic's           shares. Upon such application,
   Bylaws may be further amended or        that variation will not have
   repealed by a majority of the           effect unless and until it is
   stockholders. The stockholders          confirmed by the Court.
   may also limit the power of the
   Board of Directors to alter or
   amend the Bylaws. Notwithstanding
   the above, any amendment of the
   provisions of Sensormatic's
   Bylaws relating to
   classification, term of office,
   qualification, election and
   removal of directors and the
   filling of vacancies and newly
   created directorships,

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

  directors requires the unanimous
  approval of the Board or the
  affirmative vote of the holders of
  80% of the outstanding shares
  entitled to vote on the election
  of directors.

                                Share Purchases

 .  Under Delaware law, no               .  Generally, Tyco may purchase its
   corporation may purchase or             shares for cancellation, if, on
   redeem its own shares of capital        the date on which the purchase is
   stock for cash or other property        to be effected there are no
   when the capital of the                 reasonable grounds for believing
   corporation is impaired or when         that Tyco is, or after the
   the purchase or redemption would        purchase would be, unable to pay
   cause any impairment of the             its liabilities as they become
   capital of the corporation.             due and subject to certain
   Sensormatic may only repurchase         statutory requirements as to the
   or redeem its stock if                  funds from which payment in
   Sensormatic's remaining assets          respect of such purchase may be
   after the repurchase or                 made.
   redemption are sufficient to pay
   any of its outstanding debts.        .  A subsidiary of Tyco also may
                                           purchase Tyco common shares. Tyco
 .  Unless stock is held in a               common shares owned by a
   fiduciary capacity, Delaware law        subsidiary of Tyco may be voted
   prohibits subsidiaries from             on all matters on which
   voting their parent company's           shareholders are entitled to vote
   stock or counting that stock for        and are counted for quorum
   quorum purposes.                        purposes.

 .  Delaware law and Sensormatic's       .  Bermuda law permits Tyco to
   Certificate permits Sensormatic         constitute and issue preference
   to issue shares of preferred            shares which are redeemable at
   stock that are redeemable at the        the option of either the company
   option of either Sensormatic or         or the holder.
   the holder of the stock or upon
   the happening of a specified
   event.

    Sale, Lease or Exchange of Assets, Mergers, Share Acquisitions, Business
                      Combinations and Related Provisions

 .  Delaware law requires the            .  Under Bermuda law, a company's
   affirmative vote of a majority of       shareholders are not generally
   the outstanding stock entitled to       required to approve a sale, lease
   vote thereon to authorize any           or exchange of all or
   merger, consolidation,                  substantially all of a company's
   dissolution or sale of                  property and assets. Bermuda law
   substantially all of the assets         does require, however, that
   of a corporation, except that,          shareholders approve certain
   unless required by its                  forms of mergers and
   certificate of incorporation: (i)       reconstructions. A compromise or
   no authorizing stockholder vote         arrangement in connection with a
   is required of a corporation            scheme for the reconstruction of
   surviving a merger if (A) that          the company on terms which
   corporation's certificate of            include the transfer of all or
   incorporation is not amended in         part of the undertaking or the
   any respect by the merger, (B)          property of the company to
   each share of stock of that             another company requires the
   corporation outstanding                 approval of a majority in number
   immediately prior to the                representing three-fourths in
   effective date of the merger will       value of the shareholders or
   be an identical outstanding share       class of shareholders, as the
   of the surviving corporation            case may be, present and voting
   after the effective date of the         either in person or by proxy at
   merger; and (C) the number of           the meeting, and the sanction of
   shares to be issued in the merger       the Bermuda Supreme Court.
   plus those initially issued upon
   conversion of any other              .  Pursuant to Bermuda law, an
   securities to be issued in the          amalgamation of two or more
   merger do not exceed 20% of that        companies requires Board approval
   corporation's outstanding common        and the approval of the
   stock immediately prior to the          shareholders of each
   effective date of the merger.

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

 .  Generally, Section 203 of the          company by a three-fourths
   Delaware General Corporate Law         majority. The required vote of
   prohibits "business                    shareholders may be reduced to not
   combinations," including mergers,      less than a majority by a
   sales and leases of assets,            company's bye-laws. The Tyco Bye-
   issuances of securities and            laws contain no such provision.
   similar transactions, by a             For purposes of approval of an
   corporation or a direct or             amalgamation, all shares, whether
   indirect majority-owned                or not otherwise entitled to vote,
   subsidiary of the corporation          carry the right to vote. A
   with an "interested stockholder"       separate vote of a class of shares
   who beneficially owns 15% or more      is required if the rights of such
   of a corporation's voting stock        class would be altered by virtue
   within three years after the           of the amalgamation.
   person or entity becomes an
   interested stockholder, subject      .  The Tyco Bye-laws permit the Tyco
   to certain exceptions. In               Board to make applicable to Tyco
   accordance with Section 203(b)(6)       certain rules of the City Code on
   of the Delaware General Corporate       Takeovers and Mergers issued by
   Law, Sensormatic's Board of             the Panel on Takeovers and
   Directors' approval of the merger       Mergers in the United Kingdom.
   agreement and the transactions
   contemplated thereby rendered the    .  The City Code on Takeovers and
   antitakeover provisions of              Mergers requires any person or
   Section 203 of the Delaware             group acting in concert which
   General Corporate Law                   acquires shares that, together
   innapplicable to the offer and          with shares previously owned by
   the merger.                             it, have 30% or more of the
                                           voting power of a company, to
 .  Sensormatic's Certificate               make an offer to purchase all
   provides that the affirmative           equity shares of the company and
   vote of the holders of 80% of the       any of the company's voting non-
   outstanding shares of voting            equity capital shares of the type
   stock shall be generally required       held by such person or group. The
   (1) to adopt any agreement of           offer price must not be less than
   merger with respect to                  the highest price paid in the
   Sensormatic or any of ts                preceding 12 months for shares of
   subsidiaries; (2) to authorize          the same class by such person or
   the sale of all or substantially        anyone in such group and must be
   all of the assets of Sensormatic        made in cash or include a cash
   or any of its subsidiaries; or          alternative.
   (3) to authorize the issuance or
   transfer by Sensormatic or any of    .  If a person or group owns 30% or
   its subsidiaries of any of their        more of the Tyco common shares,
   securities to another person in         and the Tyco Board determines
   exchange for cash, securities or        that an offer under the City Code
   other assets, or a combination          is not expedient or the person or
   thereof, if, as of the date of          group is required to make such an
   the Board action or record date         offer but fails to do so, the
   of the stockholder meeting, such        Tyco Board may by notice require
   other person is, or at any time         such a person or group to make an
   within the preceding twelve             offer which:
   months has been, the beneficial
   owner of five percent or more of     (1) includes all shares of every
   the outstanding voting shares of         class of share capital of Tyco
   Sensormatic.                             and, if the Tyco Board so
                                            requires, all securities of Tyco
 . In addition, Sensormatic's                convertible into Tyco common
  Certificate provides that the             shares;
  affirmative vote of 80% of the
  outstanding shares of voting stock    (2) is in cash or includes a cash
  shall be generally required (1) to        alternative;
  liquidate or dissolve Sensormatic;
  (2) to authorize any offer by         (3) is made within 30 days of the
  Sensormatic to purchase shares of         Tyco Board's notice;
  its outstanding voting stock,
  except pursuant to redemption         (4) remains open for at least 14
  provisions of Sensormatic's               days after the offer becomes
  preferred stock; or (3) to                unconditional;
  authorize any reclassification of
  Sensormatic's securities or any       (5) requires payment to be made
  recapitalization to decrease the          within 21 days after the offer
  number of holders of Sensormatic's        becomes unconditional; and
  voting stock, in each case if, as
  of the date of the Board action or
  record date of the stockholder
  meeting, any other

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

  person is the beneficial owner of     (6) is at a price not less than the
  five percent or more of the               highest price paid in the
  outstanding voting stock of               preceding 12 months for shares
  Sensormatic.                              of the same class by the person
                                            or any member of the group, or,
                                            if the price is unavailable or
                                            inappropriate, then at a price
                                            fixed by the Tyco Board. The
                                            purchase price for convertible
                                            securities must be on terms the
                                            Tyco Board considers fair and
                                            reasonable.

 . These provisions in Sensormatic's     . The Rules Governing Substantial
  Certificate do not apply if the         Acquisitions of Shares issued by
  Board of Directors has passed a         the Takeover Panel provide,
  resolution approving the                subject to certain exceptions,
  transaction and a majority of           that a person or group acting in
  directors voting in favor of such       concert may not acquire in a
  resolution were directors prior to      period of seven days shares
  such five percent acquisition. As       representing 10% of more of the
  a result, these provisions of           voting shares of a company if
  Sensormatic's Certificate are           those shares, when aggregated with
  inapplicable to the offer and the       shares of the company already held
  merger as the Board of Directors        by the person or group, would
  passed such a resolution.               carry more than 15%, but less than
                                          30%, of the total voting rights of
                                          the company. The Tyco Board may
                                          require compliance with these
                                          rules and may require any person
                                          or group to dispose of any Tyco
                                          common shares acquired in
                                          violation of these rules.

                                        .  Under the Tyco Bye-laws, any
                                           person who acquires an interest
                                           in 3% or more of the issued share
                                           capital of any class of Tyco is
                                           required to notify Tyco of that
                                           interest and of any change in
                                           that person's interest amounting
                                           to 1% or more of the issued
                                           capital of any class. Any such
                                           notification must be made within
                                           two business days after the
                                           relevant event. In determining
                                           the percentage interest of any
                                           person for these and similar
                                           purposes, interests of persons
                                           acting in concert may be
                                           aggregated.

            Required Purchase and Sale of Shares; Short Form Merger

 .  Stockholder approval is also not     . Pursuant to Bermuda law, if a
   required under Delaware law for        scheme or contract involving the
   mergers or consolidations in           transfer of shares or any class of
   which a parent corporation merges      shares in a Bermuda company to
   or consolidates with a subsidiary      another company has, within four
   of which it owns at least 90% of       months after the making of the
   the outstanding shares of each         offer in this regard by the
   class of stock entitled to vote        transferee company, been approved
   on such merger or consolidation.       by the holders of not less than
                                          90% in value of the shares or
                                          class of shares for which the
                                          offer was made, then within two
                                          months after the date of such
                                          approval being obtained, the
                                          transferee company may give notice
                                          to any dissenting shareholder that
                                          it desires to acquire his or her
                                          shares. Such transferee company
                                          will then be entitled and bound to

    Delaware Law and Current Governing            Bermuda Law and Current
         Documents of Sensormatic               Governing Documents of Tyco
    ----------------------------------          ---------------------------

                                          acquire such shares on the terms on
                                          which shareholders that approved such
                                          scheme or contract transferred their
                                          shares, unless the Bermuda Supreme
                                          Court orders otherwise upon
                                          application by the dissenting
                                          shareholder.

                                        .  Under Bermuda law, within one month
                                           of the transfer of 90% in value of a
                                           Bermuda company's shares or any
                                           class of shares to another company
                                           under a scheme or contract, the
                                           transferee company is required to
                                           notify the holders of the remaining
                                           shares of such transfer. Within
                                           three months of the giving of such
                                           notice, any remaining holder of
                                           shares may require the transferee
                                           company to acquire his or her shares
                                           on the same terms as provided for in
                                           the scheme or contract, or upon such
                                           terms as may be agreed, or upon such
                                           terms as the Bermuda Supreme Court
                                           may determine upon application of
                                           the transferee company or the
                                           shareholder.

                                         . Under Bermuda law, a holder or
                                           olders of not less than 95% of the
                                           shares or any class of shares in a
                                           Bermuda company may give notice to
                                           the remaining shareholders or class
                                           of shareholders of the intention to
                                           acquire their shares, on the terms
                                           set out in the notice. Bermuda law
                                           provides that when such notice is
                                           given the acquiring holder or
                                           holders shall be entitled and bound
                                           to acquire the shares of the
                                           remaining shareholders on the terms
                                           set out in the notice, unless the
                                           remaining shareholders exercise
                                           statutory appraisal rights.

                                         . Under Bermuda law, an amalgamation
                                           is only permitted without a
                                           shareholder vote when it is between
                                           a parent company and its wholly-
                                           owned subsidiary or between two or
                                           more wholly-owned subsidiaries.

    Delaware Law and Current Governing                  Bermuda Law and Current
         Documents of Sensormatic                     Governing Documents of Tyco
    ----------------------------------                ---------------------------

                                   Dissenter's Rights

 .  Under Delaware law, in certain             .  Under Bermuda law, a properly dissenting
   situations, appraisal rights may be           shareholder who did not vote in favour
   available in connection with a merger or      of an amalgamation and who is not
   consolidation. Appraisal rights are not       satisfied that he or has been offered
   available under Delaware law to               fair value for his or her shares may
   stockholders of the surviving corporation     apply to the court to appraise the fair
   when a corporation is to be the surviving     value of his or her shares. If the court
   corporation and no vote of its                appraised value is greater than the
   stockholders is required to approve the       value received or to be received in the
   merger. In addition, no appraisal rights      amalgamation, the company must pay the
   are available under Delaware law to           court appraised value to the dissenting
   holders of shares of any class of or          shareholder within one month of the
   series of stock which is either:              appraisal, unless it decides to
                                                 terminate the amalgamation.

 (1)  listed on a national securities         .  Bermuda law additionally provides a
      exchange or designated as a national       right of appraisal in respect of the
      market system security on an               acquisition of shares by a 95% holder
      interdealer quotation system by the        discussed under "Required Purchase and
      National Association of Securities         Sale of Shares; Short-Form Merger"
      Dealers, Inc.; or                          above.

 (2)  held of record by more than 2,000
      stockholders.

 . Notwithstanding paragraphs (1) and (2) above, appraisal rights shall be available to those stockholders who are required by the terms of the merger or consolidation to accept for that stock anything other than:

 (1)   shares of stock of the corporation
       surviving or resulting from the
       merger or consolidation or of another
       corporation, or depository receipts
       in respect thereof, which shares or
       depositary receipts, as of the
       effective date of the merger or
       consolidation, are listed on a
       national securities exchange or
       designated as a national market
       system security on an interdealer
       quotation system by the National
       Association of Securities Dealers,
       Inc. or held of record by more than
       2,000 stockholders;

 (2)   cash in lieu of fractional shares or
       fractional depository receipts in the
       foregoing paragraphs; or

 (3)   any combination of the items listed
       above.

 . If all the stock of a subsidiary party to a short form merger is not owned by the parent corporation, appraisal rights are available for shares of the subsidiary.

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

                         Fiduciary Duties of Directors

 .   Directors of corporations           .   Directors of a Bermuda company
    incorporated or organized under         have fiduciary duties to the
    Delaware law have fiduciary             company. Pursuant to Bermuda
    obligations to the corporation          law, every director and officer
    and its stockholders. Pursuant          of a company must, in exercising
    to these fiduciary obligations,         his or her powers and
    the directors must act in               discharging his or her duties,
    accordance with the duties of           act honestly and in good faith
    "due care" and "loyalty." The           with a view to the best
    duty of care generally requires         interests of the company and
    that the directors act in an            exercise the care, diligence and
    informed and deliberative manner        skill that a reasonably prudent
    and they inform themselves,             person would exercise in
    prior to making a business              comparable circumstances.
    decision, of all material               Bermuda law and the Tyco Bye-
    information reasonably available        laws also generally require a
    to them. The duty of loyalty can        director who is interested in
    be described as the duty to act         any material contract with the
    in good faith in a manner which         company to disclose the nature
    the directors reasonably believe        of that interest. The Tyco Bye-
    to be in the best interests of          laws also preclude a director
    the corporation and its                 from voting on any such
    stockholders. Delaware law              contract, subject to certain
    generally provides that no              limited exceptions.
    transaction between a director
    and a corporation is void or        .   Bermuda courts have not
    voidable because of a director's        interpreted the fiduciary
    self-interest or because the            obligation of a director in a
    director participates in the            transaction that would be a
    meeting of the board that               "change of control" as
    authorizes the transaction,             necessarily requiring that the
    provided adequate disclosure is         director seek to obtain the
    made to the board or the                highest value reasonably
    stockholders before the                 available for the shareholders
    transaction is approved or the          of the company.
    transaction is fair to the

    corporation.
                                        .   Bermuda law generally requires
 .   In certain circumstances,               the consent of 90% of the
    including a transaction that            shareholders having the right to
    would be a "change of control,"         vote for any loan to or
    judicial decisions under                guarantee of the obligations of
    Delaware law have interpreted           a director of the company.
    the fiduciary duties of a               "Director" for this purpose
    director to require that the            includes the spouse or children
    director seek to obtain the             of the director or any company
    highest value reasonably                of which 20% or more of the
    available for the stockholders          equity or loan capital is owned
    of the corporation.                     or controlled by the director.

 .   Delaware law allows loans to and
    guarantees of obligations of
    officers and directors without
    any stockholder approval.

                   Indemnification of Officers and Directors

 .  Sensormatic's Certificate and        .  Bermuda law permits a company to
   Bylaws provide for                      indemnify its officers and
   indemnification of directors and        employees with respect to any
   officers to the fullest extent          loss arising or liability
   permitted by Delaware law. No           attaching to such person by
   amendment to Sensormatic's              virtue of any rule of law
   Certificate may adversely alter         concerning any negligence,
   these provisions with respect to        default, breach of duty, or
   acts or omissions of directors          breach of trust of which the
   prior to such amendment. Under          officer or employer may be guilty
   Delaware law, Sensormatic               in relation to the company or any
   generally has the power to              of its subsidiaries, provided
   indemnify its present and former        that the company may not
   directors, officers, employees          indemnify an officer or employee
   and agents against expenses,            against any liability arising out
   including attorneys' fees,              of his or her fraud or
   judgments, fines and amounts paid       dishonesty. The Tyco Bye-laws
   in settlements reasonably               provide that every director,
   incurred by them in connection          secretary and other officer of
   with                                    Tyco shall

    Delaware Law and Current Governing    Bermuda Law and Current
         Documents of Sensormatic       Governing Documents of Tyco
    ----------------------------------  ---------------------------

 any suit to which they are, or are      be indemnified by Tyco by reason of
 threatened to be made, a party by       any contract entered into, or any
 reason of their serving in those        act or thing done, by such officer
 positions so long as they acted in      in the discharge of his or her
 good faith and in a manner they         duties, to the extent permitted by
 reasonably believed to be in or not     Bermuda law. Bermuda law also
 opposed to the best interest of         permits a company to indemnify an
 Sensormatic, and with respect to        officer against liability incurred
 any criminal action, they had no        in defending any civil or criminal
 reasonable cause to believe their       proceedings in which judgment is
 conduct was unlawful. With respect      given in his or her favor or in
 to suits by or in the right of a        which he or she is acquitted, or
 corporation, however,                   when the Bermuda Supreme Court
 indemnification is not available if     grants relief to such officer. The
 a person is finally adjudged to be      Court may relieve an officer from
 liable to Sensormatic, unless the       liability for negligence, default,
 court determines that                   breach of duty or breach of trust
 indemnification is appropriate.         if it appears to the Court that
                                         such officer has acted honestly and
 .  Sensormatic's Bylaws set forth        reasonably and, in all the
   the procedures which must be          circumstances, ought fairly to be
   followed by a director or officer     excused.
   seeking indemnification, the
   manner in which determinations as
   to payment of indemnification and
   advances for expenses by
   Sensormatic are to be made, the
   timing of such payments and the
   methods of challenging such
   determinations.




                                        .  Tyco maintains directors' and
                                           officers' insurance as permitted
                                           by Bermuda law.

 .  Under Sensormatic's Certificate
   and Bylaws, a director or officer
   is entitled to receive payment in
   advance of any expenses incurred
   in connection with such
   proceeding, consistent with
   Delaware law. Under Delaware law,
   a director or officer must
   undertake to repay such expenses
   if it is ultimately determined
   that he is not entitled to
   indemnification.

 .  Sensormatic maintains directors'
   and officers' insurance as
   permitted by Delaware law.

                               Director Liability

 .  Sensormatic's Certificate of         .  Bermuda law permits a company to
   Incorporation eliminates the            exempt an officer from loss or
   personal liability of each              liability in circumstances where
   director of Sensormatic to the          it is permissible for the company
   fullest extent permitted by             to indemnify such officer, as
   Delaware law. Delaware law              indicated above. The Tyco Bye-
   provides that the certificate of        laws exclude the liability of any
   incorporation of a corporation          officer of Tyco for any error of
   may include a provision which           judgment, omission, default or
   limits or eliminates the                oversight in relation to the
   liability of directors to the           execution of his or her duties,
   corporation or its stockholders         except in respect of willful
   for monetary damages for breach         negligence, willful default,
   of fiduciary duty as a director,        fraud or dishonesty.
   provided the liability does not
   arise from certain prescribed
   conduct, including breach of the
   duty of loyalty, acts or
   omissions not in good faith or
   which involve intentional
   misconduct or a knowing violation
   of law, the payment of unlawful
   dividends or expenditure of funds
   for unlawful stock repurchases or
   redemptions or transactions for
   which a director derived an
   improper personal benefit.

    Delaware Law and Current Governing                Bermuda Law and Current
         Documents of Sensormatic                   Governing Documents of Tyco
    ----------------------------------              ---------------------------

                                       Dividends

 .  Under Delaware law, a Delaware           .  Bermuda law provides that a company may
   corporation may pay dividends out of        not declare a dividend, or make a
   surplus or, if there is no surplus, out     distribution out of contributed surplus,
   of net profits for the fiscal year in       if there are reasonable grounds for
   which declared and for the preceding        believing that the company is, or after
   fiscal year. Delaware law also provides     such payment would be, unable to pay its
   that dividends may not be paid out of       liabilities as they become due, or if
   net profits if, after the payment of the    the realizable value of the company's
   dividend, capital is less than the          assets would thereby be less than the
   capital represented by the outstanding      aggregate of its liabilities and its
   stock of all classes having a preference    issued share capital and share premium
   upon the distribution of assets.            accounts. Under the Tyco Bye-laws,
   Sensormatic's Bylaws provide that the       dividends may only be paid out of
   directors have the right to declare         profits available for the purpose. The
   dividends at any regular or special         Tyco Bye-laws provide that the Tyco
   meeting to the full extent permitted by     Board of Directors may from time to time
   law.                                        declare dividends.

                                 LEGAL EXPERTS

   The validity of the Tyco common shares to be delivered to Sensormatic stockholders in connection with the offer and with the merger will be passed upon by Appleby Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Certain other legal matters in connection with the offer and the merger will be passed upon for Tyco and Tyco Acquisition by Kramer Levin Naftalis & Frankel LLP, New York, New York, and by Appleby Spurling & Kempe. Michael L. Jones, secretary of Tyco, is a partner in Appleby Spurling & Kempe. Certain tax matters in connection with the offer and the merger will be passed upon for Sensormatic by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Tyco as of September 30, 2000 and 1999, and for each of the three years in the period ended September 30, 2000, included in Tyco's Annual Report on Form 10-K filed on December 21, 2000, and incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to a certain subsidiary its opinion is based upon the report of other independent accountants, namely Arthur Andersen LLP (as it relates to the consolidated balance sheet of AMP Incorporated and its subsidiaries as of September 30, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the year ended September 30, 1998). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

   The consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows of The CIT Group, Inc. and its subsidiaries for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

   The consolidated balance sheets as of June 30, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows of Sensormatic and its subsidiaries for each of the two years in the period ended June 30, 2000 have been incorporated by reference in this prospectus in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, and given on the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

   The consolidated statements of operations, stockholders' equity and cash flows of Sensormatic and its subsidiaries for the year ended June 30, 1998 and the related financial statement schedule have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of Ernst & Young LLP as experts in accounting and auditing.

                                 MISCELLANEOUS

   The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding Sensormatic common shares. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Tyco, Tyco Acquisition or Sensormatic not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

                                                                      SCHEDULE I

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF TYCO INTERNATIONAL LTD.

   The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director of Tyco, each executive officer of Tyco and certain executive officers of Tyco's subsidiaries. Unless otherwise indicated, positions held shown in the following table are positions with Tyco. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding of any violation of such laws.

                                                       Present Principal
      Name and Position Held &                     Occupation or Employment
      Current Business Address                 and Five-Year Employment History
      ------------------------                 --------------------------------
L. Dennis Kozlowski................. Mr. Kozlowski has been Chairman of the Board of
 Chairman of the Board,              Directors, Chief Executive Officer and President of
 President and Chief                 Tyco since July 1997. He was Chairman of the Board
 Executive Officer                   of Directors of Tyco International (US) Inc. from
 One Tyco Park                       January 1993 to July 1997. He has been Chief
 Exeter, NH 03833                    Executive Officer of Tyco (US) since July 1992 and
                                     President of Tyco (US) since 1989.

Lord Michael A. Ashcroft KCMG....... Lord Ashcroft has been Chairman of Carlisle Holdings
 Director                            Limited (services company) since 1987. He was
 Carlisle Holdings Ltd.              Chairman of the Board of Directors and Chief
 60 Market Square                    Executive officer of ADT Limited from 1984 to July
 Belize City, Belize                 1997. Lord Ashcroft is a citizen of Great Britain
                                     and Belize.

Joshua M. Berman.................... Mr. Berman was counsel to the law firm of Kramer
 Director and Vice President         Levin Naftalis & Frankel LLP from 1985 to 2000. He
 One Town Center Road                has been Vice President of Tyco since July 1997.
 Boca Raton, FL 33486

Richard S. Bodman................... Mr. Bodman has been Managing General Partner of VMS
 Director                            Group (venture capital) since May 1996. Previously,
 AT&T Ventures LLC                   he was Senior Vice President, Corporate Strategy and
 2 Wisconsin Circle                  Development, of AT&T Corporation (communications)
 Suite 610                           from August 1990 to May 1996.
 Chevy Chase, MD 20815

John F. Fort, III................... Mr. Fort was Chairman of the Board and Chief
 Director                            Executive Officer of Tyco (US) from 1982 to 1992. He
 1323 North Boulevard                has been Chairman of the Board of Directors of
 Houston, TX 77006                   Insilco Corp. (diversified manufacturer) since
                                     November 1998.

Stephen W. Foss..................... Mr. Foss has been Chairman and Chief Executive
 Director                            Officer of Foss Manufacturing Company, Inc.
 Foss Manufacturing Company, Inc.    (manufacturer of synthetic fibers and non-woven
 380 Lafayette Road                  fabrics) since 1969.
 Hampton, NH 03842

                                                       Present Principal
      Name and Position Held &                     Occupation or Employment
      Current Business Address                 and Five-Year Employment History
      ------------------------                 --------------------------------
Wendy E. Lane....................... Ms. Lane has been Chairman of Lane Holdings, Inc.
 Director                            (private equity investment firm) since 1992.
 Lane Holdings, Inc.
 348 Grove Street
 Needham, MA 02492

James S. Pasman, Jr................. Mr. Pasman has been Director of CSAM Income Fund,
 Director                            Inc. and Director of CSAM Strategic Global Income
 One Tyco Park                       Fund, Inc. since 1988. Mr. Pasman is also Trustee of
 Exeter, NH 03833                    Deutsche Bank VIT Funds and Director of
                                     approximately 50 funds in the Warburg Pincus Funds
                                     Complex and the Credit Suisse Institutional Funds
                                     Complex.

W. Peter Slusser.................... Mr. Slusser has been the President of Slusser
 Director                            Associates, Inc. (investment banking firm) since
 Slusser Associates, Inc.            1988.
 One Citicorp Center
 Suite 5100
 153 East 53rd Street
 New York, NY 10022

Mark H. Swartz...................... Mr. Swartz has been Executive Vice President and
 Executive Vice President, Chief     Chief Financial Officer of Tyco since July 1997. He
 Financial Officer and Director      has been Vice President of TyCom Ltd. (undersea
 One Tyco Park                       fiber optic networks and services) since March 2000.
 Exeter, NH 03833                    He has been Vice President and Chief Financial
                                     Officer of Tyco (US) since 1995. From 1993 to 1995,
                                     he was Tyco (US)'s Director of Mergers and
                                     Acquisitions.

Frank E. Walsh, Jr. ................ Mr. Walsh has been Chairman of the Sandy Hill
 Director                            Foundation (charitable organization) since August
 Sandy Hill Foundation               1996. Previously, he was Chairman of Westray Capital
 330 South Street                    Corporation (investment firm) from October 1989 to
 Morristown, NJ 07962                January 1996.

Joseph F. Welch..................... Mr. Welch has been President and Chief Executive
 Director                            Officer of The Bachman Company (producer of snacks)
 The Bachman Company                 since 1980.
 50 North Fourth Street
 Reading, PA 19612

Mark A. Belnick..................... Mr. Belnick has been Executive Vice President and
 Executive Vice President            Chief Corporate Counsel of Tyco since September
 and Chief Corporate Counsel         1998. Previously, he had been a senior partner with
 One Tyco Park                       the international law firm of Paul, Weiss, Rifkind,
 Exeter, NH 03833                    Wharton & Garrison since 1987.

Jerry R. Boggess.................... Mr. Boggess has been President of Tyco Fire and
 President of Tyco Fire              Security Services Group since August 1993 and Vice
 and Security Services               President of Tyco (US) since February 1996.
 Three Tyco Park
 Exeter, NH 03833

                                                       Present Principal
      Name and Position Held &                     Occupation or Employment
      Current Business Address                 and Five-Year Employment History
      ------------------------                 --------------------------------
Albert R. Gamper, Jr. .............. Mr. Gamper has been President and Chief Executive
 President and Chief Executive       Officer of Tyco's subsidiary, The CIT Group, Inc.
 Officer of The CIT Group, Inc.      since June 2001. Before Tyco acquired CIT in June
 1211 Avenue of the Americas         2001, he served as Chairman of the Board of CIT from
 New York, NY 10036                  January 2000, as President and Chief Executive
                                     Officer from December 1989 and as a director from
                                     May 1984. From May 1987 to December 1989, Mr. Gamper
                                     served as Chairman of the Board and Chief Executive
                                     Officer of CIT. Prior to December 1989, Mr. Gamper
                                     also held a number of executive positions at
                                     Manufacturers Hanover Corporation, a prior owner of
                                     CIT, where he had been employed since 1962.

Neil R. Garvey...................... Mr. Garvey has been President and Chief Executive
 President and Chief Executive       Officer of TyCom Ltd. since March 2000 and President
 Officer of TyCom Ltd.               of TyCom (US) Inc. (formerly Tyco Submarine Systems
 One Tyco Park                       Ltd.) since July 1997. He was President of Simplex
 Exeter, NH 03833                    Technologies, a subsidiary of Tyco, from July 1995
                                     to June 1997 and Vice President of Sales and
                                     Marketing of Simplex Technologies from June 1992 to
                                     July 1995.

Juergen W. Gromer................... Mr. Gromer has been President of Tyco Electronics
 President of Tyco Electronics       since April 1999. He was Senior Vice President,
 Postfach Carl Benz Str. 12-14       Worldwide Sales and Service, of AMP Incorporated,
 64625 Benshiem, Germany             which was acquired by Tyco in April 1999, from 1998
                                     to April 1999. Previously, he was President of the
                                     Global Automotive Division and Corporate Vice
                                     President of AMP from 1997 to 1998 and Vice
                                     President and General Manager of various divisions
                                     of AMP from 1990 to 1997. Mr. Gromer is a citizen of
                                     the Federal Republic of Germany.

Richard J. Meelia................... Mr. Meelia has been President of Tyco Healthcare
 President of Tyco                   Group since 1995. He was Group President of Kendall
 Healthcare Group                    Healthcare Products Company, which was acquired by
 One Tyco Park                       Tyco (US) in October 1994, from 1991 to 1995.
 Exeter, NH 03833

                                  SCHEDULE II

                  CERTAIN INFORMATION CONCERNING THE DIRECTORS
           AND EXECUTIVE OFFICERS OF TYCO ACQUISITION CORP. XXIV (NV)

   The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Tyco Acquisition Corp. XXIV (NV). Each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding of any violation of such laws.

                                             Present Principal
 Name and Position Held &                Occupation or Employment
 Current Business Address            and Five-year Employment History
 ------------------------            --------------------------------
Jerry R. Boggess..........                           *
 Director and President
 Three Tyco Park
 Exeter, NH 03833

Irving Gutin.............. Mr. Gutin has been Senior Vice President of Tyco
 Director and Vice         (US) for more than the past five years.
 President
 One Tyco Park
 Exeter, NH 03833

M. Brian Moroze........... Mr. Moroze has been General Counsel to Tyco (US)
 Director and Vice         since 1994.
 President
 One Tyco Park
 Exeter, NH 03833

Mark A. Belnick...........                           *
 Vice President
 One Tyco Park
 Exeter, NH 03833

Bernard J. Doherty........ Mr. Doherty has been Senior Vice President,
 Vice President and        Secretary and General Counsel of Grinnell
 Secretary                 Corporation, an indirect subsidiary of Tyco, since
 One Tyco Park             1994.
 Exeter, NH 03833

Mark D. Foley............. Mr. Foley was appointed Senior Vice President,
 Vice President            Finance in October 2000. He was formerly Director of
 One Tyco Park             Financial Operations from August 1999 until October
 Exeter, NH 03833          2000 and Assistant Corporate Controller from
                           September 1996 until August 1999. From 1991 to 1996,
                           Mr. Foley worked in various capacities within Tyco's
                           tax department. Previously, he worked with Ernst &
                           Young.

Michael A. Robinson....... Mr. Robinson joined Tyco (US) in March 1998 and is
 Vice President and        currently Senior Vice President and Corporate
 Treasurer                 Treasurer of Tyco (US). From 1993 to 1998 he was an
 One Tyco Park             investment banker with Merrill Lynch & Co.
 Exeter, NH 03833

Scott Stevenson........... Mr. Stevenson joined Tyco (US) in February 1998 and
 Vice President and        is currently Senior Vice President, Tax of Tyco
 Assistant Treasurer       (US). Prior to joining Tyco, he had been a partner
 One Town Center Road      with the public accounting firm of Coopers & Lybrand
 Boca Raton, FL 33486      LLP since 1988.

                                                      Present Principal
     Name and Position Held &                     Occupation or Employment
     Current Business Address                 and Five-year Employment History
     ------------------------                 --------------------------------
Mark H. Swartz.....................                           *
 Vice President
 One Tyco Park
 Exeter, NH 03833

--------
* Please see the information in Schedule I.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        TYCO ACQUISITION CORP. XXIV (NV)

                                      and

                      SENSORMATIC ELECTRONICS CORPORATION

                                   including

                                   GUARANTEE

                                       of

                            TYCO INTERNATIONAL LTD.


                           Dated as of August 3, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Table of Contents

                                                                          Page
                                                                          ----
 ARTICLE I EXCHANGE OFFER AND MERGER..................................... A-5
    SECTION 1.01 The Offer..............................................  A-5
    SECTION 1.02 Company Action.........................................  A-8
    SECTION 1.03 Directors..............................................  A-8
    SECTION 1.04 The Merger.............................................  A-9
    SECTION 1.05 Effective Time; Closing................................  A-9
    SECTION 1.06 Effect of the Merger...................................  A-9
    SECTION 1.07 Articles of Incorporation; Bylaws......................  A-10
    SECTION 1.08 Directors and Officers.................................  A-10
    SECTION 1.09 Effect on Capital Stock................................  A-10
    SECTION 1.10 Exchange of Certificates...............................  A-11
    SECTION 1.11 No Further Ownership Rights in the Company Common
                 Stock..................................................  A-13
    SECTION 1.12 Tax Consequences.......................................  A-13
    SECTION 1.13 Taking of Necessary Action; Further Action.............  A-13
    SECTION 1.14 Appraisal Rights.......................................  A-13

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY................ A-13
    SECTION 2.01 Organization and Qualification; Subsidiaries...........  A-13
    SECTION 2.02 Certificate of Incorporation and Bylaws................  A-14
    SECTION 2.03 Capitalization.........................................  A-14
    SECTION 2.04 Authority Relative to this Agreement...................  A-15
    SECTION 2.05 No Conflict; Required Filings and Consents.............  A-16
    SECTION 2.06 Compliance; Permits....................................  A-17
    SECTION 2.07 SEC Filings; Financial Statements......................  A-17
    SECTION 2.08 Absence of Certain Changes or Events...................  A-18
    SECTION 2.09 No Undisclosed Liabilities.............................  A-18
    SECTION 2.10 Absence of Litigation..................................  A-18
    SECTION 2.11 Employee Benefit Plans; Employment Agreements..........  A-18
    SECTION 2.12 Employment and Labor Matters...........................  A-21
    SECTION 2.13 Registration Statement; Proxy Statement/Prospectus.....  A-22
    SECTION 2.14 Restrictions on Business Activities....................  A-23
    SECTION 2.15 Title to Property......................................  A-23
    SECTION 2.16 Taxes..................................................  A-23
    SECTION 2.17 Environmental Matters..................................  A-24
    SECTION 2.18 Brokers................................................  A-25
    SECTION 2.19 Intellectual Property..................................  A-25
    SECTION 2.20 Interested Party Transactions..........................  A-27
    SECTION 2.21 Insurance..............................................  A-27
    SECTION 2.22 Product Liability and Recalls..........................  A-27
    SECTION 2.23 Opinion of Company Financial Advisor...................  A-27

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR.................. A-27
    SECTION 3.01 Organization and Qualification; Subsidiaries...........  A-27
    SECTION 3.02 Capitalization.........................................  A-28
    SECTION 3.03 Authority Relative to this Agreement...................  A-29
    SECTION 3.04 No Conflicts; Required Filings and Consents............  A-29
    SECTION 3.05 Compliance.............................................  A-30
    SECTION 3.06 SEC Filings; Financial Statements......................  A-30
    SECTION 3.07 Absence of Certain Changes or Events...................  A-30
    SECTION 3.08 No Undisclosed Liabilities.............................  A-30

                                                                           Page
                                                                           ----
    SECTION 3.09 Absence of Litigation..................................   A-31
    SECTION 3.10 Registration Statement; Proxy Statement/Prospectus.....   A-31
    SECTION 3.11 Brokers................................................   A-31
    SECTION 3.12 Ownership of Acquiror; No Prior Activities.............   A-32
    SECTION 3.13 Ownership Interest in the Company......................   A-32

 ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER.......................  A-32
    SECTION 4.01 Conduct of Business by the Company Pending the Merger..   A-32
    SECTION 4.02 No Solicitation........................................   A-34
    SECTION 4.03 Conduct of Business by Guarantor Pending the Merger....   A-36

 ARTICLE V ADDITIONAL AGREEMENTS.........................................  A-37
    SECTION 5.01 Stockholder Approval; Preparation of Post-Effective
                 Amendment and Proxy Statement/Prospectus...............   A-37
    SECTION 5.02 Company Stockholders Meeting...........................   A-38
    SECTION 5.03 Access to Information; Confidentiality.................   A-38
    SECTION 5.04 Consents; Approvals....................................   A-38
    SECTION 5.05 Agreements with Respect to Affiliates..................   A-39
    SECTION 5.06 Indemnification and Insurance..........................   A-39
    SECTION 5.07 Notification of Certain Matters........................   A-40
    SECTION 5.08 Further Action/Tax Treatment...........................   A-40
    SECTION 5.09 Public Announcements...................................   A-41
    SECTION 5.10 Guarantor Common Shares................................   A-41
    SECTION 5.11 Conveyance Taxes.......................................   A-41
    SECTION 5.12 Stock Incentive Plans; Restricted Shares; Other
                 Programs...............................................   A-41
    SECTION 5.13 Certain Employee Benefits..............................   A-42
    SECTION 5.14 Reports of Tenders.....................................   A-43
    SECTION 5.15 Accountant's Letters...................................   A-43
    SECTION 5.16 Compliance with State Property Transfer Statutes.......   A-43
    SECTION 5.17 Redemption of Company Preferred Stock..................   A-44
    SECTION 5.18 Prepayment of Company Indebtedness.....................   A-44

 ARTICLE VI CONDITIONS TO THE MERGER.....................................  A-44
    SECTION 6.01 Conditions to Obligation of Each Party to Effect the
                 Merger.................................................   A-44

 ARTICLE VII TERMINATION.................................................  A-45
    SECTION 7.01 Termination............................................   A-45
    SECTION 7.02 Effect of Termination..................................   A-47
    SECTION 7.03 Fees and Expenses......................................   A-47

 ARTICLE VIII GENERAL PROVISIONS.........................................  A-48
    SECTION 8.01 Effectiveness of Representations, Warranties and
                 Agreements.............................................   A-48
    SECTION 8.02 Notices................................................   A-48
    SECTION 8.03 Certain Definitions....................................   A-50
    SECTION 8.04 Amendment..............................................   A-50
    SECTION 8.05 Waiver.................................................   A-50
    SECTION 8.06 Headings...............................................   A-51
    SECTION 8.07 Severability...........................................   A-51
    SECTION 8.08 Entire Agreement.......................................   A-51
    SECTION 8.09 Assignment.............................................   A-51
    SECTION 8.10 Parties in Interest....................................   A-51
    SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative..   A-51
    SECTION 8.12 Governing Law; Jurisdiction............................   A-51
    SECTION 8.13 Counterparts...........................................   A-52

                                                                            Page
                                                                            ----
    SECTION 8.14 WAIVER OF JURY TRIAL.....................................  A-52
    SECTION 8.15 Performance of Guarantee.................................  A-52
    SECTION 8.16 Enforcement..............................................  A-52
 ANNEX I         CONDITIONS TO THE OFFER..................................  A-54

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2001 (this "Agreement"), by and between TYCO ACQUISITION CORP. XXIV (NV) ("Acquiror"), a Nevada corporation and a direct, wholly-owned subsidiary of TYCO INTERNATIONAL LTD. ("Guarantor"), a Bermuda company, and SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

   WHEREAS, the respective Boards of Directors of Acquiror and the Company and the Executive Committee of the Guarantor's Board of Directors have approved this Agreement, and declared that it is advisable that Acquiror acquire all of the outstanding shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company (the "Shares") through (i) an exchange offer (the "Offer") to exchange common shares, par value $0.20 per share, of Guarantor ("Guarantor Common Shares") for all of the then issued and outstanding Shares and (ii) a merger of the Company with and into Acquiror (the "Merger"), each pursuant to and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Nevada General Corporation Law (the "NGCL") and the Delaware General Corporation Law (the "DGCL");

   WHEREAS, Acquiror and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, and that the Offer and the Merger (together, the "Transaction") and other transactions contemplated by this Agreement be undertaken pursuant to such plan. For accounting purposes, the Merger is intended to be accounted for as a "purchase" under United States generally accepted accounting principles ("GAAP");

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, Guarantor has agreed fully and unconditionally to guarantee all the representations, warranties, covenants, agreements and other obligations of Acquiror in this Agreement (the "Guarantee"); and

   WHEREAS, the Company and Acquiror desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the transactions contemplated hereby.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby the parties hereto agree as follows:

   Definitions:

    "Acquiror" is defined in the preamble.

    "Acquiror Common Stock" is defined in Section 1.09(d).

    "Acquisition Proposal" is defined in Section 4.02(a).

    "Adjusted Option" is defined in Section 5.12(a).

    "Affiliate Agreement" is defined in Section 5.05.

    "Affiliate Plan" is defined in Section 2.11(a).

    "affiliates" is defined in Section 8.03(a).

    "Agreement" is defined in the preamble.

    "Alternative Transaction" is defined in Section 4.02(a).

    "Appointment Time" is defined in Section 1.03(a).

    "Articles of Merger" is defined in Section 1.05.

    "Average Share Price" is defined in Section 1.01(a).

    "Basic Conditions" is defined in Annex I.

    "Benefits Continuation Period" is defined in Section 5.13(a).

    "business day" is defined in Section 8.03(b).

    "CERCLA" is defined in Section 2.17(f).

    "Certificates" is defined in Section 1.10(c).

    "Certificate of Merger" is defined in Section 1.05.

    "CGSH" is defined in Section 1.01(e).

    "Closing" is defined in Section 1.05.

    "Closing Date" is defined in Section 1.05.

    "COBRA" is defined in Section 2.11(b).

    "Code" is defined in the recitals.

    "Company" is defined in the preamble.

    "Company Affiliate Letter" is defined in Section 5.05.

    "Company Charter Documents" is defined in Section 2.02.

    "Company Common Stock" is defined in the recitals.

    "Company Disclosure Schedule" is defined in Section 2.01(a).

    "Company Employee" is defined in Section 5.13(a).

    "Company Employee Plans" is defined in Section 2.11(a).

    "Company Financial Advisor" is defined in Section 1.02(a).

    "Company Intellectual Property Assets" is defined in Section 2.19(a).

    "Company Permits" is defined in Section 2.06(b).

    "Company Preferred Stock" is defined in Section 2.03(a).

    "Company Restricted Shares" is defined in Section 1.09(c).

    "Company SEC Documents" is defined in Section 2.03(b).

    "Company Significant Subsidiaries" is defined in Section 2.01(a).

    "Company Stock Option Plans" is defined in Section 1.09(c).

    "Company Stock Options" is defined in Section 1.09(c).

    "Company Stock Purchase Plans" is defined in Section 1.09(c).

    "Company Stockholders Meeting" is defined in Section 2.04(c).

    "Company 2000 Form 10-K" is defined in Section 2.01(a).

    "Confidentiality Agreement" is defined in Section 5.03.

    "Continuing Director" is defined in Section 1.03(a).

    "control" is defined in Section 8.03(c).

    "Covered Persons" is defined in Section 5.06(c).

    "D&O Insurance" is defined in Section 5.06(d).

    "Daily Per Share Price" is defined in Section 1.01(a).

    "Daily Report" is defined in Section 5.14.

    "Designated Expiration Date" is defined in Section 1.01(a).

    "DGCL" is defined in the recitals.

    "DOL" is defined in Section 2.11(a).

    "dollars" is defined in Section 8.03(d).

    "Effective Time" is defined in Section 1.05.

    "8.21% Notes" is defined in Section 5.18.

    "Environmental Claim" is defined in Section 2.17(f).

    "Environmental, Health and Safety Laws" is defined in Section 2.05(c).

    "Environmental Laws" is defined in Section 2.17(f).

    "ERISA" is defined in Section 2.11(a).

    "Exchange Act" is defined in Section 1.01(a).

    "Exchange Agent" is defined in Section 1.10(a).

    "Exchange Fund" is defined in Section 1.10(b).

    "Exchange Ratio" is defined in Section 1.01(a).

    "Expenses" is defined in Section 7.03(b).

    "Fee" is defined in Section 7.03(b).

    "Fully Diluted Shares" is defined in Section 1.01(b).

    "GAAP" is defined in the recitals.

    "Governmental Authority" is defined in Section 2.05(c).

    "Guarantee" is defined in the recitals.

    "Guarantor" is defined in the preamble.

    "Guarantor Charter Documents" is defined in Section 3.01(a).

    "Guarantor Common Shares" is defined in the recitals.

    "Guarantor Preference Shares" is defined in Section 3.02(a).

    "Guarantor SEC Documents" is defined in Section 3.05(a).

    "Guarantor 2000 Form 10-K" is defined in Section 3.01(b).

    "HSR Act" is defined in Section 2.05(c).

    "Indemnified Parties" is defined in Section 5.06(b).

    "Intellectual Property Assets" is defined in Section 2.19(a).

    "IRS" is defined in Section 2.11(b).

    "ISO" is defined in Section 2.11(c).

    "knowledge" is defined in Section 8.03(e).

    "Material Adverse Effect" is defined in Section 2.01(b).

    "Materials of Environmental Concern" is defined in Section 2.17(f).

    "Merger" is defined in the recitals.

    "Merger Consideration" is defined in Section 1.09(a).

    "Minimum Condition" is defined in Section 1.01(b).

    "NGCL" is defined in the recitals.

    "Non-Competition Agreement" is defined in Section 2.11(h).

    "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

    "Non-U.S. Plan" is defined in Section 2.11(a).

    "Notes" is defined in Section 5.18.

    "NYSE" is defined in Section 1.01(a).

    "Offer" is defined in the recitals.

    "Offer Conditions" is defined in Section 1.01(a).

    "Offer Documents" is defined in Section 1.01(d).

    "OSHA" is defined in Section 2.17(f).

    "PCBs" is defined in Section 2.17(d).

    "person" is defined in Section 8.03(f).

    "person/group" is defined in Annex I.

    "Post-Effective Amendment" is defined in Section 5.01(a).

    "Post-1998 Company SEC Documents" is defined in Section 2.07(a).

    "Post-1998 Guarantor SEC Documents" is defined in Section 3.06(a).

    "Preliminary Prospectus" is defined in Section 1.01(d).

    "Proxy Statement/Prospectus" is defined in Section 2.13(a).

    "RCRA" is defined in Section 2.17(f).

    "Recommendations" is defined in Section 1.02(a).

    "Registration Statement" is defined in Section 1.01(d).

    "Responsible Employees" is defined in Section 8.03(e).

    "Rule 145" is defined in Section 5.05.

    "Schedule 14D-9" is defined in Section 1.02(b).

    "SEC" is defined in Section 1.01(c).

    "Securities Act" is defined in Section 1.01(d).

    "7.74% Notes" is defined in Section 5.18.

    "Shares" is defined in the recitals.

    "subsidiary or subsidiaries" is defined in Section 8.03(g).

    "Subsidiary Documents" is defined in Section 2.02.

    "Superior Proposal" is defined in Section 4.02(a).

    "Supplemental Company Disclosure Schedule" is defined in Section
    2.05(a).

    "Surviving Corporation" is defined in Section 1.04.

    "Tax" is defined in Section 2.16(b).

    "Tax Return" is defined in Section 2.16(b).

    "Terminal Date" is defined in Section 1.01(c).

    "Terminating Breach" is defined in Section 7.01(h).

    "Terminating Change" is defined in Section 7.01(g).

    "Terminating Misrepresentation" is defined in Section 7.01(f).

    "Third Party" is defined in Section 4.02(a).

    "Third Party Intellectual Property Assets" is defined in Section
    2.19(c).

    "Transaction" is defined in the recitals.

    "Transfer Agent" is defined in Section 1.02(c).

    "TSCA" is defined in Section 2.17(f).

    "2001 Company Balance Sheet" is defined in Section 2.09.

    "2001 Guarantor Balance Sheet" is defined in Section 3.08.

                                   ARTICLE I

                           EXCHANGE OFFER AND MERGER

   SECTION 1.01 The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 7.01 and (ii) none of the events set forth in clauses (6) (a) through (k) in Annex I hereto shall have occurred and be continuing, Acquiror shall, as soon as practicable after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations promulgated thereunder (the "Exchange Act")) the Offer. Each Share accepted by Acquiror pursuant to the Offer shall be exchanged for the right to receive from Acquiror that number of fully paid and nonassessable Guarantor Common Shares equal to the Exchange Ratio. The obligation of Acquiror to consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject to only those conditions set forth in Annex I hereto (the "Offer Conditions"), any of which (other than the Basic Conditions) may be waived by Acquiror in its sole discretion.

   For purposes of this Agreement:

   "Average Share Price" means the average of the Daily Per Share Prices for the five consecutive trading days ending on the fourth trading day prior to and not including the initial Designated Expiration Date as set forth initially in the Offer (without giving effect to any extensions).

   "Daily Per Share Price" for any trading day means the volume-weighted average of the per share selling prices on the NYSE of Guarantor Common Shares for that day, as reported by Bloomberg Financial Markets (or if such service is unavailable, a service providing similar information selected by Acquiror and the Company).

   "Designated Expiration Date" means the date designated for the expiration of the Offer, after which Acquiror will first accept Shares for exchange, as such expiration date may be extended from time to time as required or permitted by this Agreement.

   "Exchange Ratio" means $24.00 divided by the Average Share Price, subject to adjustment as provided in Sections 1.09(e) and 7.01(j).

   "NYSE" means the New York Stock Exchange.

   (b) The initial Designated Expiration Date shall be the twentieth (20th) business day from and including the date of commencement of the Offer (determined in accordance with Rule 14d-2(a) under the Exchange Act). The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the Designated Expiration Date and not properly withdrawn a number of Shares which, together with the Shares then owned by Guarantor and Acquiror (if any), represents at least a majority of the total number of outstanding Shares, assuming the exercise of all options, rights and convertible securities then currently exercisable or convertible or exercisable within 180 days thereafter and the issuance of all Shares that the Company is obligated to issue thereunder (such total number of Shares being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition") and to the Offer Conditions and to no other conditions. Acquiror expressly reserves the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided that, without the prior written consent of the Company, Acquiror shall not (i) decrease the number of Shares sought pursuant to the Offer, (ii) change the form or decrease the amount of consideration to be paid in the Offer, (iii) impose conditions to the Offer in addition to the Offer Conditions, (iv) change or waive the Basic Conditions, (v) change the Offer Conditions, (vi) extend the Offer (except as set forth in the following paragraph), or (vii) make any other change to any of the terms of and conditions to the Offer which is adverse to the holders of Shares.

   (c) Subject to the terms of this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the Offer Conditions, Acquiror shall accept for exchange all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the scheduled Designated Expiration Date and shall exchange for Guarantor Common Shares all such Shares in accordance with the terms of this Agreement promptly after acceptance; provided that Acquiror shall (x) extend the Offer for successive extension periods not in excess of ten (10) business days per extension but in no event ending later than seven (7) months from the date hereof (the "Terminal Date"), if, at the scheduled Designated Expiration Date, any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) extend the Offer, but in no event later than the Terminal Date, if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission ("SEC"). In addition, Acquiror may extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act, of not more than twenty (20) business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended) and not withdrawn a number of Shares which, together with Shares then owned by Guarantor and Acquiror, represents at least 90% of the Fully Diluted Shares or otherwise in a manner consistent with this Agreement. In addition, the consideration to be paid pursuant to the Offer may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of the Company.

   (d) As soon as practicable after the date of this Agreement, Acquiror shall cause Guarantor to prepare and file with the SEC under the Securities Act of 1933, as amended, and the SEC's rules and regulations promulgated thereunder (the "Securities Act") a registration statement on Form S-4 to register the offer and sale of Guarantor Common Shares pursuant to the Offer and the Merger (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable but not later than the date of commencement of the Offer, Acquiror shall (i) file, and cause Guarantor to file, with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will comply in all material respects with the provisions of, and satisfy in all material respect the requirements of, such Schedule TO and all applicable federal securities laws, and will contain or incorporate by reference all or part of the Preliminary Prospectus and the form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Acquiror and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. Acquiror agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror shall cause Guarantor to use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Guarantor Common Shares pursuant to the Offer. Following the time the Registration Statement is declared effective, Acquiror shall cause Guarantor to file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act. Acquiror agrees to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof.

   (e) Acquiror shall cause Guarantor to include as an exhibit to the Registration Statement tax opinions of PricewaterhouseCoopers LLP and Cleary, Gottlieb, Steen & Hamilton ("CGSH"), in form and substance reasonably satisfactory to Acquiror and to the Company, on the basis of customary facts, representations, warranties and covenants of Guarantor, Acquiror and the Company and assumptions set forth in such opinions (including, without limitation assumptions that (i) the Minimum Condition will be satisfied and
(ii) the Merger shall be completed promptly following the Offer), to the effect that the Transaction will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8), and that each of Guarantor, Acquiror and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

   No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement, the Schedule TO or the Offer Documents will be made by the Company, Acquiror or the Guarantor, without providing the other party and its counsel a reasonable opportunity to review and comment thereon.

   Acquiror will advise the Company promptly after Guarantor receives notice that the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Offer for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the time of consummation of the Offer any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

   Acquiror shall cause Guarantor to issue and make available in accordance with this Agreement a number of Guarantor Common Shares as necessary from time to time to satisfy Acquiror's obligations under Sections 1.01(a) and 1.09(a).

   SECTION 1.02 Company Action. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors participating therein (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approved and adopted this Agreement and the transactions and other matters contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the Company's stockholders subject to Section 4.02(c)(ii) (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). The Company further represents that Morgan Stanley & Co. Incorporated (the "Company Financial Advisor") has rendered to the Company's Board of Directors its opinion that, as of the date of such opinion, the consideration to be received by the Company's stockholders in the Transaction is fair to such stockholders from a financial point of view. The Company has been advised that all of its directors and executive officers currently intend to tender their Shares pursuant to the Offer.

   (b) As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of Shares a Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the Recommendations; provided that they have not been withdrawn or modified as permitted hereby. The Company shall comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule 14D-9 and all applicable federal securities laws. The Company and Acquiror each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Acquiror and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to it being filed with the SEC. The Company agrees to provide Acquiror with, and to consult with Acquiror regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Acquiror shall provide the Company all information reasonably requested by the Company for inclusion in the Schedule 14D-9 and any exhibits or annexes thereto.

   (c) The Company will promptly direct its transfer agent (the "Transfer Agent") to furnish Acquiror subject to the terms of the Confidentiality Agreement (as defined in Section 5.03), with mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall direct the Transfer Agent to provide to Acquiror such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Acquiror may reasonably request in connection with the Offer. Acquiror shall use such information only in connection with the transactions contemplated by this Agreement.

   (d) As promptly as practicable after the initial acceptance of Shares by Acquiror, but no later than one (1) business day after such initial acceptance of Shares, the Company shall publicly announce and mail a notice of redemption of all outstanding shares of the Company Preferred Stock in accordance with the applicable provisions of the Company's Certificate of Designations in respect thereof, which announcement and notice shall provide for such redemption on the thirtieth (30th) day following the date of such announcement and notice.

   SECTION 1.03 Directors. (a) Effective upon the acceptance for exchange by Acquiror of Shares pursuant to the Offer (the "Appointment Time"), Acquiror shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of
(i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of Shares owned by Guarantor and Acquiror (including Shares accepted for exchange) bears to the total number of Shares outstanding, and the Company shall take all action reasonably necessary to cause Acquiror's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided that, prior to the Effective Time, the Company's Board of Directors shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy and, thereafter, such person shall be a Continuing Director. Notwithstanding anything in this Agreement to the contrary, if Acquiror's designees are elected to the Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of the Company's or its stockholders' rights, benefits or remedies hereunder, (c) extend the time for performance of Acquiror's obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the stockholders of the Company (other than Acquiror and its affiliates) with respect to the transactions contemplated by this Agreement. The Continuing Directors shall have the sole authority to assert and seek to enforce any and all rights and remedies of the Company and to take any action to seek to enforce any obligations of Acquiror under this Agreement and Acquiror's designees shall abstain and not act upon any such action.

   If at any time the Continuing Directors reasonably deem it necessary to consult independent counsel (which may be CGSH) in connection with their duties as Continuing Directors or actions to be taken by the Company, the Continuing Directors may retain counsel for such purpose and for the purpose of enforcing the Company's rights and remedies under this Agreement, and the Company shall pay the reasonable fees and expenses of one such counsel incurred in connection therewith.

   (b) The Company's obligations to appoint designees to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.03 and Rule 14f-l in order to fulfill its obligations under this Section 1.03 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.03. Acquiror will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

   SECTION 1.04 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL and the NGCL, at the Effective Time, the Company shall be merged with and into Acquiror, the separate corporate existence of the Company shall cease, and Acquiror shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.05 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by (a) filing articles of merger as contemplated by the NGCL (the "Articles of Merger") and (b) filing a properly executed agreement or certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), each, together with any required related certificates, with the Secretaries of State of the States of Nevada and Delaware, as appropriate, in such forms as required by, and executed in accordance with the relevant provisions of, the NGCL and the DGCL, respectively. The Merger shall become effective at the time of the later to occur of such filings or at such later time, as may be agreed upon in writing by the Company and Acquiror, specified in the Articles of Merger and the Certificate of Merger (the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   SECTION 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NGCL and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Acquiror and the Company, and shall be subject to all debts, liabilities and duties of Acquiror and the Company.

   SECTION 1.07 Articles of Incorporation; Bylaws. (a) At the Effective Time, the Articles of Incorporation of Acquiror, which shall comply with Section 5.06, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended, as provided by the NGCL and such Articles of Incorporation, except that the name of the Surviving Corporation shall be changed to "Sensormatic Electronics Corporation".

   (b) At the Effective Time, the Bylaws of Acquiror, which shall comply with
Section 5.06, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended, as provided by the NGCL and such Bylaws.

   SECTION 1.08 Directors and Officers. The directors of Acquiror immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

   SECTION 1.09 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holders of any of the following securities:

   (a) Conversion of the Company Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of the Company Common Stock to be canceled pursuant to Section 1.09(b) and other than shares as to which appraisal rights are exercised pursuant to Section 1.14, will be canceled and extinguished and automatically converted (subject to Section 1.09(e)) into the right to receive the number of Guarantor Common Shares equal to the Exchange Ratio upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.10 (together with the cash in lieu of fractional Guarantor Common Shares as specified below, the "Merger Consideration"). No fraction of a Guarantor Common Share will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.10(e).

   (b) Cancellation of the Company-Owned and Acquiror-Owned Stock. Each share of the Company Common Stock held by the Company or any subsidiary of the Company or owned by Guarantor or Acquiror immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

   (c) Stock Incentive Plans; Stock Purchase Plans. At the Effective Time, (i) all options or rights ("Company Stock Options") to purchase Company Common Stock then outstanding, whether under (A) the Company's Amended 1989 Stock Incentive Plan, (B) the Company's 1995 Stock Incentive Plan, (C) the Company's Directors Stock Option Plan, as amended, (D) the Company's 1999 Stock Incentive Plan, (E) the Company's 1997 Consultants Stock Incentive Plan or (F) any other stock option or stock plan or agreement of the Company (collectively, the "Company Stock Option Plans"), (ii) all restricted shares of Company Common Stock granted or awarded under any of the Company Stock Option Plans (the "Company Restricted Shares") that are outstanding and (iii) all rights outstanding under any of the Company's U.S. or non-U.S. stock purchase plans (collectively, the "Company Stock Purchase Plans"), shall be treated in accordance with Section 5.12 of this Agreement.

   (d) Capital Stock of Acquiror. Each share of common stock, par value $0.01 per share, of Acquiror (the "Acquiror Common Stock") issued and outstanding immediately prior to the Effective Time shall constitute one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving

Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Acquiror Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

   (e) Adjustments to Exchange Ratio. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Guarantor or the Company shall occur, including by reason of any reclassification, recapitalization, redenomination of share capital, stock split, reverse stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Daily Per Share Price, the Average Share Price, the Exchange Ratio, the Merger Consideration and any other amounts payable or to be delivered pursuant to the Offer, the Merger or otherwise pursuant to this Agreement (including without limitation, for purposes of Section 7.01(j)) shall be appropriately adjusted.

   SECTION 1.10 Exchange of Certificates. (a) Exchange Agent. Acquiror shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") in the Merger.

   (b) Exchange Fund. As necessary from to time following the Effective Time, Acquiror shall make available to the Exchange Agent, as needed for exchange in accordance with this Article I, (i) the Guarantor Common Shares required for exchange of Shares in the Merger and (ii) an amount of cash sufficient to permit the Exchange Agent to make the necessary payments of cash in lieu of fractional Guarantor Common Shares in accordance with Section 1.10(e) (such cash in lieu of fractional shares and Guarantor Common Shares, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") payable pursuant to Section 1.09 in exchange for outstanding shares of the Company Common Stock.

   (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive Guarantor Common Shares pursuant to Section 1.09, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Guarantor Common Shares and cash in lieu of fractional shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor solely that number of whole Guarantor Common Shares into which their shares of the Company Common Stock were converted at the Effective Time pursuant to Section 1.09 (which may be delivered in uncertificated form pursuant to Guarantor's direct registration system), cash in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.10(e) and any dividends or distributions payable pursuant to Section 1.10(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the whole number of Guarantor Common Shares into which such shares of the Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of any fractional shares in accordance with Section 1.10(e) and any dividends or distributions payable pursuant to
Section 1.10(d). No interest will be paid or accrued on any cash in lieu of fractional Guarantor Common Shares or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of the Company Common Stock that is not registered in the transfer records of the Company, the proper whole number of Guarantor Common Shares (which may be delivered in uncertificated form pursuant to Guarantor's direct registration system) may be issued to a transferee if the Certificate representing such shares of the Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Guarantor Common Shares with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the Guarantor Common Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates in accordance with Section 1.10(c). Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver that whole number of Guarantor Common Shares issued in exchange therefor (which may be delivered in uncertificated form pursuant to Guarantor's direct registration system), without interest, at the time of such surrender, cash in lieu of fractional Guarantor Common Shares pursuant to
Section 1.10(e), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Guarantor Common Shares and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender with respect to such whole Guarantor Common Shares.

   (e) Fractional Shares. No certificate or scrip representing fractional Guarantor Common Shares will be issued in the Offer or the Merger upon the surrender for exchange of Certificates, and such fractional Guarantor Common Shares will not entitle the owner thereof to vote or to any rights of a holder of Guarantor Common Shares. In lieu of any such fractional Guarantor Common Shares, each holder of Certificates who would otherwise have been entitled to a fraction of a Guarantor Common Share in exchange for such Certificate (after taking into account all Certificates delivered by such holder) pursuant to this Section shall receive from the Exchange Agent, as applicable, a cash payment in lieu of such fractional Guarantor Common Share, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Share Price.

   (f) Required Withholding. The Exchange Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, and from any dividends or distributions payable pursuant to
Section 1.10(d), to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

   (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, solely that whole number of Guarantor Common Shares into which the shares of the Company Common Stock represented by such Certificates were converted pursuant to
Section 1.09 (which may be issued in uncertificated form pursuant to Guarantor's direct registration system), cash in lieu of fractional Guarantor Common Shares, if any, as may be required pursuant to Section 1.10(e) and any dividends or distributions payable pursuant to Section 1.10(d); provided, however, that Acquiror may, in its discretion and as a condition precedent to the delivery of any Guarantor Common Shares, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Guarantor, Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   (h) No Liability. Notwithstanding anything to the contrary in this Section 1.10, neither the Exchange Agent, Guarantor, Acquiror, the Surviving Corporation nor their respective affiliates shall be liable to a holder of Guarantor Common Shares or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.10 shall thereafter look only to Acquiror for the Guarantor Common Shares, any cash in lieu of fractional Guarantor Common Shares to which they are entitled pursuant to Section 1.10(e) and any dividends or other distributions with respect to Guarantor Common Shares to which they are entitled pursuant to
Section 1.10(d), in each case, without any interest thereon.

   SECTION 1.11 No Further Ownership Rights in the Company Common Stock. All Guarantor Common Shares issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.10(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   SECTION 1.12 Tax Consequences. It is intended by the parties hereto that the Transaction shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

   SECTION 1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquiror, the officers and directors of the Company, Acquiror and the Surviving Corporation will take all such lawful and necessary action in the name of the Company or Acquiror.

   SECTION 1.14 Appraisal Rights. Notwithstanding Section 1.09, if holders of Shares are entitled under the DGCL to appraisal rights with respect to the Merger, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with the DGCL shall not be converted into a right to receive from Acquiror the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive from Acquiror the Merger Consideration. The Company shall give Acquiror prompt notice of any demands received by the Company for appraisal of Shares, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Acquiror as follows:

   SECTION 2.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and its subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Rule 1-02 under Regulation S-X (the "Company Significant

Subsidiaries"), is included as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 (the "Company 2000 Form 10-K"). A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company is contained in Section 2.01 of the written disclosure schedule previously delivered by the Company to Acquiror (the "Company Disclosure Schedule"). Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $5 million or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and comprises less than five percent of the outstanding stock of such entity.

   (b) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Guarantor or any of its Subsidiaries, as the case may be, means any change, effect, development or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries or Guarantor and its subsidiaries, as the case may be, in each case taken as a whole; provided, however, that the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes , effects, developments or circumstances (i) affecting (A) the security or safety industries generally, (B) the United States securities markets generally or (C) economic, regulatory, or political conditions generally or (ii) arising from or relating to this Agreement, the transactions contemplated hereby or the announcement hereof or thereof, including, without limitation, any effects on personnel, customers and suppliers.

   SECTION 2.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Acquiror a complete and correct copy of its Restated Certificate of Incorporation and Bylaws as amended to date (the "Company Charter Documents"), and will make available to Acquiror, as promptly as practicable, the certificates of incorporation and bylaws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents") reasonably requested by Acquiror. All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Restated Certificate of Incorporation or Bylaws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

   SECTION 2.03 Capitalization. (a) The authorized capital stock of the Company consists of 125,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, of which 690,000 shares have been designated as 6 1/2% Convertible Preferred Stock, par value $0.01 per share, with a liquidation preference of $250.00 per share (the "Company Preferred Stock"). As of July 31, 2001, (i) 79,406,898 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote), and none of which has been issued in violation of preemptive or similar rights, (ii) 1,741,140 shares of Company Common Stock were held by subsidiaries of the Company, (iii) 8,332,826 shares of Company Common Stock were reserved for existing grants and 4,448,832 shares of Company Common Stock were reserved for future grants pursuant to the Company Stock Option Plans and (iv) 128,462 shares of Company Common Stock were reserved and available for future issuance pursuant to the Company Stock Purchase Plans. As of July 31, 2001, there were 690,000 outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since July 31, 2001, except for changes resulting from the exercise or termination of Stock Options which were outstanding and exercisable as of July 31, 2001 (or were outstanding as of July 31, 2001 and became exercisable in accordance with their terms thereafter), forfeiture of restricted stock or transactions permitted by
Section 4.01. Except as set forth in Section 2.01, this Section 2.03 or Section
2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of preemptive or similar rights.

   (b) Except as set forth in Section 2.03 of the Company Disclosure Schedule or the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Company with the SEC since June 30, 2000 and prior to the date of this Agreement, including those incorporated by reference and not superseded by other Company SEC Documents (the "Company SEC Documents"), there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries and intercompany book entry transactions, in either case entered into in the ordinary course of business. Except as set forth in Sections 2.01 or 2.03 of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and (ii) all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Section 2.01, this Section 2.03 or Section
2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents and except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company's subsidiaries relating to the issued or unissued capital stock of the Company's subsidiaries or obligating the Company's subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company's subsidiaries.

   SECTION 2.04 Authority Relative to this Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of the agreement of merger contained herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the requisite approval by the Company's stockholders of the agreement of merger contained herein in accordance with DGCL and the Company Charter Documents and the filings and recording of appropriate merger documents as required by the DGCL and the
NGCL).

   (b) Assuming the accuracy of the representations and warranties in Section 3.13, the provisions of Section 203 of the DGCL and Article Eleventh of the Company's Restated Certificate of Incorporation will not apply to the Offer and the Merger.

   (c) As of the date hereof, the Board of Directors of the Company has by a unanimous vote of those directors present (i) determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement and the transactions contemplated hereby in accordance with the applicable provisions of the DGCL and the Company Charter Documents, and (iii) recommended the approval of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at a meeting of the stockholders of the Company to consider the Merger Agreement (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Guarantor and Acquiror of this Agreement and/or the Guarantee hereof, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

   SECTION 2.05 No Conflict; Required Filings and Consents. (a) Subject to the following sentence, Section 2.05(a) of the Company Disclosure Schedule includes, as of the date hereof, a list of (i) other than intercompany, all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit (to which the Company or any subsidiary is the responsible party), equipment leases or lease purchase agreements, each in an amount equal to or exceeding $6 million (other than leases outside the United States providing for payments of not more than $2 million per year) to which the Company or any of its subsidiaries is a party or by which any of them is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in the case of any such contract, agreement, commitment, or other understanding or arrangement, individual payments or receipts by the Company or any of its subsidiaries of less than $4 million over the term of such contract, commitment, agreement, or other understanding or arrangement; and (iii) all agreements which are required to be filed as "material contracts" with the SEC pursuant to the requirements of the Exchange Act but which have not been so filed with the SEC. With regard to agreements for the purchase or sale of raw materials or inventory or for the provision of services in the ordinary course of business and licensing or royalty arrangements, the thresholds referred to in clauses (i) and (ii) of the preceding sentence shall be measured on an annual basis. Notwithstanding the foregoing, any agreement, commitment, understanding, arrangement or other document that would otherwise be disclosed in Section 2.05(a) of the Company Disclosure Schedule may be disclosed in
Section 2.05 of a supplement to the Company Disclosure Schedule to be delivered to Acquiror not later than thirty (30) days following the date of this Agreement (the "Supplemental Company Disclosure Schedule") if the agreement or other document is in an amount, as determined in accordance with the other provisions of this Section 2.05(a), of less than $10 million.

   (b) Except as set forth in Section 2.05(b) and Sections 2.11(f) and (h) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents,
(ii) assuming compliance with the matters referred to in Section 2.05(c), conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative, judicial or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the NYSE; filings and consents under any applicable non-U.S. laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Offer or the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Laws"); and the filing and recordation of appropriate merger or other documents as required by the NGCL and the DGCL; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

   SECTION 2.06 Compliance; Permits. (a) Except as set forth in Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (b) No investigation by any Governmental Authority with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened, except as disclosed in the Company SEC Documents and except for such investigations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the Company makes no representation in this Section 2.06(b) with respect to matters covered by Sections 2.11, 2.12, 2.16 and 2.17.

   (c) Except as set forth in Section 2.06(c)(x) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in Section 2.06(c)(y) of the Company Disclosure Schedule and in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.07 SEC Filings; Financial Statements. (a) The Company has filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since June 30, 1998 (the "Post-1998 Company SEC Documents"). Except as set forth in Section 2.07 of the Company Disclosure Schedule or the Company SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1998 Company SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light and at the time of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Company SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Documents), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the consolidated financial statements contained in the Company 2000 Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

   SECTION 2.08 Absence of Certain Changes or Events. Except as set forth in
Section 2.08 or 4.01 of the Company Disclosure Schedule or the Company SEC Documents, and except as result from acts or omissions after the date hereof permitted under Section 4.01, since June 30, 2000, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals, except with respect to Non-U.S. Plans (as defined in Section 2.11(a)), (iv) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any material change by the Company in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date hereof); or (vi) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

   SECTION 2.09 No Undisclosed Liabilities. Except as set forth in Section 2.09 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for or disclosed in the Company's unaudited balance sheet (including any related notes thereto) as of March 31, 2001 included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (the "2001 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Offer or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 and
Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.11 Employee Benefit Plans; Employment Agreements. (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all similar plans maintained outside the United States and not required by applicable law (any non-U.S., non-statutory Company Employee Plan, a "Non-U.S. Plan") and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), whether maintained in the U.S. or a Non-U.S. Plan, as amended, modified or supplemented, maintained or contributed to by the Company or a subsidiary of the Company for the benefit of any former or current employee, officer or director (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or would reasonably be expected to have any material liability, either as a member of a controlled group of corporations or trades or businesses, as defined under Section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each material Company Employee Plan and each material Affiliate Plan; provided, however, that any Non-U.S. Plan that otherwise would be disclosed on Section 2.11(a) of the Company Disclosure Schedule may be disclosed in Section 2.11(a) of the Supplemental Company Disclosure Schedule. With respect to each plan included on the Company Disclosure Schedule or, with respect to Non-U.S. Plans, on the Supplemental Company Disclosure Schedule, the Company shall indicate whether such plan includes a change in control provision. With respect to each Company Employee Plan or Affiliate Plan listed in Section 2.11(a) of the Company Disclosure Schedule, the Company has made available to Acquiror, and with respect to each Non-U.S. Plan listed in the Supplemental Company Disclosure Schedule, the Company will make available to Acquiror at such time as the Supplemental Company Disclosure Schedule is delivered to Acquiror, to the extent applicable:
(i) each such written Company Employee Plan (and, with respect to Non-U.S. Plans that provide equity-based benefits, a written description in English of such Non-U.S. Plan that is written in a language other than English) and any related trust agreement, insurance and other contract (including a policy), if any, the most recently prepared summary plan description, if any, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description or Company Employee Plan document, if any, and written communications distributed to plan participants that would reasonably be expected to materially modify the terms of any Company Employee Plan, whether through information actually conveyed in the communication or a failure to convey information; (ii) the three most recent annual reports on Form 5500 series (or equivalent filing with respect to Non-U.S. Plans), with accompanying schedules and attachments, filed with respect to each Company Employee Plan, whether maintained in the U.S. or a Non-U.S. Plan, required to make such a filing, provided, however, that other than the most recent Form 5500 with accompanying schedules and attachments, such materials may be made available to Acquiror at such time as the Supplemental Company Disclosure
Schedule is delivered to Acquiror; (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and Affiliate Plan subject to Title IV of ERISA and for each Non-U.S. Plan, to the extent applicable; (iv) the latest reports, if any, which have been filed with the Department of Labor ("DOL") to satisfy the alternative method of compliance for pension plans for certain selected employees pursuant to DOL regulation Section 2520.104-23; and (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

   (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule or, with respect to Non-U.S. Plans, the Supplemental Company Disclosure Schedule, (i) none of the Company Employee Plans or Affiliate Plans promises or provides material medical or other material welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state or non-U.S. laws; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Non-U.S. Plan is a multiemployer plan, no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied and the transactions contemplated hereby are not reasonably likely to result in the assessment of any withdrawal liability; (iii) neither the Company, any of its subsidiaries, nor, to the knowledge of the Company, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code), has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which would reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code that would reasonably be expected to have a Material Adverse Effect; (iv) with respect to the Company Employee Plans, neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans or, to the knowledge of the Company, any other fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, except for such breach that would not reasonably be expected to have a Material Adverse Effect;
(v) all Company Employee Plans, and all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance with the requirements of applicable law (including, but not limited to, to the extent applicable, the notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998) except for such failure as would not reasonably be expected to have a Material Adverse Effect;
(vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which would reasonably be expected to result in the disqualification of any such plan;
(vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made or accrued on the Company's financial statements on or before their due dates (including any extensions thereof), except to the extent any failure to have made or accrued such a contribution on or before its due date could not reasonably be expected to result in a current or future liability that would reasonably be expected to have a Material Adverse Effect; (viii) no Company action has occurred that resulted or, pursuant to applicable non-U.S. law, is reasonably likely to result in any adverse liability for any Non-U.S. Plan that reasonably would be expected to have a Material Adverse Effect; and (ix) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans or Affiliate Plans, there are no pending, nor to the Company's knowledge, any threatened, claims, investigations or causes of action with respect to any Company Employee Plan or Affiliate Plan, whether maintained in the U.S. or a Non-U.S. Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or Affiliate Plan that would reasonably be expected to have a Material Adverse Effect.

   (c) The Company has provided to Acquiror a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of the date hereof, holds (i) any option to purchase the Company Common Stock or commitments for future options, together with the number of shares of the Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; and (ii) any shares of Company Common Stock that are unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the shareholder's employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting.

   (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries; (ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans; (iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non common law employees; and
(iv) list of all worker council agreements of the Company or any of its subsidiaries with or relating to its employees, provided, however, that the Company may include the information required pursuant to this Section 2.11(d) on the Supplemental Company Disclosure Schedule.

   (e) No Company Employee Plan or Affiliate Plan is subject to Title IV of
ERISA.

   (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any material payment (including, without limitation, severance, golden parachute or bonus payments or otherwise) becoming due pursuant to any Company Employee Plan to any current or former director, officer, employee or consultant of the Company, (ii) result in any material increase in the amount of compensation or benefits payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any material benefits or compensation payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company.

   (g) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no conditions exist under which the Company or any of its subsidiaries is reasonably likely to incur any such liability that in each case would reasonably be expected to have a Material Adverse Effect.

   (h) The Company has provided or made available to Acquiror (i) with respect to each participant in the Company's executive severance plans, whether such employee has entered into an agreement or a provision of an agreement prohibiting or restricting such employee from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company (a "Non-Competition Agreement"); and (ii) a description of those classes of employees that are required to execute a Non-Competition Agreement, provided, however, that the Company may include the information required under clauses (i) and (ii) of this Section 2.11(h) in
Section 2.11(h) of the Supplemental Company Disclosure Schedule.

   SECTION 2.12 Employment and Labor Matters. Except as set forth in Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule, or in the Company SEC Documents or, in the case of non-U.S. agreements, contracts or activities referred to in Subsection (b), Section 2.12 of the Supplemental Company Disclosure Schedule:

     (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority, except where the failure to be or have been in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Company nor any of its subsidiaries is a party to any U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

     (c) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.13 Registration Statement; Proxy Statement/Prospectus. (a) Subject to the accuracy of the representations of Acquiror in Section 3.10:

     (i) the information supplied by the Company specifically for inclusion in the Registration Statement pursuant to which the Guarantor Common Shares to be issued in connection with the Offer and the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading;

     (ii) neither the Schedule 14D-9 nor any of the information supplied by the Company specifically for inclusion in the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders of the Company, or at any time Acquiror initially accepts for exchange Shares pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

     (iii) the information supplied by the Company specifically for inclusion in the proxy statement/ prospectus in connection with the Company Stockholders Meeting (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") will not, at the time the Proxy Statement/Prospectus, if any, is filed with the SEC or first sent to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) If at any time prior to the Effective Time any event or circumstance relating to the Company, any of its affiliates, officers or directors is discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement/Prospectus, the Company will promptly inform Acquiror.

   (c) The Schedule 14D-9 shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

   (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Guarantor or Acquiror or any of their respective affiliates which is included or incorporated by reference in, or furnished in connection with the preparation of, the Offer Documents, the Schedule 14d-9, the Registration Statement or the Proxy Statement/Prospectus.

   SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.15 Title to Property. Except as set forth in Sections 2.15 and 2.19(b) of the Company Disclosure Schedule or the Company SEC Documents, each of the Company and its subsidiaries has good title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2001 Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.16 Taxes. Except as set forth or referred to in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

     (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes. Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to any amounts of Taxes.

     (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

   SECTION 2.17 Environmental Matters. (a) Except as set forth in Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are and at all times have been in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

   (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

   (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; (ii) there are no underground storage tanks located on property owned or leased by the Company or any of its subsidiaries; (iii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries; and (iv) there are no polychlorinated biphenyls ("PCBs") or PCB-containing items contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

   (e) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all Company Permits that the Company is required to have obtained under Environmental Laws have been obtained and are maintained by the Company, were duly issued by the appropriate Governmental Authority, are in full force and effect and are not subject to appeal. The Company has not received notice, or otherwise has no knowledge, that any Company Permit has been or will be, rescinded, terminated, limited, or amended, which rescission, termination, limitation or amendment would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Company. No additional capital expenditures will be required by the Company for purposes of compliance with the terms or conditions of any Company Permits or Company Permit renewals, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require the assignment or transfer of any Company Permit, except for (i) non-assignability or non-transferability of Company Permits which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (ii) those Company Permits that may be assigned or transferred on or prior to the Effective Time without the consent of any Person and without causing any such Company Permit to be rescinded, terminated or limited.

   (f) For purposes of this Agreement:

     (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its subsidiaries.

     (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-U.S. laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., Toxic Substances Control Act ("TSCA"), 15 U.S.C. (S) 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. (S) 651 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Clean Water Act, 33 U.S.C.
  (S) 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

     (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

   SECTION 2.18 Brokers. No broker, finder or investment banker, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any brokerage, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Acquiror a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

   SECTION 2.19 Intellectual Property. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

   (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, are threatened by any person with respect to the Company Intellectual Property Assets, or (ii) are currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

   (d) Except as set forth in Section 2.19(d) of the Company Disclosure Schedule, there are no valid grounds for any bona fide claim to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or, (ii) to the Company's knowledge as of the date hereof, scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (e) Section 2.19(e) of the Company Disclosure Schedule or, in the case of non-U.S. Company Intellectual Property only, Section 2.19(e) of the Supplemental Company Disclosure Schedule sets forth a list, to the Company's knowledge, of (i) all material patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) all material trademark and service mark registrations and all trademark and service mark applications;
(iii) all material common law trademarks, material trade dress and material slogans; (iv) all material trade names owned by the Company and/or each of its subsidiaries worldwide; (v) all material copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide;
(vi) all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (vii) all licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, Internet domain names, or copyrights listed in Section 2.19(e) of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company, except for any licenses of software programs that are commercially available "off the shelf." Section 2.19(e) of the Company Disclosure Schedule and Section 2.19(e) of the Supplemental Disclosure Schedule, collectively, will not fail to disclose any Company Intellectual Property Asset where the failure to own or license such Company Intellectual Property Asset would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.19(e)(viii) of the Company Disclosure Schedule or, with respect to non-U.S. matters only, Section 2.19(e)(viii) of the Supplemental Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain names, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (f) To the knowledge of the Company, except as set forth in Sections 2.19(e)(viii) or 2.19(f) of the Company Disclosure Schedule or in the Company SEC Documents or, with respect to non-U.S. matters only,

Section 2.19(f) of the Supplemental Company Disclosure Schedule: (i) each U.S. and material non-U.S. patent, trademark or service mark registration and copyright registration of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of the Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule is valid, subsisting and enforceable.

   (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company's material Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

   SECTION 2.20 Interested Party Transactions. Except as set forth in Section
2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $300,000, since the Company's proxy statement dated October 6, 2000, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

   SECTION 2.21 Insurance. Except as set forth in Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its subsidiaries and their respective properties and assets and are in character and amount appropriate for the businesses conducted by the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.22 Product Liability and Recalls. (a) Except as set forth in
Section 2.22(a) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 2.23 Opinion of Company Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of this Agreement, the consideration to be received by the Company's stockholders in the Transaction is fair from a financial point of view to such holders.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

   Acquiror hereby represents and warrants to the Company as follows:

   SECTION 3.01 Organization and Qualification; Subsidiaries. (a) Each of Guarantor and Acquiror is duly incorporated, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. Each of Guarantor and Acquiror is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Guarantor's Memorandum of Association and Bye-Laws, as amended to date (the "Guarantor Charter Documents").

   (b) Each subsidiary of Guarantor is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing exists in the applicable jurisdiction) under the laws of its jurisdiction of organization, has the requisite corporate or other power and authority necessary to own, lease and operate the properties it purports to own, lease and operate and to carry on its business as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each subsidiary of Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. All of Guarantor's significant subsidiaries and their respective jurisdictions of incorporation are included in the subsidiary list contained in Guarantor's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (the "Guarantor 2000 Form 10-K").

   SECTION 3.02 Capitalization. (a) The authorized capital stock of Guarantor consists of 2,500,000,000 Guarantor Common Shares and 125,000,000 Preference Shares, par value $1.00 per share ("Guarantor Preference Shares"). As of June 30, 2001 (i) 1,935,521,933 Guarantor Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (ii) one Guarantor Preference Share has been designated as a Super Voting Preference Share and is validly issued, fully paid and non-assessable and not issued in violation of preemptive or similar rights, and
(iii) no more than 9,000,000 Guarantor Common Shares and no Guarantor Preference Shares were held by subsidiaries of Guarantor. As of June 30, 2001, no more than 243,000,000 Guarantor Common Shares were reserved for issuance upon exercise of stock options issued under Guarantor's stock option plans.

   (b) Except (i) as set forth in Section 3.02(a), (ii) for changes since June 30, 2001 resulting from the exercise of stock options, (iii) for securities of Guarantor or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Guarantor set forth in the Guarantor SEC Documents and the conversion or exchange thereof, (iv) for other rights to acquire immaterial (individually and in the aggregate) amounts of Guarantor Common Shares and changes resulting from the exercise thereof, (v) for changes resulting from the grant of stock based compensation to directors or employees or (vi) for changes resulting from the issuance of stock or other securities in connection with a merger or other acquisition or business combination, an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act approved by Guarantor's Board of Directors and undertaken in compliance with Section 4.03(b), as applicable, there are no outstanding (x) shares of capital stock or voting securities of Guarantor, (y) securities of Guarantor convertible into or exchangeable for shares of capital stock or voting securities of Guarantor or (z) options or other rights to acquire from Guarantor or other obligations of Guarantor to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Guarantor. Except as set forth in the Guarantor SEC Documents (as defined in Section 3.05), there are no outstanding obligations of Guarantor or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its equity securities.

   (c) The Guarantor Common Shares to be delivered as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

   SECTION 3.03 Authority Relative to this Agreement. (a) The execution, delivery and performance by Guarantor and Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Guarantor and Acquiror of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Guarantor and Acquiror and have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, and the Guarantee has been duly and validly executed and delivered and constitutes a valid and binding agreement of Guarantor enforceable against it in accordance with its terms.

   (b) At a meeting duly called and held, or by written consent in lieu of meeting, the Board of Directors of Acquiror has (i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Acquiror, and (ii) approved this Agreement and the transactions contemplated hereby. At a meeting duly called and held, the Executive Committee of the Guarantor's Board of Directors has approved the Guarantee and the transactions contemplated thereby and the issuance of the Guarantor Common Shares to be delivered to the Company stockholders in connection with the Merger.

   SECTION 3.04 No Conflicts; Required Filings and Consents. (a) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Acquiror and Guarantor of the Offer and the Merger and the other transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of Articles of Merger with the Secretary of State of the State of Nevada and a Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the HSR Act and applicable Non-U.S. Monopoly Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any applicable state securities laws, the NYSE, the London Stock Exchange and the Bermuda Stock Exchange, (iv) compliance with Environmental, Health and Safety Laws and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect or materially impair the ability of Acquiror to consummate the Offer and the Merger and the other transactions contemplated by this Agreement or the ability of Guarantor to fulfill its obligations under the Guarantee.

   (b) The execution, delivery and performance by Acquiror of this Agreement, the execution, delivery and performance by Guarantor of the Guarantee and the consummation by Acquiror and Guarantor of the Offer and the Merger and other transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Guarantor Charter Documents or the articles of incorporation or bylaws of Acquiror (or equivalent organizational documents), (ii) assuming compliance with the matters referred to in Section 3.04(a), contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Guarantor or any of its subsidiaries, (iii) require any consent or other action by any person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor or any of its subsidiaries is entitled under any provision of any Material Agreement or instrument binding upon Guarantor or any of its subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Acquiror and its subsidiaries; provided that, for purposes of this Subsection 3.04(b)(iii), "Material Agreement" shall mean any agreement identified in the Guarantor 2000 Form 10-K or in any of Guarantor's quarterly reports on Form 10-Q filed with respect to any quarter of its 2001 fiscal year or any agreement entered into since the date of Guarantor's latest quarterly report on Form 10-Q that would be required to be so identified in Guarantor's Annual Report on Form 10-K for the year ended September 30, 2001 or (iv) result in the creation or imposition of any encumbrance on any material asset of Guarantor or any of its subsidiaries.

   SECTION 3.05 Compliance. (a) Except as set forth in the reports, schedules, forms, statements, registration statements, proxy statements and other documents (the "Guarantor SEC Documents") filed by the Guarantor with the SEC since September 30, 2000 and prior to the date of this Agreement, including those incorporated therein by reference and not superseded by other Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Guarantor or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Guarantor or any of its subsidiaries is a party or by which Guarantor or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (b) No investigation by any Governmental Authority with respect to the Guarantor or its subsidiaries is pending or, to the knowledge of Guarantor, threatened, except as disclosed in the Guarantor SEC Documents and except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   SECTION 3.06 SEC Filings; Financial Statements. (a) Guarantor has filed with the SEC all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed with the SEC since September 30, 1998 (the "Post-1998 Guarantor SEC Documents"). Except as set forth in the Guarantor SEC Documents and taking into account any amendments and supplements filed prior to the date of this Agreement, such Post-1998 Guarantor SEC Documents, (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of and at the time of the circumstances under which they were made, not misleading. Except for Tycom Ltd. and The CIT Group, Inc., none of the Guarantor's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Guarantor SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Guarantor SEC Documents), and each fairly presents in all material respects, the consolidated financial position of Guarantor and its consolidated subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that for purposes of the foregoing representation, the unaudited interim financial statements (i) should be read in conjunction with the Guarantor's consolidated financial statements contained in the Guarantor 2000 Form 10-K, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount.

   SECTION 3.07 Absence of Certain Changes or Events. Except as set forth in the Guarantor SEC Documents, since September 30, 2000, the business of Guarantor and its subsidiaries has been conducted in the ordinary course and there has not occurred: (i) any change, effect or circumstance, including any damage to, destruction or loss of any asset of Guarantor (whether or not covered by insurance) constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect; (ii) any amendments or changes in the Guarantor Charter Documents, except as necessary to designate Guarantor's Super Voting Preference Share; (iii) any material change by Guarantor in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date of this Agreement); or
(iv) any sale of a material amount of assets of Guarantor, except in the ordinary course of business.

   SECTION 3.08 No Undisclosed Liabilities. Except as set forth in the Guarantor SEC Documents, neither Guarantor nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Guarantor's unaudited balance sheet (including any related notes thereto) as of March 31, 2001 included in Guarantor's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2001 (the "2001 Guarantor Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Guarantor Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Offer or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 3.09 Absence of Litigation. Except as set forth in the Guarantor SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Guarantor, threatened against Guarantor or any of its subsidiaries, or any properties or rights of Guarantor or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 3.10 Registration Statement; Proxy Statement/Prospectus. (a) Subject to the accuracy of the representations of the Company in Section 2.13:

     (i) the Registration Statement, as it may be amended, pursuant to which the Guarantor Common Shares to be issued in connection with the Offer and the Merger will be registered with the SEC shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading;

     (ii) neither the Offer Documents nor any of the information supplied by Guarantor or Acquiror specifically for inclusion in the Schedule 14D-9 will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders of the Company or become effective under the Securities Act, or at any time Acquiror accepts for exchange Shares pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein not misleading; and

     (iii) the Proxy Statement/Prospectus will not, at the time the Proxy Statement/Prospectus is filed with the SEC or first sent to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at such time and in light of the circumstances under which they were made, not misleading.

   (b) If at any time prior to the Effective Time any event or circumstance relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Offer Documents, the 14D-9 or the Proxy Statement/Prospectus, Acquiror will promptly inform the Company.

   (c) The Offer Documents, the Registration Statement and Proxy
Statement/Prospectus shall comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

   (d) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is included or incorporated by reference in, or furnished in connection with the preparation of, the Offer Documents, the Registration Statement or the Proxy Statement/Prospectus.

   SECTION 3.11 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Acquiror or Guarantor who might be entitled to any fee or commission from Acquiror, Guarantor or any of their respective affiliates in connection with the transactions contemplated by this Agreement.

   SECTION 3.12 Ownership of Acquiror; No Prior Activities. (a) Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

   (b) Except for obligations or liabilities incurred by Acquiror in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquiror has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

   SECTION 3.13 Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Acquiror nor any of its affiliates is, or has been at any time during the previous three years, an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

   SECTION 4.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Acquiror shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Acquiror, which, in the case of clauses (c), (d)(iv), (e)(iv), (f), (h), (i) or (j) will not be unreasonably withheld or delayed:

     (a) amend or otherwise change the Company Charter Documents;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options outstanding on the date hereof and except for the conversion or redemption of the Company Preferred Stock);

     (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $2 million in the aggregate);

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary of the Company (other than Sensormatic Electronics Corporation (Puerto Rico)) may declare and pay a dividend to its parent that is not a cross-border dividend and except that dividends may be declared and paid to holders of Company Preferred Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security or agreement as in effect on the date hereof and set forth in Sections 2.11(f) or 4.01 of the Company Disclosure Schedule and (B) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing (except that the Company may give notice of redemption and redeem the Company Preferred Stock), (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company, or (v) make any cross-border capital contributions to a subsidiary.

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for (A), after providing Acquiror with prior notice of any such borrowing or reborrowing, borrowings and reborrowings under the Company's or any of its subsidiaries' existing committed or uncommitted credit facilities listed in the Company SEC Documents or on Section 4.01 of the Company Disclosure Schedule in an amount not to exceed the maximum amount available under such credit facilities on the date hereof and (B) other borrowings not in excess of $4 million in the aggregate; (iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect on the date hereof and identified in
  Section 4.01 of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock, except rights of employees to receive such loans or advances as such rights exist on the date hereof); (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $40 million over the next 12-month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(e);

     (f) except as set forth in Section 4.01 of the Company Disclosure Schedule, as required by law or as provided in an existing obligation of the Company, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary, wages or bonuses of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; (ii) grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations or in accordance with past practice) to, or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $100,000 and whose severance benefits do not exceed one times annual salary; or
  (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or existing agreement or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

     (h) make any Tax election or settle or compromise any United States federal, state, local or non-U.S. Tax liability;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $5 million in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice or incurred in connection with this Agreement and the transactions contemplated hereby;

     (j) enter into, modify or renew any contract, agreement or arrangement, whether or not in writing, for the licensing of its technology other than user licenses and license-back agreements for technology acquired or co-developed after the date of this Agreement; or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would reasonably be expected to make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

   Additionally, the Company shall use its commercially reasonable efforts to obtain any and all written consents of customers which, pursuant to the terms of any contracts, agreements or arrangements with such customers, are required to prevent the termination of such contracts, agreements or arrangements in connection with, or as a result of, the transactions contemplated by this Agreement, except if and insofar as the failure to obtain such consents would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   SECTION 4.02 No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or knowingly encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, reasonably be expected to constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those then in effect between the Company and a subsidiary of Guarantor or (ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be CGSH) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

   For purposes of this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Acquiror or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Significant Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

   For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Company Common Stock entitled to vote generally in the election of directors or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation, which may be the Company Financial Advisor) to be more favorable from a financial point of view to its stockholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Acquiror; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

   (b) The Company shall notify Acquiror promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or any subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Acquiror shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any subsidiary, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Acquiror fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Acquiror, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal.

   (c) (i) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be CGSH) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties (and, with respect to the approval, recommendation or entering into any, Acquisition Proposal, it may take such contrary action only after the second full business day following Acquiror's receipt of written notice of the Board of Directors' intention to do so), neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror, the approval by such Board of Directors of this Agreement, the Offer or the Merger.

   (ii) Notwithstanding the foregoing, the Board of Directors may recommend and the Company or its directors, officers, employees, agents and affiliates may advise the Company's stockholders, at any time prior to consummation of the Offer, to delay the tender of their Shares into, or temporarily withdraw tendered Shares from, the Offer in order to avoid (prior to consummation of the Offer) the occurrence of a "change of control" or similar event from occurring which may require prepayment pursuant to any indebtedness of the Company.

It is hereby agreed that any such recommendation or advice by the Board of Directors or the Company or its directors, officers, employees, agents and affiliates shall not be deemed a withdrawal or modification of, or a proposal to withdraw or modify in any respect, the Recommendations or a breach of this Agreement.

   (d) The Company and the Board of Directors of the Company shall not enter into any agreement (other than a confidentiality agreement entered into not in violation of Section 4.02(a)) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms.

   (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation or by the NYSE.

   (f) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Acquiror) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party, except for a release from standstill provisions in connection with a Superior Proposal.

   (g) The Company shall ensure that the officers and directors of the Company and the Company's subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries, by any investment banker, attorney or other advisor or representative of the Company retained in connection with this Agreement and the transactions contemplated hereby or by any other advisor or representative of the Company at the direction or with the consent of the Company shall be deemed to be a breach of this Section 4.02 by the Company.

   SECTION 4.03 Conduct of Business by Guarantor Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the initial acceptance of Shares for exchange in the Offer, Acquiror covenants and agrees that, unless the Company shall otherwise agree in writing, Acquiror shall take all action necessary so that
(i) Guarantor shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Guarantor or its subsidiaries in contemplation of the Offer or the Merger or other business acquisitions otherwise in compliance with this Agreement, and (ii) Guarantor shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

     (a) amend or otherwise change the Guarantor Charter Documents;

     (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement;

     (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Guarantor may declare and pay a dividend to its parent, and except that Guarantor may declare and pay quarterly cash dividends on the Guarantor Common Shares of $0.0125 per share consistent with past practice;

     (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

     (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above that would make any of the representations or warranties of Acquiror contained in this Agreement untrue or incorrect or prevent Acquiror from performing or cause Acquiror not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   SECTION 5.01 Stockholder Approval; Preparation of Post-Effective Amendment and Proxy Statement/Prospectus. (a) If Section 5.02(c) shall not apply and approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall, and Acquiror shall cause Guarantor to, as soon as practicable following the acceptance of Shares pursuant to the Offer, prepare, and the Company shall file with the SEC, the Proxy Statement/Prospectus with respect to the Company Stockholders Meeting, and the Company shall, and Acquiror shall cause Guarantor to, prepare and Acquiror shall cause Guarantor to file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and exchange of the Guarantor Common Shares pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. The Company shall, and Acquiror shall cause Guarantor to, use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for so long as shall be required for the issuance of the Guarantor Common Shares in the Merger. The Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Acquiror shall also cause Guarantor to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Guarantor Common Shares in the Offer and the Merger, and the Company shall furnish to Guarantor all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment or the Proxy Statement/Prospectus will be made by the Company or the Guarantor, without providing the other party a reasonable opportunity to review and comment thereon.

   (b) Acquiror will advise the Company, promptly after Guarantor receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantor Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Acquiror, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

   (c) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval of the Merger and adoption of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.01 or Section 5.02, the Company shall not be obligated to take the action set forth in the preceding sentence of this Section 5.01(c) or to take the actions set forth in Section 5.02 to the extent that the Board of Directors of the Company determines (after due consultation with independent counsel, which may be CGSH) that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

   SECTION 5.02 Company Stockholders Meeting. (a) If Section 5.02(c) shall not apply and approval of this Agreement by the Company's stockholders is required by applicable law in order to consummate the Merger, the Company shall, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, and the Company shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval.

   (b) Acquiror agrees to vote all Shares acquired in the Offer or otherwise beneficially owned by Acquiror, Guarantor or any of their subsidiaries in favor of adoption of this Agreement and approval of the Merger at the Company Stockholders Meeting and to take such other actions to effectuate as promptly as practicable the Merger in accordance with Section 92A.190 of the NGCL and
Section 252 of the DGCL, on the terms and subject to the conditions set forth in this Agreement.

   (c) Notwithstanding the foregoing, if Acquiror shall acquire at least 90% of the Fully Diluted Shares in the Offer, the parties hereto shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer and the redemption of any outstanding Company Preferred Stock, without a meeting of stockholders of the Company, in accordance with Section 92A.190 of the NGCL and Section 253 of the DGCL.

   SECTION 5.03 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Acquiror shall cause Guarantor and its subsidiaries to (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during reasonable hours, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to the properties, books, contracts, commitments and records of the Company or the Guarantor, as applicable, and, (ii) during such period, furnish promptly to the other all information concerning the business, properties and personnel of the Company or the Guarantor, as applicable, as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's or Guarantor's, as applicable, business, properties and personnel as either Acquiror or the Company may reasonably request. Such information shall be kept confidential in accordance with the terms of the confidentiality agreement, dated July 5, 2001 (the "Confidentiality Agreement"), between Guarantor and the Company.

   SECTION 5.04 Consents; Approvals. The Company and Acquiror shall each use its reasonable best efforts (and Acquiror shall cause Guarantor to use its reasonable best efforts) to obtain and to cooperate with each other in order to obtain as promptly as practicable all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-U.S. governmental and regulatory rulings and approvals), and the Company and Acquiror shall make (and Acquiror shall cause Guarantor to make) as promptly as practicable all filings (including, without limitation, all filings with United States and non-U.S. governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Acquiror and the consummation by them of the transactions contemplated hereby. The Company and Acquiror shall promptly furnish (and Acquiror shall cause Guarantor to furnish) all information required to be included in the Offer Documents, Schedule TO, Schedule 14D-9, the filing pursuant to Section 14(f) and Rule 14f-1 of the Exchange Act, Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or non-U.S. governmental body in connection with the transactions contemplated by this Agreement. The Company shall, and Acquiror shall cause Guarantor to, cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

   SECTION 5.05 Agreements with Respect to Affiliates. The Company shall deliver to Acquiror, prior to the date the Post-Effective Amendment becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are anticipated to be "affiliates" of the Company at the time of the Company Stockholders Meeting for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the Company Affiliate Letter to deliver to Acquiror, prior to the date of the initial acceptance of Shares for exchange in the Offer, a written agreement (an "Affiliate Agreement") restricting the sales of Guarantor securities by such affiliates in accordance with the restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Acquiror.

   SECTION 5.06 Indemnification and Insurance. (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain all the provisions with respect to indemnification set forth in the Company Charter Documents on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

   (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Articles of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law; and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified

Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

   (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Covered Persons") with the Company's directors and officers existing at or before the Effective Time.

   (d) In addition, Acquiror shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Acquiror and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

   (e) From and after the Effective Time, Acquiror shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

   (f) Nothing contained in this Section 5.06 is intended to limit in any manner and at any time rights that any Indemnified Party may have under and in accordance with all provisions of the Company Charter Documents, including, but not limited to, rights under the respective Article of the Company's Restated Certificate of Incorporation and the respective Article of the Company's Bylaws in each case dealing with indemnification, or any contract or agreement in effect on the date hereof or whose execution following the date hereof is permitted by the terms of this Agreement, which rights shall survive the Effective Time and shall be binding on the Surviving Corporation and all successors and assigns of the Surviving Corporation, in accordance with their respective terms.

   (g) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

   SECTION 5.07 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company or Acquiror, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for purposes of Section 7.01(h) unless the failure to give such notice results in material prejudice to the other party.

   SECTION 5.08 Further Action/Tax Treatment. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to, take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall include, without limitation,
(i) the obligation by the Company to, and (ii) the obligation by Guarantor to, and/or to permit the Company to, agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, in the aggregate, not material to Guarantor or the Company, as applicable (but shall not include any obligation by Guarantor to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) material, in the aggregate, to Guarantor or the Company, as applicable).

   (b) Notwithstanding anything herein to the contrary, each of Acquiror and the Company shall, and Acquiror shall cause Guarantor to, use its reasonable best efforts to cause the Transaction to qualify, and will not (either before or after the Merger) take any actions, or fail to take any action, which could reasonably be expected to prevent the Transaction from qualifying as a reorganization under the provisions of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation
Section 1.367(a)-3(c) (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation
Section 1.367(a)-8). Acquiror shall, and shall cause the Surviving Corporation and Guarantor to, report, to the extent required by the Code or the regulations thereunder, the Transaction for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Acquiror and the Company shall make, and shall cause their affiliates (including Guarantor) to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by PricewaterhouseCoopers LLP and CGSH in order for such firms to render their opinions referred to in
Section 1.01(e).

   SECTION 5.09 Public Announcements. Acquiror and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Transaction or this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange Act) or the rules and regulations of the NYSE if it has used all reasonable efforts to consult with the other party.

   SECTION 5.10 Guarantor Common Shares. (a) Acquiror shall take all action necessary so that Guarantor shall transfer to Acquiror the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Transaction.

   (b) Acquiror will take all action necessary so that Guarantor will use its best efforts to cause the Guarantor Common Shares to be delivered by Acquiror to the holders of Company Common Stock in the Transaction to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

   SECTION 5.11 Conveyance Taxes. Acquiror and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees.

   SECTION 5.12 Stock Incentive Plans; Restricted Shares; Other
Programs. (a) At the Effective Time, Acquiror shall, and shall cause its affiliates to, take all necessary action to provide that each outstanding Company Stock Option shall become fully vested and exercisable and otherwise will continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Option Plan and applicable award agreement immediately prior to the Effective Time; except that, (i) each Company Stock Option will be fully vested and exercisable for that number of whole Guarantor Common Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of Guarantor Common Shares, and (ii) the per share exercise price for the Guarantor Common Shares issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such Company Stock Option, as modified, an "Adjusted Option"); provided, however, that to the extent that any Company Stock Option qualified as an incentive stock option pursuant to Section 422 of the Code immediately prior to the Effective Time, the provisions of this
Section 5.12 shall be applied in good faith to comply with Sections 422 and 424(a) of the Code.

   (b) At the Effective Time, Acquiror and the Company shall cause all restrictions and forfeiture provisions applicable to any outstanding Company Restricted Shares to lapse to the extent provided under any applicable employment, consulting, severance, termination, change in control or similar agreement or arrangement or any award agreement under or relating to any Company Stock Option Plan, in each case, as in effect as of the date hereof, or the Long Term Incentive Plan and shall cause such shares to be converted into Guarantor Common Shares in accordance with Section 1.09.

   (c) Acquiror will cause Guarantor to take all corporate action necessary to reserve for issuance as of or as soon as administratively practicable after the Effective Time a sufficient number of Guarantor Common Shares for delivery upon exercise of the Adjusted Options, or upon the exchange of Company Restricted Shares, and to deliver to holders of Adjusted Options upon the exercise of such options, and to holders of Company Restricted Shares, Guarantor Common Shares registered pursuant to the Securities Act and listed on the NYSE.

   (d) Beginning on the date hereof, the Company shall not establish any new employee stock purchase plans or extend the availability of the Company Stock Purchase Plans to any employees not previously eligible to be included in the Company Stock Purchase Plans, or, in either case, implement any decisions to do the same, whether or not such decisions have been communicated to employees. The Company shall terminate Company Stock Purchase Plans prior to the Effective Time. All shares of Company Common Stock under the Company Stock Purchase Plans shall be treated as all other shares of Company Common Stock. Acquiror shall, to the extent legally and administratively feasible, enable employees of the Company and its subsidiaries to participate in Guarantor's employee stock purchase plan, in a manner consistent with the current practice of Acquiror's affiliates.

   SECTION 5.13 Certain Employee Benefits. (a) From the Effective Time through June 30, 2002 (the "Benefits Continuation Period"), the Surviving Corporation shall provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "Company Employee") with salary and employee benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, provided, however, that (i) the Surviving Corporation shall have the right to amend any Company Employee Plans, including without limitation, any retiree welfare benefit plans or pension benefit plans, in effect as of the Effective Time and
(ii) the Surviving Corporation shall have the right to commence the participation of the Company Employees in Acquiror's health and welfare benefit plans effective as of January 1, 2002. During the Benefits Continuation Period, Acquiror shall cause the Surviving Corporation to maintain severance plans, policies and programs for the benefit of each Company Employee that are at least as favorable as the plans, policies and programs applicable to such employees immediately prior to the Effective Time, without amendment or modification adverse to any such employee.

   (b) After the Benefits Continuation Period the Surviving Corporation shall provide the Company Employees with employee benefits that are comparable in the aggregate to those provided to similarly situated employees of subsidiaries of the Guarantor. For the avoidance of doubt, it is understood that the Surviving Corporation shall have no obligation to provide Company Employees with post-termination welfare or pension benefits, except to the extent required by applicable law or contractual agreement.

   (c) With respect to the benefits provided pursuant to this Section 5.13, (i) service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes, except for benefit accruals with respect to defined benefit pension plans, (ii) any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the applicable Company Employee Plan) and eligibility waiting periods under any group health plan shall be waived with respect to such Company Employees and their eligible dependents, and (iii) Company Employees shall be given credit for amounts paid under a Company Employee Plan during the applicable period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the employee welfare plans in which any Company Employee becomes entitled to participate.

   (d) From and after the initial acceptance of Shares for exchange in the Offer, the Company shall and Acquiror shall cause Company to, and from and after the Effective Time, Acquiror shall cause the Surviving Corporation to, honor in accordance with their terms all benefits and obligations under the Company Employee Plans, and consulting agreements including without limitation each employment, retirement, severance and change in control agreement, plan or arrangement, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Acquiror); provided, however, that nothing herein shall prevent the Surviving Corporation or any other subsidiary of Guarantor from amending or modifying any employee benefit plan, program or arrangement in any respect in accordance with its terms or, subject to the terms of the Company Employee Plans (as so amended or modified, if applicable), terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person, except in any such case as precluded by law or the terms of a Company Employee Plan.

   (e) If not paid prior to the Effective Time, Acquiror shall cause the Surviving Corporation to pay each Company Employee his or her respective annual bonus for the Company's fiscal year ended June 30, 2001, in accordance with the terms of any applicable Company Employee Plan, program or arrangement and in accordance with the Company's customary practices.

   (f) It is expressly agreed that the provisions of Section 5.13 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees.

   (g) The Company shall amend its 401(k) savings plan and any other Company Employee Plan which permits participants to elect to invest in stock of the Company, where necessary, to preclude any additional purchases of stock of the Company, as of a date no later than two (2) days prior to the Effective Time, and the Company shall communicate this amendment to the participants in such plans.

   SECTION 5.14 Reports of Tenders. From and after the day following the commencement of the Offer pursuant to Section 1.01(a), Acquiror shall instruct the exchange agent for the Offer (I) to deliver to the Company and to CGSH a daily report (the "Daily Report") at the end of each business day during the period from the day following commencement of the Offer until the Offer is consummated of (i) the total number of Shares tendered and the total number of Shares withdrawn pursuant to the Offer from the day of commencement of the Offer through and including the day of such Daily Report and (ii) the percentage that the total number of tendered Shares represents of the total number of outstanding Shares and (II) to respond to any reasonable inquiries from the Company or CGSH concerning the foregoing matters.

   SECTION 5.15 Accountant's Letters. Upon reasonable notice from the other, the Company shall use its best efforts to cause PricewaterhouseCoopers LLP to deliver to Acquiror, and Acquiror shall use its best efforts to cause PricewaterhouseCoopers to deliver to the Company, a letter covering such matters as are reasonably requested by Acquiror or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

   SECTION 5.16 Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The

Company, after consultation with Acquiror, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws. The Company agrees to provide Acquiror with any documents required to be submitted to the relevant state agency prior to submission, and the Company shall not take any action to comply with applicable state property transfer laws without Acquiror's prior consent, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide, and shall take all action necessary such that Guarantor shall provide, to the Company any assistance reasonably requested by the Company with respect to such compliance.

   SECTION 5.17 Redemption of Company Preferred Stock. The Company shall redeem the Company Preferred Stock in accordance with the announcement and notice specified in Section 1.02(d).

   SECTION 5.18 Prepayment of Company Indebtedness. Following the initial acceptance of Shares for exchange in the Offer, Acquiror shall cause to be provided to the Company funds, in such amount or amounts and at such time or times as shall be required by the Company (i) in order to prepay those of the Company's outstanding 8.21% Senior Notes due January 30, 2003 (the "8.21% Notes") and outstanding 7.74% Senior Notes due March 29, 2006 (the "7.74% Notes", and together with the 8.21% Notes the "Notes") as shall be presented for prepayment in accordance with their terms arising as a result of the consummation of the Offer or (ii) in order to prepay the Notes as may otherwise be required in connection with this Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   SECTION 6.01 Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Post-Effective Amendment shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

     (b) Stockholder Approval. Unless Section 5.02(c) shall apply, this Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company;

     (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected to have a Material Adverse Effect on the Company, Guarantor or Guarantor's Fire and Security Group;

     (d) Governmental Actions. There shall not be in effect any judgment, decree or order of any Governmental Authority, administrative agency or court of competent jurisdiction preventing consummation of the Merger;

     (e) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

     (f) Redemption of Company Preferred Stock. All shares of Company Preferred Stock shall have been redeemed or converted and shall cease to be outstanding.

                                  ARTICLE VII

                                  TERMINATION

   SECTION 7.01 Termination. This Agreement may be terminated:

     (a) prior to the initial acceptance of Shares for exchange in the Offer, by mutual written consent duly authorized by the Boards of Directors of Acquiror and the Company; or

     (b) prior to the initial acceptance of Shares for exchange in the Offer, by either Acquiror or the Company if the initial acceptance of Shares for exchange in the Offer shall not have been consummated on or prior to the Terminal Date; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the acceptance of Shares for exchange in the Offer to occur on or prior to such date; or

     (c) by either Acquiror or the Company if the Offer shall have terminated or expired in accordance with its terms without the exchange of Shares pursuant to the Offer, provided that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party who failed to fulfill any of its obligations under this Agreement or, whose failure to fulfill such obligations has been the cause of, or resulted in the failure of, any conditions to the Offer to be satisfied or the failure to exchange Shares pursuant to the Offer; or

     (d) at any time prior to the Effective Time by either Acquiror or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger; or

     (e) prior to the initial acceptance of Shares for exchange in the Offer, by Acquiror, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of this Agreement, the Offer or the Merger in a manner adverse to Acquiror, (ii) approve or recommend to the stockholders of the Company an Acquisition Proposal or Alternative Transaction; or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction or (y) take any position or make any disclosures to the Company's stockholders permitted pursuant to Section 4.02(e) which has the effect of any of the foregoing; or

     (f) prior to the initial acceptance of Shares for exchange in the Offer, by Acquiror or the Company, if any representation or warranty of the Company or Acquiror, respectively, set forth in this Agreement shall be untrue when made (a "Terminating Misrepresentation"); provided that, if such Terminating Misrepresentation is curable prior to the Designated Expiration Date (as the same may be from time to time extended in accordance with Section 1.01(c)) by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(f) prior to the Designated Expiration Date except upon not less than five (5) business days' prior notice and thereafter for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts; or

     (g) prior to the initial acceptance of Shares for exchange in the Offer, by Acquiror or the Company, if any representation or warranty of the Company or Acquiror, respectively, set forth in this Agreement (other than those made as of a specified date), shall have become untrue (a "Terminating Change"), in either case other than by reason of a Terminating Breach; provided that, if any such Terminating Change is curable, prior to the Designated Expiration Date (as the same may be from time to time extended in accordance with Section 1.01(c)), by the Company or Acquiror, as the case may be, through the exercise of its reasonable best efforts, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(g) prior to the Designated Expiration Date except upon not less than five (5) business days' prior notice and thereafter for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts; or

     (h) prior to the initial acceptance of Shares for exchange in the Offer, by Acquiror or the Company, upon a material breach of any covenant or agreement on the part of the Company or Acquiror, respectively, set forth in this Agreement (a "Terminating Breach"); provided that, except for any breach of the Company's obligations under Section 4.02, if such Terminating Breach is curable prior to the Designated Expiration Date (as the same may be from time to time extended in accordance with Section 1.01(c)), by the Company or Acquiror, as the case may be, through the exercise of its reasonable best effort, neither Acquiror nor the Company, respectively, may terminate this Agreement under this Section 7.01(h) prior to the Designated Expiration Date except upon not less than five (5) business days' prior notice and thereafter for so long as the Company or Acquiror, as the case may be, continues to exercise such reasonable best efforts; or

     (i) prior to the initial acceptance of Shares for exchange in the Offer, by the Company, in order to accept a Superior Proposal; provided that (A) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Acquiror in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (B) Acquiror shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the Company and its stockholders as the Superior Proposal, and (C) the Company prior to such termination pursuant to this clause shall have paid or caused to be paid to Acquiror in immediately available funds the Fee and the Expenses required to be paid pursuant to Section 7.03(b); or

     (j) prior to the initial acceptance of Shares for exchange in the Offer, by Acquiror, if the Average Share Price is less than $46.25, provided that
  (i) Acquiror shall have given the Company notice of its intention to terminate pursuant to this Section 7.01(j) prior to 5:00 p.m. New York City time on the third trading day immediately preceding and not including the Designated Expiration Date and (ii) the Company shall not, by 5:00 p.m. New York City time on the second trading day immediately preceding and not including the Designated Expiration Date, have delivered a notice to Acquiror agreeing that the Exchange Ratio shall equal 0.5189; provided further that if the Company shall deliver the notice referred to in the preceding clause (ii), this Agreement shall not be terminated under this
  Section 7.01(j) and the Exchange Ratio for all purposes of this Agreement shall equal 0.5189 or, if the parties shall so agree in their respective sole and absolute discretion, a higher number.

   For purposes of Section 7.01(f) and 7.01(g) and paragraph (f) of the Offer Conditions,

   (w) all representations and warranties shall be interpreted without giving effect to the words "materially" or "material" or to any qualification based on such terms or based on the defined term "Material Adverse Effect";

   (x) any representation and warranty (other than those contained in Sections 2.03(a), 2.04, 2.13, 2.18, 2.23, 3.02, 3.03, 3.11, 3.12 and 3.13) shall be deemed untrue if such representation and warranty shall fail to be true and correct in all respects except (A) as a result of acts or omissions required or permitted under this Agreement or (B) where the failure of such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Guarantor, as the case may be;

   (y) any representation and warranty contained in Section 2.03(a), 2.04, 2.13, 2.18, 2.23, 3.02 (a) and (b), 3.03, 3.11, 3.12 and 3.13 shall be deemed untrue if such representation and warranty shall fail to be true and correct in all material respects; and

   (z) the representation contained in Section 3.02(c) shall be deemed untrue if it shall fail to be true and correct in any respect.

   SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that the Company or Acquiror may have liability or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company or Acquiror from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

   SECTION 7.03 Fees and Expenses. (a) Except as set forth in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that if the Offer or Merger is not consummated, Acquiror and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Registration Statement (including financial statements and exhibits), the Offer Documents, the Schedule 14D-9, the Post-Effective Amendment (including financial statement and exhibits) and the Proxy Statement/Prospectus (including any preliminary materials related thereto) and any amendments or supplements thereto and (ii) conveyance and similar taxes required to be paid by the Company prior to the Effective Time pursuant to Section 5.11.

   (b) The Company shall pay Guarantor a fee of $70 million (the "Fee"), and shall pay Acquiror's and Guarantor's respective actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses" as applicable to Acquiror, Guarantor or the Company), such payment of Expenses not to exceed $5 million, upon the first to occur of any of the following events:

     (i) the termination of this Agreement by Acquiror or the Company pursuant to 7.01(b) or Section 7.01(c); provided that (i) the Minimum Condition shall not have been satisfied and no other condition to the Offer shall have been unsatisfied at the time of termination (other than any condition that shall not have been satisfied as a result of a Terminating Misrepresentation, Terminating Change or a Terminating Breach on the part of the Company) and there shall not have been a Terminating Misrepresentation, Terminating Change or Terminating Breach on the part of Acquiror and (ii) (A) prior to such termination, (1) there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the stockholders of the Company or has otherwise become publicly known or (2) there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within nine (9) months following the date of termination of this Agreement, and such transaction, in the case of clause (A) or (B), shall at any time thereafter be consummated on substantially the terms theretofore announced (or on terms that are more favorable to the stockholders of the Company), and shall provide for a per share consideration with a fair market value at least equal to the Exchange Ratio multiplied by the Average Share Price.

     (ii) the termination of this Agreement by Acquiror pursuant to Section 7.01(e); or

     (iii) the termination of this Agreement by the Company pursuant to
  Section 7.01(i).

   (c) Upon a termination of this Agreement by Acquiror or the Company, as the case may be, pursuant to Section 7.01(h), the Company shall pay to Guarantor and Acquiror or Guarantor or Acquiror shall pay the Company, as the case may be, their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $5 million. In addition, if termination is by Acquiror, the Company shall pay Guarantor the Fee if the Terminating Breach is willful and either (A) prior to such termination, (1) there shall be outstanding a bona fide Acquisition Proposal which has been made directly to the stockholders of the Company or has otherwise become publicly known or (2) there shall be outstanding an announcement by any credible third party of a bona fide intention to make an Acquisition Proposal (in each case whether or not conditional and whether or not such proposal shall have been rejected by the Board of Directors of the Company) or (B) an Alternative Transaction shall be publicly announced by the Company or any third party within nine (9) months following the date of termination of this Agreement, and such transaction, in the case of clause (A) or (B), shall at any time thereafter be consummated on substantially the terms theretofore announced (or on terms that are more favorable to the stockholders of the Company). The remedies available pursuant to this Section 7.03(c) shall be in addition to, but without duplication in any way of, the remedies referred to in Section 7.02.

   (d) Upon a termination of this Agreement by Acquiror pursuant to Section 7.01(f), the Company shall pay to Guarantor and Acquiror their respective Expenses relating to the transactions contemplated by this Agreement, but in no event more than $5 million. Upon a termination of this Agreement by the Company pursuant to Section 7.01(f), Acquiror shall pay to the Company its Expenses relating to the transactions contemplated by this Agreement, but in no event more than $5 million.

   (e) The Fee and/or Expenses payable pursuant to Section 7.03(b), 7.03(c) or 7.03(d) shall be paid within one business day after a demand for payment following the first to occur of any of the events described in Section 7.03(b), 7.03(c) or 7.03(d) as applicable; provided that in no event shall the Company or Acquiror, as the case may be, be required to pay such Fee and/or Expenses to the entities entitled thereto if, immediately prior to the termination of this Agreement, the other entity entitled to receive such Fee and/or Expenses was in material breach of its obligations under this Agreement.

   (f) For purposes of this Section 7.03, the definition of Alternative Transaction set forth in Section 4.02(a) shall be modified to replace "25%," as it appears in such definition, with "40%".

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   SECTION 8.01 Effectiveness of Representations, Warranties and
Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, except that the agreements set forth in
Article I and Sections 5.06 and 5.08(b) and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

   (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant; provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Supplemental Company Disclosure Schedule shall not be deemed an admission that such matter is material or is required to be disclosed.

   SECTION 8.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) If to Acquiror:
        Tyco Acquisition Corp. XXIV (NV)
        c/o Tyco International (US) Inc.
        One Tyco Park
        Exeter, NH 03833
        Attn: President
        Telecopy: (603) 778-7700
        Confirm: (603) 778-9700

     With a copy (which shall not constitute notice) to:
        Tyco International (US) Inc.
        One Tyco Park
        Exeter, NH 03833
        Attn: General Counsel
        Telecopy: (603) 778-7700
        Confirm: (603) 778-9700

       and

        Kramer Levin Naftalis & Frankel LLP
        919 Third Avenue
        New York, NY 10022
        Attn: Abbe L. Dienstag, Esq.
        Telecopy: (212) 715-8000
        Confirm: (212) 715-9100

     If to the Company:

        Sensormatic Electronics Corporation
        951 Yamato Road
        Boca Raton, FL 33431
        Attn: President and Chief Executive Officer
        Telecopy: (561) 989-7017
        Confirm: (561) 989-7000

     With a copy (which shall not constitute notice) to:

        Cleary, Gottlieb, Steen & Hamilton
        One Liberty Plaza
        New York, NY 10006
        Attn: Victor I. Lewkow, Esq.
        Telecopy: (212) 225-3999
        Confirm: (212) 225-2000

        and a copy to:

        Salans, Hertzfeld, Heilbronn, Christy & Viener
        Rockefeller Center
        620 Fifth Avenue
        New York, NY 10020-2457
        Attn: Jerome LeWine, Esq.
        Telecopy: (212) 632-5555
        Confirm: (212) 632-5500

   SECTION 8.03 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "dollars" or "$" means United States dollars;

     (e) "knowledge" means, with respect to any matter in question, that the executive officers, or the responsible employee having primary or substantial oversight responsibility for the matter (the "Responsible Employees"), of the Company, Acquiror or Guarantor, as the case may be, have or at any time had actual knowledge of such matter. The Responsible Employees of the Company for the matters that are the subject of the following Sections of this Agreement are as follows: for Section 2.03 Compliance; Permits, the Executive Vice President--Integrated Solutions Group; for Section 2.10 Absence of Litigation, the Vice President--General Counsel; for Section 2.11 Employee Benefit Plans; Employment Agreements, the Senior Vice President--Human Resources; for Section 2.12 Employment and Labor Matters, the Senior Vice President--Human Resources; for Section 2.14 Restrictions on Business Activities, the Vice President--General Counsel; for Section 2.15 Title to Property, the Senior Vice President and Chief Financial Officer; for Section 2.16 Taxes, the Director of Corporate Tax; for Section 2.17 Environmental Matters, the Vice President--General Counsel; for Section 2.19 Intellectual Property, the Intellectual Property Counsel; and for Section 2.22 Product Liability and Recalls, the Executive Vice President--Integrated Solutions Group;

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Acquiror, Guarantor or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Acquiror, Guarantor or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   When reference is made in this Agreement to the Company, Acquiror or Guarantor, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

   SECTION 8.04 Amendment. Subject to Section 1.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

   SECTION 8.05 Waiver. Subject to Section 1.03, at any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

   SECTION 8.06 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 8.07 Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   (b) The Company and Acquiror agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

   SECTION 8.08 Entire Agreement. This Agreement and the Guarantor's guarantee hereof constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

   SECTION 8.09 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Acquiror hereunder may be assigned to Guarantor or any direct or indirect wholly-owned subsidiary of Guarantor provided that no such assignment shall relieve the assigning party of its obligations hereunder.

   SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and Section 7.03 (which contains provisions intended to be for the benefit of Guarantor and may be enforced by Guarantor) and other than the right of the stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise.

   SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

   SECTION 8.12 Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York, except to the extent that the DGCL applies and, to that extent, by the internal laws of the State of Delaware.

   (b) Each of the parties hereto submits to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States located in the City of New York, Borough of Manhattan, with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.

   SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts (by facsimile or original signature), each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   SECTION 8.14 WAIVER OF JURY TRIAL. EACH OF ACQUIROR AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

   SECTION 8.15 Performance of Guarantee. Unless otherwise previously performed, Acquiror shall cause Guarantor to perform all of its obligations under the Guarantee.

   SECTION 8.16 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

   IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          TYCO ACQUISITION CORP. XXIV (NV)

                                              /s/ Mark H. Swartz
                                          By___________________________________
                                           Name: Mark H. Swartz
                                            Title: Vice President

                                          SENSORMATIC ELECTRONICS CORPORATION

                                              /s/ Per-Olof Loof
                                          By___________________________________
                                           Name: Per-Olof Loof
                                           Title: President and Chief
                                        Executive Officer

                                   GUARANTEE

   Tyco International Ltd. ("Guarantor") irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Acquiror, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Acquiror, such representation or warranty shall be deemed made to the knowledge of Guarantor), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement between Tyco Acquisition Corp. XXIV (NV) and Sensormatic Electronics Corporation. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Acquiror's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

   Guarantor hereby waives, for the benefit of the Company, (i) any right to require the Company as a condition of payment or performance by Guarantor, to proceed against Acquiror or pursue any other remedy whatsoever and (ii) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Acquiror.

   Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable Acquiror to adhere to the provisions of Sections 1.01, 1.09, 1.10, 1.13, 4.03, 5.01, 5.03, 5.04, 5.08, 5.10, 5.12, 5.15
and 5.16 and each other provision of the Agreement which requires an act or omission on the part of Guarantor or any of its subsidiaries to enable Acquiror to comply with its obligations under the Agreement.

   The provisions of Article VIII of the Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Guarantor shall be delivered to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attn: Chief Corporate Counsel and Chief Financial Officer, Telecopy No. (441) 295-9647, Confirm No.
(441) 292-8674 (with a copy as provided therefor in Section 8.02(a)).

   All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

   We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

                                          TYCO INTERNATIONAL LTD.

                                              /s/ Mark H. Swartz
                                          By___________________________________
                                           Name: Mark H. Swartz
                                            Title: Executive Vice President
                                                  and
                                            Chief Financial Officer

                                    ANNEX I

                            CONDITIONS TO THE OFFER

   Notwithstanding any other provision of the Offer, subject to the terms of this Agreement, Acquiror shall not be required to accept for exchange or exchange or deliver any Guarantor Common Shares for any Shares tendered (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Acquiror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), if by the Designated Expiration Date (as such date may be extended in accordance with the requirements of Section 1.01(c)), (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act and any applicable material Non-U.S. Monopoly Laws shall not have expired or been terminated (provided that a Non-U.S. Monopoly Law shall not be deemed immaterial if a violation of such law would result in criminal liability), (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the Guarantor Common Shares to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, (5) the tax opinion of PricewaterhouseCoopers LLP and CGSH required to be filed as an exhibit to the Registration Statement pursuant to
Section 1.01(e) shall not have been filed or shall have been withdrawn (the conditions set forth in clauses (1) through (5) being referred to as the "Basic Conditions") or (6) at any time on or after the date of this Agreement and prior to the acceptance for exchange of Shares pursuant to the Offer, any of the following conditions exist:

     (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a statute, rule, regulation or order shall have been promulgated, or enacted by a Governmental Authority of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Acquiror (or any of its affiliates or subsidiaries) of any material portion of the Company's business or assets, or any material portion of Guarantor's security or safety business or which would substantially deprive Acquiror and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, or compels Acquiror (or any of its affiliates or subsidiaries) to dispose of or hold separate any material portion of the Company's business or assets, or any material portion of Guarantor's security or safety business or which would substantially deprive Acquiror and/or its affiliates or subsidiaries of the benefit of ownership of the Company's business or assets, (iii) imposes material limitations on the ability of Acquiror effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote Shares acquired by Acquiror pursuant to the Offer or the Merger on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of Acquiror and/or its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company,
  (v) as a result of the Transaction materially restricts any future business activity by Guarantor (or any of its affiliates) relating to the security or safety business, including, without limitation, by requiring the prior consent of any person or entity (including any Governmental Authority) to future transactions by Guarantor (or any of its affiliates), or (vi) imposes any liability as a result of the Offer or Merger on the other transactions contemplated by this Agreement which, if borne by the Company, would have a Material Adverse Effect on the Company; or

     (b) there shall have been instituted, pending or threatened an action by a Governmental Authority seeking to restrain or prohibit the making or consummation of the Offer, the consummation of the Merger or to impose any other restriction, prohibition, obligation or limitation referred to in the foregoing paragraph (a); or

     (c) this Agreement shall have been terminated by the Company or Acquiror in accordance with its terms; or

     (d) there shall have occurred and shall be continuing (i) any general suspension of, or limitation on prices for, trading in the Shares or the trading of the Guarantor Common Shares on the NYSE, (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

     (e) Acquiror and the Company shall have agreed that Acquiror shall amend the Offer to terminate the Offer or postpone the exchange of Shares pursuant thereto; or

     (f) applying the principles of the final paragraph of Section 7.01, any of the representations and warranties of the Company contained in the Agreement shall have been untrue when made (or, if made as of a specified date, as of such date) or the representations and warranties of the Company contained in the Agreement (other than those made as of a specified date) shall have become untrue; or

     (g) the Company shall not have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under this Agreement in all material respects; or

     (h) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to Acquiror or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or Alternative Transaction or shall have resolved to do any of the foregoing; or

     (i) (A) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person/group"), other than Acquiror and its affiliates, shall have acquired beneficial ownership of more than 25% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 25% of the outstanding Shares and which, in each case, does not tender the Shares beneficially owned by it in the Offer; (B) any new group shall have been formed which beneficially owns more than 25% of the outstanding Shares and which does not tender the Shares beneficially owned by it in the Offer; or
  (C) any person/group (other than Acquiror or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

     (j) any change, development, effect or circumstance shall have occurred and shall be continuing that would reasonably be expected to have a Material Adverse Effect on the Company; or

     (k) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within two (2) business days;

which, in the good faith judgment of Acquiror in any such case, and regardless of the circumstances (including any action or omission by Acquiror or its affiliates that does not constitute a breach of this Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

   The foregoing conditions are for the sole benefit of Acquiror and may be asserted by Acquiror regardless of the circumstances (including any action or omission by Acquiror or its affiliates that does not constitute a breach of this Agreement) giving rise to any such condition or (other than the Basic Conditions) may, subject to the terms of this Agreement, be waived by Acquiror in its reasonable discretion in whole at any time or in part from time to time. The failure by Acquiror at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

   Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for exchange shall promptly be returned to the tendering stockholders.

                      The exchange agent for the offer is:

                       [LOGO OF MELLON INVESTOR SERVICES]


        By mail:             By overnight delivery:       By hand delivery:



     Reorganization        Reorganization Department       Reorganization
       Department              85 Challenger Road            Department
      P.O. Box 3301             Mail Stop--Reorg            120 Broadway
  South Hackensack, New   Ridgefield Park, New Jersey        13th Floor
         Jersey                      07660            New York, New York 10271
          07606

            Facsimile transmission (for eligible institutions only):
                                 (201) 296-4293
                Confirm receipt of facsimile by telephone only:
                                 (201) 296-4860

                               ----------------

   Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Sensormatic or his broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

   The information agent for the offer and the merger is:

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL-FREE (800) 322-2885

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 of Bermuda. Section 98 of the Companies Act 1981 prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

   The Registrant maintains $250,000,000 of insurance to reimburse the directors and officers of Tyco and its subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS


   Exhibit
   Number                              Description
   -------                             -----------
   2.1     Agreement and Plan of Merger by and between Tyco Acquisition Corp.
           XXIV (NV) and Sensormatic Electronics Corporation, dated as of
           August 3, 2001, guaranteed by Tyco International Ltd. (included as
           Annex A to the prospectus which forms a part of this registration statement)
   2.2     Amendment No. 1 dated as of August 23, 2001, to the Agreement and
           Plan of Merger by and between Tyco Acquisition Corp. XXIV (NV) and
           Sensormatic Electronics Corporation, dated as of August 3, 2001, acknowledged by Tyco International Ltd.
   5       Opinion of Appleby Spurling & Kempe regarding the validity of the
           Tyco common shares registered hereunder*
   8.1     Tax Opinion of PricewaterhouseCoopers LLP*
   8.2     Tax Opinion of Cleary, Gottlieb, Steen & Hamilton*
   8.3     Tax Opinion of Appleby Spurling & Kempe*
   23.1    Consent of PricewaterhouseCoopers
   23.2    Consent of KPMG LLP
   23.3    Consent of Arthur Andersen LLP
   23.4    Consent of PricewaterhouseCoopers LLP
   23.5    Consent of Ernst & Young LLP
   23.6    Consent of Appleby Spurling & Kempe (contained in Exhibit 5 and
           Exhibit 8.3)*
   23.7    Consent of PricewaterhouseCoopers LLP (contained in Exhibit 8.1)*
   23.8    Consent of Cleary, Gottlieb, Steen & Hamilton (contained in
           Exhibit 8.2)*
   24.1    Power of Attorney (contained on the signature page hereto)*
   99.1    Form of Letter of Transmittal
   99.2    Form of Notice of Guaranteed Delivery*

   Exhibit
   Number                               Description
   -------                              -----------
   99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees*
   99.4    Form of Letter from Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees to Clients*
   99.5    Form of Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9*
   99.6    Summary Advertisement as published in The Wall Street Journal on
           August 23, 2001*
   99.7    Form of Notice of Conversion and Letter of Transmittal relating to the conversion and tender of 6 1/2% Convertible Preferred Stock of
           Sensormatic Electronics Corporation
   99.8    Form of Notice of Guaranteed Delivery relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock*
   99.9    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock*
   99.10   Form of Letter from Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees to Clients relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock*

--------

* Previously filed.


ITEM 22. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum aggregate offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 10th day of September, 2001.


                                          TYCO INTERNATIONAL LTD.

                                                     /s/ Mark H. Swartz
                                          By: _________________________________
                                                       Mark H. Swartz
                                                Executive Vice President and
                                                  Chief Financial Officer
                                                 (Principal Accounting and
                                                     Financial Officer)



   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons on September 10, 2001 in the capacities indicated below.



                Name                             Title
                ----                             -----

                 *                   Chairman of the Board,
____________________________________  President, Chief Executive
        L. Dennis Kozlowski           Officer and Director
                                      (Principal Executive
                                      Officer)

                 *                   Director
____________________________________
        Michael A. Ashcroft


                 *                   Director
____________________________________
          Joshua M. Berman

                 *                   Director
____________________________________
         Richard S. Bodman

                Name                             Title
                ----                             -----

                 *                   Director
____________________________________
            John F. Fort

                 *                   Director
____________________________________
          Stephen W. Foss

                 *                   Director
____________________________________
           Wendy E. Lane

                 *                   Director
____________________________________
        James S. Pasman, Jr.

                 *                   Director
____________________________________
          W. Peter Slusser

         /s/ Mark H. Swartz          Director, Executive Vice
____________________________________  President and Chief
           Mark H. Swartz             Financial Officer
                                      (Principal Accounting and
                                      Financial Officer)

                 *                   Director
____________________________________
        Frank E. Walsh, Jr.

                 *                   Director
____________________________________
          Joseph F. Welch


     /s/ Mark H. Swartz


*By: _______________________


       Mark H. Swartz


      Attorney-in-Fact

                               INDEX TO EXHIBITS


 Exhibit
   No.                           Description of Document
 -------                         -----------------------
  2.1    Agreement and Plan of Merger by and among Tyco Acquisition Corp. XXIV
         (NV) and Sensormatic Electronics Corporation, dated as of August 3,
         2001, guaranteed by Tyco International Ltd. (included as Annex A to the prospectus which forms a part of this registration statement)
  2.2    Amendment No. 1, dated as of August 23, 2001, to the Agreement and
         Plan of Merger by and between Tyco Acquisition Corp. XXIV (NV) and
         Sensormatic Electronics Corporation, dated as of August 3, 2001, acknowledged by Tyco International Ltd.
  5      Opinion of Appleby Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder*
  8.1    Tax Opinion of PricewaterhouseCoopers LLP*
  8.2    Tax Opinion of Cleary, Gottlieb, Steen & Hamilton*
  8.3    Tax Opinion of Appleby Spurling & Kempe*
 23.1    Consent of PricewaterhouseCoopers
 23.2    Consent of KPMG LLP
 23.3    Consent of Arthur Andersen LLP
 23.4    Consent of PricewaterhouseCoopers LLP
 23.5    Consent of Ernst & Young LLP
 23.6    Consent of Appleby Spurling & Kempe (contained in Exhibit 5 and
         Exhibit 8.3)*
 23.7    Consent of PricewaterhouseCoopers LLP (contained in Exhibit 8.1)*
 23.8    Consent of Cleary, Gottlieb, Steen & Hamilton (contained in Exhibit
         8.2)*
 24.1    Power of Attorney (contained on the signature page hereto)*
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery*
 99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees*
 99.4    Form of Letter from Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees to Clients*
 99.5    Form of Guidelines for Certification of Taxpayer Identification Number
         on Substitute Form W-9*
 99.6    Summary Advertisement as published in The Wall Street Journal on
         August 23, 2001*
 99.7    Form of Notice of Conversion and Letter of Transmittal relating to the conversion and tender of 6 1/2% Convertible Preferred Stock of
         Sensormatic Electronics Corporation
 99.8    Form of Notice of Guaranteed Delivery relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock.*
 99.9    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees relating to the conversion and tender of
         Sensormatic 6 1/2% Convertible Preferred Stock.*
 99.10   Form of Letter From Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees to Clients relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock.*

--------

* Previously filed.